UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )

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400 Galleria Parkway, S.E., Suite 300
Atlanta, Georgia 30339

July 14, 2021

To Our Fellow Shareholders:

It is our pleasure to invite you to attend the 2021 Annual Meeting of Shareholders (the "Annual Meeting") of The Aaron’s Company, Inc., which we refer to as "we," "our," "us," "Aaron's" or the "Company" to be held on Wednesday, August 25, 2021, at 9:00 a.m., local time, at the law offices of Jones Day, Suite 400, located at 1221 Peachtree Street N.E., Atlanta, Georgia 30361. We will also offer a webcast of the Annual Meeting on the Investor Relations page of our website at investor.aarons.com that will allow you to listen to the Annual Meeting but will not provide the opportunity to participate. Although it is our current intention for shareholders to participate in the Annual Meeting in-person, we are monitoring developments relating to the novel coronavirus, or COVID-19, pandemic. We are sensitive to the in-person meeting and travel concerns of our shareholders in these uncertain times. As a result, we may decide to allow shareholders to participate in the Annual Meeting by remote communication, or we may decide to hold the Annual Meeting entirely by remote communication. If we decide that either of these options is necessary or advisable, we will communicate this decision and related instructions in a press release and in the investor relations section of our website, www.aarons.com.

Fiscal year 2020 was exciting, as we completed our separation from PROG Holdings, Inc. (formerly Aaron's Holdings Company, Inc.) and became an independent, public company on December 1, 2020. We believe we exited the separation poised for earnings growth with an experienced leadership team and a well-positioned balance sheet. We expect to continue the strong operating momentum through our three-pronged strategy to (i) promote the Aaron's value proposition, (ii) simplify and digitize the customer experience, and (iii) align store footprint to customer opportunity. We are also engaging in a capital allocation strategy which we believe will create shareholder value.

The Annual Meeting will begin with a discussion of, and voting on proposals to: (i) elect the Class I directors, (ii) approve a non-binding, advisory resolution on Aaron's executive compensation, (iii) approve a non-binding, advisory recommendation to the Board of Directors of the Company (the "Board of Directors") regarding the frequency of the advisory vote on executive compensation, (iv) adopt and approve the Company's Amended and Restated 2020 Equity and Incentive Plan, (v) ratify the appointment of Ernst & Young LLP as Aaron's independent registered public accounting firm for 2021, and (vi) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Annual Meeting will be followed by a report on Aaron’s financial performance and operations.

We believe the Proxy Statement and Annual Meeting are critical to our corporate governance process. We use this document to discuss the proposals being submitted to a vote of shareholders at the Annual Meeting, solicit your vote on those proposals, provide you with information about our Board of Directors and executive officers, and inform you of the steps we are taking to fulfill our responsibilities to you as shareholders.

Your vote is important to us. Your broker cannot vote on certain of the proposals without your instruction. Please use your proxy card or voter instruction form to inform us, or your broker, as to how you would like to vote your shares on the proposals in the Proxy Statement. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the Proxy Statement, to your enclosed proxy card, so that your shares may be represented at the Annual Meeting.

We look forward to your participation in the Annual Meeting. On behalf of our management and directors, I want to thank you for your continued support of, and confidence in, Aaron’s.

Sincerely,

John W. Robinson III	Douglas A. Lindsay
Chairman of the Board of Directors	Chief Executive Officer

400 Galleria Parkway, S.E., Suite 300
Atlanta, Georgia 30339
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 25, 2021
The 2021 Annual Meeting of Shareholders (the "Annual Meeting") of The Aaron’s Company, Inc., which we refer to as "we," "our," "Aaron’s" or the "Company," will be held on Wednesday, August 25, 2021, at 9:00 a.m., local time, and currently is scheduled to be held at the law offices of Jones Day, Suite 400, located at 1221 Peachtree Street, N.E., Atlanta, Georgia 30361, for the purpose of considering and voting on the following items:

1.	Election of two Class I directors.
2.	A non-binding, advisory resolution approving Aaron’s executive compensation.
3.	A non-binding, advisory recommendation to the Board of Directors of the Company regarding the frequency of the advisory vote on executive compensation.
4.	Adoption and approval of the Company's Amended and Restated 2020 Equity and Incentive Plan.
5.	Ratification of the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2021.
6.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Information relating to these items is provided in the accompanying Proxy Statement.

We will also offer a webcast of the Annual Meeting on the Investor Relations page of our website at investor.aarons.com that will allow you to listen to the Annual Meeting but will not provide the opportunity to participate. Although it is our current intention for shareholders to participate in the Annual Meeting in-person, we are monitoring developments relating to the novel coronavirus, or COVID-19, pandemic. We are sensitive to the in-person meeting and travel concerns of our shareholders in these uncertain times. As a result, we may decide to allow shareholders to participate in the Annual Meeting by remote communication, or we may decide to hold the Annual Meeting entirely by remote communication. If we decide that either of these options is necessary or advisable, we will communicate this decision and related instructions in a press release and in the investor relations section of our website, www.aarons.com.
    Only shareholders of record, as shown on the stock transfer books of Aaron’s, on June 21, 2021 are entitled to notice of, and to vote at, the Annual Meeting. If you hold shares through a bank, broker or other nominee, more commonly known as holding shares in "street name," you must contact the firm that holds your shares for instructions on how to vote your shares.

If you were a shareholder of record on June 21, 2021, you are strongly encouraged to vote in one of the following ways whether or not you plan to participate in the Annual Meeting: (1) in person; (2) by telephone; (3) by the Internet; or (4) by completing, signing and dating a written proxy card and returning it promptly to the address indicated on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Rachel G. George
Executive Vice President, General Counsel,
Corporate Secretary & Chief Corporate Affairs Officer
Atlanta, Georgia
July 14, 2021

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON AUGUST 25, 2021.

We are pleased to announce that we are delivering your proxy materials for the 2021 Annual Meeting of Shareholders by the Internet. Because we are delivering proxy materials by the Internet, the United States Securities and Exchange Commission (the "SEC") requires us to mail a notice to our shareholders notifying them that these materials are available on the Internet and how these materials may be accessed. This notice, which we refer to as our "Notice of Proxy Materials," will be mailed to our shareholders on or about July 14, 2021.

Our Notice of Proxy Materials will instruct you on how you may vote your proxy by the Internet or by telephone, or how you can request a full set of printed proxy materials, including a proxy card to return by mail. If you would like to receive printed proxy materials, you should follow the instructions contained in our Notice of Proxy Materials. Unless you request them, you will not receive printed proxy materials by mail.

The Proxy Statement and Annual Report are available free of charge on our website at http://investor.aarons.com/financials/annual-and-proxy-reports/default.aspx and at http://www.proxyvote.com.

Appendix A: The Aaron's Company, Inc. Amended and Restated 2020 Equity and Incentive Plan	A-1

PROXY SUMMARY
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of The Aaron’s Company, Inc., which we refer to as "we," "our," "us," "Aaron’s" or the "Company," of proxies for use at the 2021 Annual Meeting of Shareholders (the "Annual Meeting"), including any adjournment or postponement thereof, which we refer to as the "Annual Meeting." This summary highlights certain material information relating to the Annual Meeting contained elsewhere in this Proxy Statement, but does not contain all of the information you should consider prior to casting your vote. As a result, you should read this entire Proxy Statement carefully before voting. We anticipate that our Notice and Access Letter will first be mailed, and that this Proxy Statement along with our 2020 Annual Report to Shareholders will be made available to our shareholders, on or about July 14, 2021.
2021 Annual Meeting of Shareholders

Date and Time	August 25, 2021, at 9:00 a.m., local time
Place	Jones Day 1221 Peachtree St NE Suite 400 Atlanta, Georgia 30361
Record Date	June 21, 2021
Voting	Shareholders as of the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.
Admission	Attendance at the Annual Meeting will be limited to shareholders as of the record date or their authorized representatives.
Matters To Be Considered and Voting Recommendations

Proposal	Board Recommendation
Election of two Class I directors	"FOR" each director nominee
Vote on a non-binding advisory resolution approving Aaron’s executive compensation	"FOR"
Vote on a non-binding advisory recommendation to the Board of Directors regarding the frequency of the advisory vote on executive compensation	"FOR" one year
Approve The Aaron's Company, Inc. Amended and Restated 2020 Equity and Incentive Plan (the "Amended and Restated 2020 Plan")	"FOR"
Ratify the appointment of Ernst & Young LLP ("EY") as Aaron’s independent registered public accounting firm for 2021	“FOR”

See "Matters To Be Voted On" beginning on page 4 for more information.
Executive Compensation Matters
On November 30, 2020 (the "separation and distribution date"), Aaron's Holdings Company, Inc. completed the previously announced separation of the business segment which held the assets and liabilities historically associated with the historical Aaron's Business segment (the "Aaron's Business") from its Progressive Leasing segment ("Progressive Leasing") and Vive segment and changed its name to PROG Holdings, Inc. (referred to herein as the "Former Parent"). The separation of the Aaron's Business was affected through a distribution (the "separation", the "separation and distribution", or the "spin-off transaction") of all outstanding shares of common stock of the newly formed company, Aaron's, to the Former Parent shareholders of record as of November 27, 2020. Since the spin-off transaction, our executive compensation program, policies, and practices for our executive officers have been subject to the review and approval of the Compensation Committee of the Company (the "Compensation Committee"). While our executive compensation program, policies, and practices are similar, and are expected to continue to be similar going forward, to those employed at our Former Parent immediately prior to the spin-off transaction, the Compensation Committee has begun and will continue to review our executive compensation program, policies, and practices and will make adjustments as appropriate over time in order to meet our particular business needs and goals.

The Company expects to benefit from the stability and predictability of a large, recurring-revenue portfolio of leases. The Company serves over 1.9 million unique customers annually, of which approximately 66% are repeat customers. The Company is also vertically integrated with manufacturing assets that produce approximately 40% of the Company's total upholstered furniture and bedding purchases. The Company also has a strategic advantage of an extensive distribution and last-mile logistics network. With a mission to enhance people’s lives by providing access to high quality products through affordable lease-to-own purchase solutions, the Company has developed several strategic priorities to center the organization including:

•Strengthen the Aaron's brand by promoting the compelling value proposition to the target market,
•Continue to simplify and digitize customer interactions, making it easier for customers to do business with the              Company, and
•Align the store footprint with the customer opportunity, including repositioning stores in key markets.
Each of our named executive officers identified in the "Compensation Discussion and Analysis" section of this Proxy Statement, which we refer to as our "named executive officers" or "NEOs", generally has a greater portion of their total direct compensation that is variable and performance-based than other employees. This is consistent with our philosophy that incentive compensation opportunities linked to performance - including financial, operating and stock price performance - should increase as overall responsibility increases.

2020 Performance and Incentive Pay Outcomes

The COVID-19 pandemic has been a challenging crisis throughout the world. Extraordinary and wide-ranging actions have been taken by public health and governmental authorities to mitigate the impact of COVID-19, including quarantines, stay-at-home orders and business closure mandates requiring that individuals restrict daily activities and that businesses modify, curtail, or cease normal operations. Despite these challenges, our Former Parent’s management team and employees worked diligently to continue to successfully manage the business, and we continue to do so. In particular, during 2020 our Former Parent implemented temporary measures to reduce operating expenses and conserve its cash position to mitigate the impact of the COVID-19 pandemic, while remaining mindful of the economic and health challenges faced by our customers and employees. We believe diligent action by our Former Parent early in the COVID-19 pandemic was key to helping manage the business effectively. Despite the challenges posed by the pandemic, no COVID-19 related adjustments were made to the metrics, relative weightings, or performance goal levels for our NEOs’ annual cash incentive or long-term incentive ("LTI") awards.

As described in more detail below, the level of performance under the 2020 annual cash incentive and performance share unit awards was determined by the compensation committee of our Former Parent's Board of Directors (the "Former Parent Committee") in November 2020, immediately prior to the spin-off transaction, based on actual performance for January 2020 through October 2020 and an estimate of performance achievement that would have occurred in November and December 2020 if the separation had not occurred, in each case adjusted to exclude expenses associated with the separation. Given the pending separation of the two businesses into new public entities prior to the end of the 2020 fiscal year, the Former Parent Committee determined that attempting to calculate performance against the pre-set annual targets after the separation would not be reasonable.

Based on 2020 estimated performance (see "Compensation Discussion and Analysis" for further details), the Former Parent Committee approved the following incentive awards for our named executive officers:
•Messrs. Douglas A. Lindsay and Steve Olsen earned annual cash incentive awards of 185% of target based on Aaron's Business financial performance and the achievement of compliance-related goals and Messrs. C. Kelly Wall and Robert Sinclair earned annual cash incentive awards of 185% of target based on Former Parent's financial performance and the achievement of compliance-related goals. Ms. Rachel G. George was hired in November 2020 and therefore not eligible for the 2020 annual incentive award.

•Our named executive officers also earned awards under the performance share component of our 2020 long-term incentive program ("LTIP"). This component represents 50% of the annual grant value made under our 2020 LTIP to our NEOs. Messrs. Lindsay and Olsen earned awards at 200% of target based on the Aaron's Business performance. Messrs. Wall and Sinclair earned awards at 135.6% of target, based on the Former Parent's performance. Ms. George was hired in November 2020 and therefore not eligible for the 2020 LTI award. As of the June 21, 2021 record date, the potential value of these awards was greater than the corresponding grant date target values in light of the subsequent increase in our stock price. Further, for the stock options and time-based restricted stock awards that comprise the remainder of the annual grant for our named executive officers, our stock price increase as of June 21, 2021 resulted in award values that were also greater than the grant date award values.
See "Compensation Discussion and Analysis" beginning on page 42 for more information.

MATTERS TO BE VOTED ON
Proposal 1: Election of Two Class I Directors
Our amended and restated articles of incorporation provides for a classified board of directors divided into three classes, each class as nearly equal in number as practicable, designated Class I, Class II and Class III. The directors designated as Class I directors have initial terms expiring at the Annual Meeting. The directors designated as Class II directors have initial terms expiring at the 2022 Annual Meeting of Shareholders. The directors designated as Class III directors have initial terms expiring at the 2023 Annual Meeting of Shareholders. Each Class I director elected at the Annual Meeting, each Class II director elected at the 2022 Annual Meeting of Shareholders and each Class III director elected at the 2023 Annual Meeting of Shareholders shall hold office until the 2024 Annual Meeting of Shareholders. Beginning at the 2024 Annual Meeting of Shareholders, all of our directors will stand for election each year for annual terms, and our Board will thereafter no longer be divided into three classes.
Our Board recommends the election of the nominees listed below, each of whom will have a term of office expiring at our 2024 Annual Meeting of Shareholders. Each nominee elected to serve as a director will hold office until the expiration of his or her term and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the persons named in the proxy will vote for such substitutes as our Board of Directors recommends. In no event will the proxy be voted for more than two nominees. Our management has no reason to believe that any nominee for election at the Annual Meeting will be unable to serve if elected.
The following table provides summary information about each nominee, all of whom currently serve on our Board of Directors. All of the nominees listed below have consented to serve as directors if elected.

Nominee	Age	Occupation	Independent	Joined Our Board
Hubert L. Harris, Jr.	77	Former Chief Executive Officer Invesco North America	Yes	December 2020
John W. Robinson III	49	Former President and Chief Executive Officer Aaron’s, Inc.	No	December 2020
Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting with respect to the election of any nominee, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our Board of Directors. Our Board of Directors can then choose to accept the resignation, reject it or take such other action that our Board of Directors deems appropriate.

Our Board of Directors recommends that you vote "FOR"
the election of each of the nominees above.

Proposal 2: Advisory Vote on Executive Compensation
We provide our shareholders with the annual opportunity to cast an advisory vote on the compensation of our named executive officers. The vote on this proposal represents an additional means by which we obtain feedback from our shareholders about executive compensation. Among other responsibilities, our Compensation Committee sets executive compensation for our named executive officers, which is designed to link pay with performance while enabling us to competitively attract, motivate and retain key executives. The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value.
We believe 2020 performance and pay results are indicative of a strong linkage between pay and performance created by our executive compensation structure and incentive plan design. During 2020, the Compensation Committee’s deliberations regarding how much to pay our named executive officers included, among other performance metrics, (i) changes in business strategy, (ii) company performance expectations, (iii) external market data, (iv) actual company performance and, with respect to the compensation for certain named executive officers, the actual performance of business segments, (v) individual executive performance and (vi) internal compensation equity with named executive officers. Our focus on these performance metrics as measured in our annual incentive plans led to solid results for 2020, and we believe has positioned our operations well for the future. We believe our equity program serves to align the interests of our named executive officers with those of our shareholders.
We encourage our shareholders to read the "Compensation Discussion and Analysis" section of this Proxy Statement, which discusses how our compensation policies and programs support our compensation philosophy. Our Board of Directors and the Compensation Committee believe these policies and programs are strongly aligned with the long-term interests of our shareholders.
Accordingly, we ask for shareholder approval of the following resolution:
"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED."
This vote is advisory and therefore not binding on us, our Board of Directors or the Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our shareholders, and the Compensation Committee takes seriously its role in the governance of compensation. The Compensation Committee will consider the result of this year’s vote, as well as other communications from shareholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program.
Assuming a quorum is present, the resolution above approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution.

Our Board of Directors recommends that you vote "FOR"
the resolution approving our executive compensation.

Proposal 3: Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate policy for the Company at this time, and therefore our Board of Directors recommends that you vote for an annual advisory vote on executive compensation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the following resolution:

"RESOLVED, that the shareholders advise, on a non-binding basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company's named executive officers as set forth in the Company's proxy statement should be every year, every two years, or every three years."

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board of Directors may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. The Board of Directors currently intends to consider the shareholders'
selection in deciding on a frequency.

Assuming a quorum is present, the option of one year, two years or three years that receives the highest number of votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting will be the shareholders'
preferred frequency.

Our Board of Directors recommends that you vote "FOR"

the option of once every year as the preferred frequency for future advisory votes on executive compensation.

Proposal 4: Vote to Adopt and Approve The Aaron's Company, Inc. Amended and Restated 2020 Equity and Incentive Plan

On November 11, 2020, Aaron’s Holdings Company, Inc. (the "Former Parent") (at the time, The Aaron's Company, Inc.'s which we refer to as "we," "our," or the "Company," sole shareholder) approved The Aaron’s Company, Inc. 2020 Equity and Incentive Plan (the "Existing 2020 Plan") in anticipation of our spin-off as an independent, publicly traded company. Our Board of Directors also adopted the Existing 2020 Plan on the same date. On July 12, 2021, our Board of Directors unanimously approved and adopted, subject to the approval of our shareholders, The Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan (the "Amended and Restated 2020 Plan"). The Amended and Restated 2020 Plan continues to afford the Compensation Committee the flexibility to design and operate cash and equity-based compensatory awards that are responsive to the Company’s business needs and authorizes a variety of awards designed to advance the interests and long-term success of the Company.

The Amended and Restated 2020 Plan amends and restates in its entirety the Existing 2020 Plan. If the Amended and Restated 2020 Plan is approved by shareholders, it will be effective as of the date of the 2021 Annual Meeting of Shareholders (the "Annual Meeting"). Outstanding awards under the Existing 2020 Plan will continue in effect in accordance with applicable terms. If the Amended and Restated 2020 Plan is not approved by our shareholders, no awards will be made under the Amended and Restated 2020 Plan, and the Existing 2020 Plan will remain in effect.

Our principal reason for amending the Existing 2020 Plan is to increase the number of shares of common stock, par value $0.50 per share, of the Company ("Common Stock") available for awards under the plan. The Amended and Restated 2020 Plan will increase the maximum number of shares available for issuance pursuant to awards granted under the plan from 3,300,000 (of which 84,563 remained available as of June 30, 2021) to 6,775,000, an increase of 3,475,000 shares (or 10.4% of our outstanding Common Stock as of June 30, 2021).

While the primary purpose of amending the Existing 2020 Plan is to permit an increase in the number of shares available for awards, the Company is also proposing to amend the Existing 2020 Plan to make certain additional changes to the Existing 2020 Plan. The material substantive changes are described below under the heading "Summary of Material Changes from Existing 2020 Plan."

We are asking our shareholders to approve the Amended and Restated 2020 Plan.

Why We Believe You Should Vote for this Proposal

The Amended and Restated 2020 Plan authorizes our Compensation Committee to provide annual incentive awards and equity-based compensation in the form of options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, dividend equivalents and other equity-based or equity-related awards for the purpose of providing our non-employee directors, officers and other employees (and those of our subsidiaries), and certain non-employees, incentives and rewards for performance. Some of the key features of the Amended and Restated 2020 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

The use of Common Stock as part of our compensation program is important because it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe equity compensation provides additional motivation for directors and employees to create stockholder value because the value such individuals realize from their equity compensation is based on our stock price performance. Equity compensation also aligns the compensation interests of our directors and employees with the investment interests of our shareholders and promotes a focus on long-term value creation, because our equity compensation awards are subject to vesting and/or performance criteria.

As of June 30, 2021, largely due to the impact of the "Assumed Spin-Off Awards" granted in connection with our spin-off transaction (as described below), only 84,563 shares of Common Stock remained available for awards under the Existing 2020 Plan. If the Amended and Restated 2020 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align compensation interests with the investment interests of our shareholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized.

The following includes aggregated information regarding the overhang and dilution associated with the Existing 2020 Plan and the potential dilution associated with the Amended and Restated 2020 Plan. This information is as of June 30, 2021. As of that date, there were approximately 33,563,522 shares of Common Stock outstanding:

Under the Existing 2020 Plan

•Outstanding full-value awards (restricted stock, restricted stock units, and performance share units ("PSUs") based on maximum performance): 799,286 shares (2.4% of our outstanding Common Stock);

•Outstanding options: 774,002 shares (2.3% of our outstanding Common Stock) (outstanding options have a weighted average exercise price of $14.31 and a weighted average remaining term of 7.9 years);

•Total shares of Common Stock subject to outstanding awards, as described above (full-value awards and options): 1,573,288 shares (4.7% of our outstanding Common Stock);

•As of June 30, 2021, 84,563 shares of Common Stock remained available for awards under the Existing 2020 Plan; and

•The total number of shares of Common Stock subject to outstanding awards (1,573,288 shares), plus the total number of shares available for future awards under the Existing 2020 Plan (84,563), represents a current overhang percentage of 4.9% (in other words, the potential dilution of our shareholders represented by the Existing 2020 Plan).

Under the Amended and Restated 2020 Plan

•Proposed additional shares of Common Stock to be available for future awards under the Amended and Restated 2020 Plan: 3,475,000 shares (10.4% of our outstanding Common Stock).

Total Potential Overhang or Dilution Under the Amended and Restated 2020 Plan

•The total shares of Common Stock subject to outstanding awards as of June 30, 2021 (1,573,288 shares), plus the total number of shares available for future awards under the Existing 2020 Plan as of such date (84,563), plus proposed additional shares to be available for issuance under the Amended and Restated 2020 Plan (3,475,000 shares), represent a total fully-diluted overhang of 5,132,851 shares (15.3%) under the Amended and Restated 2020 Plan.

Due to the limited number of shares of Common Stock available under the Existing 2020 Plan for grants of 2021 long-term incentive awards, the 135,690 PSUs granted in March 2021 to our executive officers and other participating employees will be settled solely in cash unless our Amended and Restated 2020 Plan is approved by our shareholders and our Compensation Committee takes certain actions discussed below. As a result, no shares are currently counted against the Existing 2020 Plan share pool or reflected in the dilution and overhang information provided above with respect to those PSU awards. To help preserve cash for the Company, if our shareholders approve the Amended and Restated 2020 Plan, we expect the Compensation Committee to take action to cause those awards to be settled in shares of Common Stock. This proposal includes under the heading "New Plan Benefits" information regarding the shares of Common Stock that we expect would be used in this action. If our shareholders do not approve the Amended and Restated 2020 Plan, the March 2021 PSU awards are expected to be settled solely in cash, to the extent they become earned and vested.

Based on the closing price on the New York Stock Exchange for our Common Stock on June 30, 2021 of $31.99 per share, the aggregate market value as of June 30, 2021 of the 3,475,000 additional shares of Common Stock requested under the Amended and Restated 2020 Plan was $111,165,250.

In 2020, the first calendar year of the Existing 2020 Plan's operation, we granted awards under the Existing 2020 Plan covering 2,850,861 shares of Common Stock. All of the awards granted in 2020 were "Assumed Spin-Off Awards" granted in connection with our spin-off transaction, as further described below.

In determining the number of shares to request for approval under the Amended and Restated 2020 Plan, our management team worked with the Compensation Committee and Exequity, LLP to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Amended and Restated 2020 Plan.

If the Amended and Restated 2020 Plan is approved, we intend to utilize the shares authorized under the Amended and Restated 2020 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the Amended and Restated 2020 Plan combined with the shares available for future awards will last for approximately five years, based on our recent grant rates and the approximate current share price, but could last for a shorter period of time if actual practice does not match recent rates or our share price changes materially. We recognize that equity compensation awards dilute shareholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, as well as responsible and mindful of shareholder interests, as described above.

As noted below, our Compensation Committee retains full discretion under the Amended and Restated 2020 Plan to determine the number and amount of awards to be granted under the Amended and Restated 2020 Plan, subject to the terms of the Amended and Restated 2020 Plan. Except as described below, future benefits that may be received by recipients under the Amended and Restated 2020 Plan are not determinable at this time.

Summary of Material Changes from Existing 2020 Plan

Increase in Shares Available for Awards. The Amended and Restated 2020 Plan increases the number of shares available for awards by 3,475,000 shares to a total of 6,775,000 shares.

Extension of Term. The Amended and Restated 2020 Plan extends the term under which awards may be granted until the tenth anniversary of the date shareholders approve the Amended and Restated 2020 Plan.

Minimum Vesting Requirement. The Amended and Restated 2020 Plan includes a one-year minimum vesting requirement for all awards, subject to limited exceptions, as further described below. The Existing 2020 Plan only included a minimum vesting requirement with respect to performance shares and performance units, which minimum vesting requirement could be overridden in the Compensation Committee’s discretion.

Limitations on Dividends and Dividend Equivalents. The Amended and Restated 2020 Plan now provides that dividends and dividend equivalents on all unvested awards will be subject to the same restrictions on vesting and payment as the awards to which they relate. The Existing 2020 Plan limited this requirement to only certain types of awards. The Amended and Restated 2020 Plan does not allow for dividends or dividend equivalents on option or SAR awards.

Clarification of Vesting Terms. The Amended and Restated 2020 Plan includes language clarifying that certain awards can provide for continued vesting (in addition to accelerated vesting) upon the occurrence of specified events.

Update to "Detrimental Activity" Provision. The Amended and Restated 2020 Plan clarifies that the Compensation Committee may provide for the repayment to the Company of cash received with respect to an award in the event a participant engages in certain detrimental activity, as further described below.

Other Changes. In addition to the changes described above, the Amended and Restated 2020 Plan includes various non-substantive conforming and clarifying changes.

Summary of the Amended and Restated 2020 Plan

The actual text of the Amended and Restated 2020 Plan is attached as Appendix A to this Proxy Statement. The following description is only a summary of the principal terms and provisions of the Amended and Restated 2020 Plan and is qualified by reference to the actual text as set forth in Appendix A to this Proxy Statement.

Capitalized terms used in this summary, but not otherwise defined in this summary, have the respective meanings ascribed to them in the Amended and Restated 2020 Plan.

Administration of the Amended and Restated 2020 Plan

The Board of Directors may appoint the Compensation Committee or such other committee consisting of two or more members of the Board of Directors (in each case, the "Committee") to administer the Amended and Restated 2020 Plan, and the Board of Directors has currently designated the Compensation Committee to serve this function. The Committee has the right to select the persons who receive awards under the Amended and Restated 2020 Plan, to set the terms and conditions of such awards subject to the limitations under the Amended and Restated 2020 Plan (including the term, exercise price, vesting conditions, and the consequences of termination of employment, as applicable), to modify the terms of awards made under the Amended and Restated 2020 Plan, to interpret and administer the Amended and Restated 2020 Plan and awards made thereunder, to make any adjustments necessary or desirable in connection with awards under the Amended and Restated 2020 Plan to eligible participants located outside the United States, and to adopt, amend or rescind such rules and regulations, and make such other determinations, for carrying out the Amended and Restated 2020 Plan as it may deem appropriate.

Decisions of the Committee on all matters relating to the Amended and Restated 2020 Plan will be in the Committee’s sole discretion and will be conclusive, final and binding on all parties, subject to applicable law.

In the event the Company assumes outstanding equity awards or the right or obligation to make such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of awards as it deems equitable and appropriate to prevent dilution or enlargement of benefits intended to be made under the Amended and Restated 2020 Plan.

The Committee may delegate to one or more of its members such of its authority as it deems appropriate (provided that any such delegation shall be to at least two members of the Committee with respect to awards to individuals who are, on the relevant date, subject to the reporting requirements of Section 16(a) if the Securities Exchange Act of 1934 ("Insiders")). The Committee may, at any time and from time to time, delegate to one or more other members of the Board of Directors such of its authority as it deems appropriate. To the extent permitted by law and applicable stock exchange rules, the Committee may also delegate its authority to one or more persons who are not members of the Board of Directors, except that no such delegation will be permitted with respect to Insiders.

Award Agreements

Each award granted under the Amended and Restated 2020 Plan will be evidenced by an award agreement. Each award agreement will be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Amended and Restated 2020 Plan, and any other terms and conditions, not inconsistent with the Amended and Restated 2020 Plan, as may be imposed by the Committee, including without limitation, provisions related to the consequences of termination of employment. Each award agreement will specify the period over which the award will vest or with respect to which any risk of substantial forfeiture will lapse. Each participant may be required, as a condition to receiving an award under the Amended and Restated 2020 Plan, to enter into an agreement with the Company containing such non-compete, confidentiality, and/or non-solicitation provisions as the Committee may adopt and approve from time to time (“Non-Compete Agreement”). The provisions of the Non-Compete Agreement may also be included in, or incorporated by reference in, the award agreement. Award agreements under the Amended and Restated 2020 Plan may be written agreements or electronic notices of award recorded in an electronic recordkeeping system.

Eligible Participants

Employees of the Company and its subsidiaries, non-employee members of the Board of Directors, and consultants or advisors (other than employees or non-employee members of the Board of Directors) who are natural persons that provide bona fide services to the Company or its subsidiaries not in connection with the offer or sale of securities in a capital raising transaction (subject to certain limitations) and do not directly or indirectly promote or maintain a market for the Company’s securities will be eligible for selection by the Committee for the grant of awards under the Amended and Restated 2020 Plan. As of June 30, 2021, the Company and its subsidiaries had approximately 8,900 employees and 7 non-employee members of the Board of Directors. Although consultants of the Company and its subsidiaries are also eligible to participate in the Amended and Restated 2020 Plan, we have not granted equity awards to consultants under the Existing 2020 Plan, and due to the temporary status of such service providers, do not have a current estimate of how many such consultants may be eligible in the future to participate in the Amended and Restated 2020 Plan. We do not currently expect to make material grants of awards under the Amended and Restated 2020 Plan to consultants.

The basis for participation in the Amended and Restated 2020 Plan is selection for participation by the Committee (or its delegate).

Spin-Off Awards

In connection with the distribution of shares of Common Stock to the shareholders of PROG Holdings, Inc. ("PROG") pursuant to a Separation and Distribution Agreement between the Company and PROG (the "Spin-Off"), and in accordance with the terms of the Employee Matters Agreement between the Company and PROG entered into in connection with the Spin-Off, certain employees and directors of the Company, PROG, and their respective subsidiaries received awards under the Existing 2020 Plan ("Assumed Spin-Off Awards"). The Assumed Spin-Off Awards were made as an adjustment to, in substitution of, or in accordance with, stock options, restricted stock, restricted or deferred stock units, or performance share units that were granted to certain employees and directors of the Company, PROG and their respective subsidiaries under an equity plan of Former Parent and were issued upon the effective time of the Spin-Off.

Notwithstanding anything in the Amended and Restated 2020 Plan to the contrary, each Assumed Spin-Off Award is subject to the terms and conditions of the equity compensation plan and award agreement to which such Assumed Spin-Off Award was subject immediately prior to the Spin-Off, subject to the adjustment of such award by the Compensation Committee of Former Parent and the terms of the Employee Matters Agreement, provided that following the date of the Spin-Off, each Assumed Spin-Off Award relates solely to shares of Common Stock and is administered by the Committee in accordance with the administrative procedures in effect under the Amended and Restated 2020 Plan.

Although the Amended and Restated 2020 Plan includes certain legacy provisions related to the Assumed Spin-Off Awards, no future Assumed Spin-Off Awards will be granted, and no grants will be made under the Amended and Restated 2020 Plan to persons who do not meet the eligibility criteria described above under "Eligible Participants."

Types of Awards

The Amended and Restated 2020 Plan permits the grant of non-qualified stock options ("NQSOs"), incentive stock options intended to meet the requirements of Section 422 of the Internal Revenue Code ("ISOs"), stock appreciation rights

("SARs"), restricted stock, restricted stock units ("RSUs"), performance shares, performance units, annual incentive awards and other equity-based or equity-related awards to eligible participants. ISOs may only be granted to employees of the Company or certain of its subsidiaries.

Shares Available for Issuance

The aggregate number of shares of Common Stock that will be available for issuance pursuant to awards granted under the Amended and Restated 2020 Plan is 6,775,000 shares (the "Share Pool") (consisting of 3,300,000 shares that were approved by the Company’s sole shareholder in 2020 and 3,475,000 shares to be approved by the Company’s shareholders under the Amended and Restated 2020 Plan), subject to adjustment as described in the Amended and Restated 2020 Plan. Subject to the share counting rules of the Amended and Restated 2020 Plan, shares of Common Stock used under the Existing 2020 Plan, including with respect to Assumed Spin-Off Awards, count against the Share Pool. As of June 30, 2021, only 84,563 shares remained available under the Existing 2020 Plan's original share pool of 3,300,000 shares, so the number of shares available for awards following shareholder approval of the Amended and Restated 2020 Plan is expected to be approximately 3,559,563 (assuming no additional grants or share recycling under the Existing 2020 Plan between June 30, 2021 and the date of such shareholder approval).

All of the Share Pool may, but is not required to be, issued pursuant to ISOs. If awards are granted in substitution or assumption of awards of an entity acquired, by merger or otherwise, by the Company (or any subsidiary of the Company), to the extent such grant will not be inconsistent with the terms, limitations and conditions of Section 422 of the Internal Revenue Code, Rule 16b-3 under the Securities Exchange Act of 1934 or applicable stock exchange rules, the number of shares subject to such substitute or assumed awards will not increase or decrease the Share Pool (the awards described in this sentence, "Substitute Awards").

The shares issued by the Company pursuant to awards under the Amended and Restated 2020 Plan will be authorized but unissued shares or shares currently held (or subsequently acquired) as treasury shares, including shares purchased on the open market or in private transactions.

If shares subject to an award granted under the Amended and Restated 2020 Plan are not issued, or are returned to the Company, for reasons including (but not limited to) a forfeiture of restricted stock or an RSU, or the termination, expiration or cancellation of an NQSO, ISO, SAR, restricted stock, RSU, performance share, performance unit or other equity-based or equity-related award, or the settlement of an award in cash rather than shares, that number of shares will again be available for awards under the Amended and Restated 2020 Plan and, if originally deducted from the Share Pool, will be added back to the Share Pool. If the exercise price of an option, or the purchase price and/or tax withholding obligation under any award is satisfied by the Company retaining shares or by the participant tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered will be deemed delivered for purposes of determining the Share Pool and will not be available for further awards under the Amended and Restated 2020 Plan. To the extent a SAR is settled in shares of Common Stock, the gross number of shares subject to such SAR will be deemed delivered for purposes of determining the Share Pool and will not be available for further awards under the Amended and Restated 2020 Plan. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options will not be added back to the Share Pool.

Individual Limits

Subject to adjustment as described in the Amended and Restated 2020 Plan, the maximum number of options and SARs that, in the aggregate, may be granted in any one fiscal year to any participant is 1,000,000. However, such limit does not apply to Assumed Spin-Off Awards.

Adjustments

If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to shareholders (other than an ordinary cash dividend) results in the outstanding shares of Common Stock, or any securities exchanged therefore or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation (or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding shares of Common Stock), or a material change in the value of the outstanding shares of Common Stock as a result of the change, transaction or distribution, then the Committee will make equitable adjustments in the number and class of stock or other securities that comprise the Share Pool (including with respect to ISOs), the limitation on the aggregate number of options and SARs that may be granted in any one fiscal year to any one participant, the number and class of stock or other securities subject to outstanding awards under the Amended and Restated 2020 Plan (and which have not been issued or transferred under an outstanding award), the exercise price under outstanding stock options, the exercise price under outstanding SARs, the number of shares to be transferred in settlement of outstanding awards, and the terms, conditions or restrictions of any award and award agreement, as it determines are necessary and appropriate to prevent the enlargement or dilution of benefits intended to be made available under the Amended and Restated 2020 Plan.

Minimum Vesting Requirement

Awards granted under the Amended and Restated 2020 Plan (other than cash-based awards) will vest no earlier than the first anniversary of the applicable grant date. However, the following Awards will not be subject to the foregoing minimum vesting requirement: any (a) Substitute Awards; (b) Common Stock delivered in lieu of fully vested cash obligations; and (c) additional awards the Committee may grant, up to a maximum of 5% of the share reserve authorized for issuance under the Amended and Restated 2020 Plan (subject to adjustment as described in the Amended and Restated 2020 Plan). Further, the minimum vesting requirement does not preclude the Committee, in is sole discretion, from providing for continued vesting or accelerated vesting for any award under the Amended and Restated 2020 Plan upon certain events, including in connection with or following a participant’s death, disability, or termination of service or a change in control.

Stock Options

A stock option provides the participant with the right to buy a specified number of shares at a specified price ("exercise price") after certain conditions have been met. The Committee may grant both NQSOs and ISOs under the Amended and Restated 2020 Plan. The tax treatment of NQSOs is different from the tax treatment of ISOs, as explained in the section below entitled "Federal Income Tax Consequences." The Committee will determine and specify in the award agreement whether the option is an NQSO or ISO, the number of shares subject to the option, the exercise price of the option, the period of time during which the option may be exercised, the conditions upon which the option will become vested and exercisable and such other provisions as the Committee determines. No dividends or dividend equivalents will be paid with respect to options.

No option can be exercisable more than ten years after the date of grant and the exercise price of a stock option must be at least equal to the fair market value (as defined in the Amended and Restated 2020 Plan) of a share of Common Stock on the date of grant of the option (except with respect to Assumed Spin-Off Awards). However, an option may be granted with an exercise price lower than set forth in the preceding sentence if such option is granted pursuant to an assumption or substitution for another option in a manner satisfying applicable tax law requirements relating to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, spin-off, or liquidation; provided that the Committee determines that such exercise price is appropriate to preserve the economic benefit of the replaced award and will not impair the exemption of the option from Section 409A of the Internal Revenue Code (unless the Committee clearly and expressly foregoes such exemption at the time the option is granted).

Among other tax law requirements, with respect to an ISO granted to a participant who owns stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as further described in the Amended and Restated 2020 Plan), the ISO cannot be exercisable more than five years after the date of grant and the exercise price must be at least equal to 110% of the fair market value of a share of Common Stock on the date of grant.

Each option will be counted as one share subject to an award and deducted from the Share Pool.

A participant may pay the exercise price under an option (i) in cash, by check, bank draft, money order or other cash equivalent approved by the Committee, (ii) unless not permitted by the Committee, by tendering previously-acquired shares of Common Stock (or delivering a certification or attestation of ownership of such shares) having an aggregate fair market value at the time of exercise equal to the total exercise price (provided that the tendered shares must have been held by the participant for any period required by the Committee), (iii) unless not permitted by the Committee, pursuant to a cashless exercise procedure adopted by the Committee in accordance with the terms of the Amended and Restated 2020 Plan, (iv) by any other means which the Committee determines to be consistent with the Amended and Restated 2020 Plan’s purpose and applicable law, including net exercise, or (v) by a combination of these payment methods. No certificate or cash representing a share of Common Stock will be delivered until the full exercise price has been paid.

The Committee may provide in the award agreement for automatic exercise on a certain date and/or for accelerated or continued vesting and other rights upon the occurrence of events specified in the award agreement.

Stock Appreciation Rights

A SAR entitles the participant to receive on exercise cash, shares, or a combination thereof, with a value equal to the excess of the fair market value of a share of Common Stock on the exercise date over the exercise price for the SAR, after certain conditions have been met. Unless the Committee specifies otherwise, payment for SARs will be in the form of shares of Common Stock. The Committee will determine and specify in the SAR award agreement the number of shares subject to the SAR, the SAR exercise price (which generally must be at least equal to the fair market value of a share on the date of grant of the SAR), the conditions upon which the SAR becomes vested and exercisable, and the period of time during which the SAR may be exercised. A SAR may be granted with an exercise price lower than set forth in the preceding sentence if such SAR is granted pursuant to an assumption or substitution for another SAR in a manner satisfying applicable tax law relating to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation; provided that the Committee determines that such SAR exercise price is appropriate to preserve the economic benefit of the replaced award and will not impair the exemption of the SAR from Section 409A of the Internal Revenue Code (unless the Committee clearly and expressly foregoes such exemption at the time the SAR is granted). No SAR can be exercisable more than ten years after the date of grant. Each SAR that may be settled in shares of Common Stock shall be counted as one share subject to an award and deducted from the Share Pool. SARs that may not be settled in shares of Common Stock shall not result in a reduction from the Share Pool. No dividends or dividend equivalents will be paid with respect to SARs.

The Committee may provide in an award agreement for automatic exercise on a certain date, for payment of the proceeds on a certain date, and/or for accelerated or continued vesting and other rights upon the occurrence of events specified in the award agreement.

Restricted Stock and RSUs

The Committee will specify the terms of a restricted stock or RSU award in the award agreement, including the number of shares of restricted stock or units, the purchase price, if any, to be paid for such restricted stock/unit, any restrictions applicable to the restricted stock/unit such as continued service or achievement of performance goals, the length of the restriction period (if any), whether any circumstances shorten or terminate the restriction period, the rights of a participant to vote restricted stock or conditions to receive dividends or dividend equivalents with respect to restricted stock or RSUs, and whether RSUs will be settled in cash, shares or a combination of both. Unless the Committee specifies otherwise, RSUs will be settled in shares of Common Stock.

Except as provided in the Amended and Restated 2020 Plan or in the award agreement, a participant who receives a restricted stock award will have all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive dividends and other distributions to the extent, if any, such shares possess such rights. However, any dividends or distributions on such shares of restricted stock will either be automatically deferred and reinvested in additional restricted stock subject to the same restrictions as the underlying award or be paid to the Company for the account of the participant and held pending and subject to the same restrictions on vesting as the underlying award, as set forth in the applicable award agreement. For the avoidance of doubt, payment with respect to any such amounts will not occur until, and will be contingent upon, the vesting of the restricted stock to which they relate. A participant receiving a RSU will not have voting rights and will accrue dividend equivalents only to the extent provided in the RSU agreement and subject to the same vesting and payment restrictions as on the underlying award. Each share of restricted stock and each RSU that may be settled in shares of Common Stock shall be counted as one share subject to an award and deducted from the Share Pool. RSUs that may not be settled in shares of Common Stock will not result in a deduction from the Share Pool.

Performance Shares and Units

A performance share will have an initial value equal to the fair market value of a share of Common Stock on the date of grant. A performance unit will have an initial value that is established by the Committee at the time of grant. In addition to any non-performance terms applicable to the performance share or performance unit, the Committee will set performance goals which, depending on the extent to which they are met, will determine the number or value of the performance shares or units that will be paid out to the participant. The Committee may provide for payment of earned performance shares/units in cash or in shares of Common Stock, or any combination of the two. Unless the Committee specifies otherwise, earned performance shares/units will be settled in the form of shares of Common Stock. Any such shares may be granted subject to any restrictions deemed appropriate by the Committee.

Performance shares/units will not possess voting rights and will accrue dividend equivalents only to the extent provided in the agreement relating to the award and subject to the same restrictions on vesting and payment as the underlying award.

Each performance share that may be settled in shares of Common Stock shall be counted as one share subject to an award, based on the number of shares that would be paid under the performance share for achievement of target performance, and deducted from the Share Pool. Each performance unit that may be settled in shares of Common Stock shall be counted as a number of shares subject to an award, based on the number of shares that would be paid under the performance unit for achievement of target performance, with the number determined by dividing the value of the performance unit at the time of grant by the fair market value of a share of Common Stock at the time of grant, and this number shall be deducted from the Share Pool. In the event that the performance shares or performance units are later settled for a greater number of shares than the number previously deducted from the Share Pool for such award, such additional number of shares of Common Stock actually settled in respect of such award will be deducted from the Share Pool at the time of such settlement. In the event that the award is later settled for a lesser number of shares than the number previously deducted from the Share Pool for such award, the difference between the number of shares of Common Stock actually settled in respect of such award and the number previously deducted from the Share Pool shall be added back to the Share Pool. Performance shares and performance units that may not be settled in shares of Common Stock will not result in a deduction from the Share Pool.

Other Awards

The Committee will have the authority to grant other forms of equity-based or equity-related awards, not otherwise described herein, that the Committee determines consistent with the purpose of the Amended and Restated 2020 Plan and the interests of the Company and its shareholders. Subject to the minimum vesting requirements under the Amended and Restated

2020 Plan, these other awards may include an award of, or the right to acquire, shares of Common Stock that are not subject to restrictions, or provide for cash payments based in whole or in part on the value or future value of shares of Common Stock, for the acquisition or future acquisition of shares, or any combination thereof. Where the value of such an award is based on the difference in the value of a share at different points in time, the grant or exercise price may not be less than 100% of the fair market value of a share on the date of grant unless the other award is granted in replacement for an award previously granted by an entity that is assumed by the Company in a business combination, provided that the Committee determines that the other award preserves the economic benefit of the replaced award and is either exempt from or in compliance with the requirements of Section 409A of the Internal Revenue Code. The Committee may authorize the payment of dividends or dividend equivalents on other awards on a deferred and contingent basis, either in cash or in additional Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying other awards will be deferred until, and paid contingent upon, the earning and vesting of such other awards.

The Committee will determine all terms and conditions of such awards, including (as applicable) the performance measures (as described below), the performance period, the potential amount payable, and the timing of the payment. Other awards that may be settled in shares of Common Stock will be counted as a number of shares subject to an award and deducted from the Share Pool. Other awards that may not be settled in shares of Common Stock shall not result in a deduction from the Share Pool.

Annual Incentive Awards

The Committee may grant annual incentive awards to participants in such amounts and upon such terms as the Committee shall determine. Unless provided otherwise at the time of grant, annual incentive awards (i) shall be payable in cash, and (ii) are intended to be exempt from Section 409A of the Internal Revenue Code as short-term deferrals, and, thus, will be payable no later than two and a half (2 1⁄2) months after the end of the Company’s fiscal year to which the award relates. Unless provided otherwise at the time of grant, annual incentive awards will have a performance period of one fiscal year except that, if any annual incentive award is made at the time of the participant’s commencement of employment or on the occasion of a promotion, then the performance period may be less than one fiscal year.

Each annual incentive award that may be settled in shares of Common Stock will be counted as a number of shares subject to an award, based on the number of shares that would be paid under the annual incentive award for achievement of target performance, with the number determined by dividing the value of the annual incentive award at the time of grant by the fair market value of a share of Common Stock at the time of grant, and this number shall be deducted from the Share Pool. In the event that annual incentive award is later settled for a greater number of shares than the number previously deducted from the Share Pool for such award, such additional number of shares of Common Stock actually settled in respect of such award will be deducted from the Share Pool at the time of such settlement. In the event that the annual incentive award is later settled for a lesser number of shares than the number previously deducted from the Share Pool for such award, the difference between the number of shares of Common Stock actually settled in respect of such award and the number previously deducted from the Share Pool will be added back to the Share Pool. Annual Incentive Awards that may not be settled in shares of Common Stock will not result in a deduction from the Share Pool.

Performance Measures

The Committee may establish performance measures for awards granted to participants under the Amended and Restated 2020 Plan. The performance measure or measures may include, but are not limited to, levels of, or growth or changes in, or other objective specification of performance with respect to one or more of the following performance criteria: earnings, earnings before income taxes; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest, taxes, depreciation, amortization and rent (EBITDAR); gross margin; operating margin; profit margin; market value added; market share; revenue; revenue growth; return measures (including but not limited to return on equity, return on shareholders’ equity, return on investment, return on assets, return on net assets, return on capital, return on sales, and return on invested capital); total shareholder return (either in absolute terms or relative to that of a peer group determined by the Committee); profit; economic profit; capitalized economic profit; operating profit; after-tax profit; net operating profit after tax (NOPAT); pre- tax profit; cash; cash flow measures (including but not limited to operating cash flow; free cash flow; cash flow return; cash flow per share; and free cash flow per share); earnings per share (EPS); consolidated pre-tax earnings; net earnings; operating earnings; segment income; economic value added; net income; net income from continuing operations available to common shareholders excluding special items; operating income; adjusted operating income; assets; sales; net sales; sales volume; sales growth; net sales growth; comparable store sales; sales per square foot; inventory turnover; inventory turnover ratio; productivity ratios; number of active stores/sites (including but not limited to Company-owned stores, franchised stores, and/or retail or merchant stores at which the Company has entered into lease-to-own arrangements during a specified time period); number of customers; invoice volume; debt/capital ratio; return on total capital; cost; unit cost; cost control; expense targets or ratios, charge off levels; operating efficiency; operating expenses; customer satisfaction; improvement in or attainment of expense levels; working capital; working capital targets; improvement in or attainment of working capital levels; debt; debt to equity ratio; debt reduction; capital targets; capital expenditures; price/earnings growth ratio; acquisitions, dispositions, projects or other specific events, transactions or strategic milestones; the Company’s common stock price (and stock price appreciation, either in absolute terms or in relationship to the appreciation among members of a peer group determined by the Committee); and book value per share.

All criteria may be measured on a Generally Accepted Accounting Principles ("GAAP") basis, adjusted GAAP basis, or non-GAAP basis. Any performance measure for an award may be described in terms of Company-wide objectives or objectives that are related to a specific segment, division, subsidiary, employer, department, region, or function in which the participant is employed or as some combination of these (as alternatives or otherwise). A performance objective may be measured on an absolute basis or relative to a pre-established target, results for a previous year, the performance of other corporations, or a stock market or other index. The Committee will specify the period over which the performance goals for a particular award will be measured.

The Committee may specify such other conditions and criteria as it chooses and may specify that it can use its negative discretion to decrease the amount that would otherwise be payable under an award based on the attainment or failure to attain such other conditions and criteria.

The Committee will determine whether the applicable performance goals have been met with respect to a particular award within 75 days following the end of each performance period. If a performance objective applicable for a performance period is not achieved, the Committee in its sole discretion may pay all or a portion of that award based on such criteria as the Committee deems appropriate, including without limitation individual performance, Company-wide performance or the performance of the specific division, subsidiary, employer, department, region, or function employing the participant.

In determining whether any performance objective has been satisfied, the Committee may include or exclude the effect of any or all extraordinary items and/or other items that are unusual or non-recurring, including but not limited to (i) charges, costs, benefits, gains or income associated with reorganizations or restructurings of the employer, discontinued operations, goodwill, other intangible assets, long-lived assets (noncash), real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments), or currency or commodity fluctuations; and (ii) the effects of changes in applicable laws, regulations or accounting principles. In addition, the Committee may adjust any performance objective for a performance period as it deems equitable to recognize unusual or non-recurring events affecting the employer, changes in tax laws or regulations or accounting procedures, mergers, acquisitions and divestitures, or any other factors as the Committee may determine. To the extent that a performance objective is based on the price of the Common Stock, then in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee will make or provide for such adjustments in such performance objective as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of participants.

Change in Control

Unless otherwise provided in an award agreement, upon a change in control of the Company, any outstanding option, SAR, restricted stock and RSU shall vest as of or immediately prior to the change in control if such award is not assumed, continued or replaced with a "replacement award." Unless provided otherwise in an award agreement, if the participant receives a replacement award in connection with a change in control, and the participant’s employment is terminated without cause (as defined in the Amended and Restated 2020 Plan) within two years following the consummation of a change in control, outstanding replacement awards held by such participant shall vest on the participant’s termination date. "Replacement award" means an award (a) of the same type (e.g., option, RSU, etc.) as the award, (b) that has a value at least equal to the value of the award, (c) that relates to publicly traded equity securities of the Company or its successor or is payable solely in cash, and (d) the other terms and conditions of which are not less favorable to the participant than the terms and conditions of the award.

With respect to awards that are subject to performance objectives, the Committee may, in its sole discretion, provide that any such full or prorated award will be paid prior to when any or all such performance objectives are certified (or without regard to whether they are certified) or may make necessary and appropriate adjustments in the performance objectives.

The Amended and Restated 2020 Plan provides that a "change in control" means, in general, and subject to certain tax-based limitations, the occurrence of one of the following events (as further described in the Amended and Restated 2020 Plan):

•The acquisition by any person of beneficial ownership of 35% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors, subject to certain exceptions;

•A majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or

•Consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company, unless such transaction does not result in a substantial change in ownership as further described in the Amended and Restated 2020 Plan.

Clawback and Cancellation Policies

Awards under the Amended and Restated 2020 Plan (and payments and shares in settlement of awards) are subject to forfeiture or clawback to the extent provided in any policy adopted by the Board of Directors including clawback policies adopted to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. For information regarding the Company’s existing clawback policy, see "Compensation Discussion and Analysis—Executive Compensation Policies."

The Committee may provide in the applicable award agreement or a separate policy that if a participant engages in detrimental activity, as defined in such award agreement or separate policy, the Committee may, notwithstanding any other provision in the Amended and Restated 2020 Plan to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit any unexpired, unexercised, unpaid or deferred award as of the first date the participant engages in the detrimental activity, unless sooner terminated by operation of another term of the Amended and Restated 2020 Plan or any other agreement. Without limiting the generality of the foregoing, the award agreement or separate policy may also provide that if the participant exercises an option or SAR, receives an RSU, performance share, performance unit, annual incentive award or other award payout, or receives or vests in shares of Common Stock under an award at any time during the time specified in such award agreement or separate policy, the participant will be required to (a) pay to the Company any cash received with respect to the award or (b) pay to the Company the excess of the then fair market value of the shares that were received with respect to the award (or if the participant previously disposed of such shares, the fair market value of such shares at the time of the disposition) over the total price paid by the participant for such shares.

Transferability

No ISO granted under the Amended and Restated 2020 Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the participant’s death, to a beneficiary in accordance with the beneficiary designation provisions of the plan or by will or the laws of descent and distribution. If permitted by the Committee, a participant may transfer NQSOs to a permitted transferee (as defined in the Amended and Restated 2020 Plan) in accordance with procedures approved by the Committee. Except for a permitted transfer of NQSOs by a participant to a permitted transferee, unless the Committee determines otherwise consistent with securities and other applicable laws, rules and regulations, (i) no award granted under the Amended and Restated 2020 Plan will be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a participant other than upon the participant’s death, to a beneficiary in accordance with the beneficiary designation provisions of the plan or by will or the laws of descent and distribution, and (ii) each option and SAR outstanding to a participant may be exercised during the participant’s lifetime only by the participant or his or her guardian or legal representative (subject to tax-based limitations).

If all or part of an award is transferred to a permitted transferee, the permitted transferee’s rights thereunder will be subject to the same restrictions and limitations with respect to the award as the participant. For the avoidance of doubt, any permitted transfer of an award will be without payment of consideration by the permitted transferee.

Withholding Taxes

The Company has the power and the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of or in connection with the Amended and Restated 2020 Plan or any award thereunder.

Except as otherwise determined by the Committee or provided in the award agreement corresponding to an award, the following terms apply:

•With respect to withholding required upon the exercise of options or SARs, upon the lapse of restrictions on restricted stock, upon the settlement of RSUs or other awards, upon the achievement of performance objectives related to annual incentive awards, performance shares or performance units, or upon any other taxable event arising as a result of or in connection with an award granted under the Amended and Restated 2020 Plan that is settled in shares of Common Stock, unless other arrangements are made with the consent of the Committee, participants will satisfy the withholding requirement by having the Company withhold shares of Common Stock having a fair market value on the date the tax is to be determined equal to not more than the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates (or at any greater rate as may be permitted under accounting standards without resulting in adverse accounting treatment, as determined by the Committee). All such withholding arrangements shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

•A participant may elect to deliver shares of Common Stock to satisfy, in whole or in part, the withholding requirement. Such an election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be delivered will be determined as of the date the amount of tax to be withheld is determined. Such delivery must be made subject to the conditions and pursuant to the procedures established by the Committee with respect to the delivery of shares of Common Stock in payment of the corresponding option exercise price.

•A participant who is subject to the Company’s securities Insider Trading Policy relative to disclosure and trading on inside information, at the time the tax withholding requirement arises with respect to his or her restricted stock or, to the extent settled in shares of Common Stock, his or her RSUs, performance shares, performance units, other awards, options or SARs, may elect to satisfy such withholding requirement by delivering payment of the tax required to be withheld in cash or by check on the date on which the amount of tax to be withheld is determined. Once made, the election will be irrevocable.

Amendment and Termination

The Board of Directors or the Committee may amend or terminate the Amended and Restated 2020 Plan in whole or in part at any time, but the amendment or termination cannot materially adversely affect any rights or obligations with respect to an award previously granted without the affected participant’s written consent, unless such action is required by applicable law or any listing standards applicable to the Common Stock. The Company must obtain the approval of the shareholders for amendments to the Amended and Restated 2020 Plan to the extent required by Section 422 of the Internal Revenue Code, applicable listing standards, or other applicable law.

The Committee may amend an outstanding award agreement in a manner not inconsistent with the terms of the Amended and Restated 2020 Plan, but, except as expressly permitted or provided for in the Amended and Restated 2020 Plan or the award agreement, the amendment will not be effective without the participant’s written consent if the amendment is materially adverse to the participant. Except for certain adjustments permitted under the Amended and Restated 2020 Plan or in connection with a change in control, the Committee cannot amend outstanding awards, without shareholder approval, to reduce the exercise price of outstanding awards, or cancel outstanding options or SARs with per share exercise prices that are more than the fair market value of the Common Stock at the time of such cancellation in exchange for cash, another award or stock options or SARs with an option exercise price or SAR price that is less than the option exercise price or SAR price of the original stock option or SAR.

No awards will be granted under the Amended and Restated 2020 Plan on or after the tenth anniversary of the date the Amended and Restated 2020 Plan is approved by the Company’s shareholders. Awards granted under the Amended and Restated 2020 Plan prior to the tenth anniversary of such date will remain outstanding beyond that date in accordance with the terms and conditions of the Amended and Restated 2020 Plan and the award agreements corresponding to such awards.

Assumption or Cancellation of Awards in a Corporate Transaction

In the event of a sale of all or substantially all of the assets or stock of the Company, a spinoff, the merger of the Company with or into another corporation such that shareholders of the Company immediately prior to the merger exchange their shares of stock in the Company for cash and/or shares of another entity or any other corporate transaction to which the Committee deems this provision applicable (any such event is referred to as a "Corporate Transaction"), all awards under the Amended and Restated 2020 Plan will be subject to the agreement of merger or consolidation or applicable transaction agreement.

The Committee may, in its discretion, cause each award to be assumed or for an equivalent award to be substituted by the successor or spun-off corporation or a parent or subsidiary of such successor corporation and adjusted as appropriate.

In addition or in the alternative, the Committee, in its discretion, may cancel all or certain types of outstanding awards at or immediately prior to the time of the Corporate Transaction provided that the Committee either (i) provides that the participant is entitled to a payment (in cash or shares) equal to the value of the award, as determined below and to the extent there is any such value, or (ii) at least 15 days prior to the Corporate Transaction (or, if not feasible to provide 15 days’ notice, within a reasonable period prior to the Corporate Transaction), notifies the participant that, subject to rescission if the Corporate Transaction is not successfully completed within a certain period, the award will be terminated and provides the participant the right to exercise the option or other award as to all shares, including shares that would not otherwise be exercisable (or with respect to restricted stock, RSUs, performance shares, performance units, or other awards, provides that all restrictions shall lapse) prior to the Corporate Transaction.

For purposes of the above, the value of the award shall be measured as of the date of the Corporate Transaction and shall equal the value of the cash, shares or other property that would be payable to the participant upon exercise or vesting of the award, as applicable, less the amount of any payment required to be tendered by the participant upon such exercise. The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess (if any) of the per share amount payable upon or in respect of such event over the exercise price of such option or SAR and may cancel each option or SAR with an exercise price greater than the per share amount payable upon or in respect of such event without any payment to the person holding such option or SAR. For example, under this provision, in connection with a Corporate Transaction, the Committee can cancel all outstanding options under the Amended and Restated 2020 Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to the Corporate Transaction if their options had been fully exercised immediately prior to such Corporate Transaction, less the aggregate exercise price that would have been payable therefore, or if the amount that would have been payable to the option holders pursuant to such Corporate Transaction if their options had been fully exercised immediately prior thereto would be less than the aggregate exercise price that would have been payable therefore, the Committee can cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to this cancellation provision may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.

Certain United States Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Amended and Restated 2020 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for Amended and Restated 2020 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the restricted stock is no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code ("Restrictions"). However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares, Performance Units and Annual Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units or annual incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or annual incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received.

Nonqualified Stock Options. In general:

•no income will be recognized by an optionee at the time an NQSO is granted;

•at the time of exercise of an NQSO, ordinary income will be recognized by the optionee in an amount equal to the     difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•at the time of sale of shares acquired pursuant to the exercise of an NQSO, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an "incentive stock option" as defined in Section 422 of the Internal Revenue Code. If shares of Common Stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received on the exercise.

RSUs. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to the Company and its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

New Plan Benefits

The Aaron's Company, Inc. Amended and Restated 2020 Equity and Incentive Plan

Name	Dollar Value ($)	Number of Units (1)
Named Executive Officers:
Douglas A. Lindsay, Chief Executive Officer	—	54,390
Steve Olsen, President	—	12,270
C. Kelly Wall, Chief Financial Officer	—	7,680
Rachel G. George, General Counsel, Corporate Secretary and Chief Corporate Affairs Officer	—	7,290
Robert Sinclair, Former Corporate Controller and Chief Accounting Officer	—	—
All current executive officers as a group[2]	—	83,610
All current non-executive directors as a group	—	—
All employees, excluding current executive officers	—	52,080
(1) Represents the target number of shares expected to be subject to PSUs based on Compensation Committee action if shareholders approve the Amended and Restated 2020 Plan. PSU awards can pay out at up to 200% of target based on the level of achievement with respect to the applicable performance goals.
(2) Partially duplicative of previous rows in table due to the inclusion of amounts for Messrs. Lindsay, Olsen and Wall and Ms. George.

Other than as described above, it is not possible to determine specific amounts and types of awards that may be awarded in the future under the Amended and Restated 2020 Plan because the grant and actual settlement of awards under the Amended and Restated 2020 Plan are subject to the discretion of the plan administrator.

The following table shows, as to each named executive officer and the various indicated groups, the aggregate number of awards granted under the Existing 2020 Plan from inception through June 30, 2021, including Assumed Spin-Off Awards. This table does not reflect cash-settled awards.

Name	Number of Options Granted	Number of Shares of Restricted Stock Granted	Number of RSUs Granted	Number of Performance Share Units Granted
Named Executive Officers:
Douglas A. Lindsay, Chief Executive Officer	439,913	87,549	—	66,314
Steve Olsen, President	72,565	24,136	—	23,629
C. Kelly Wall, Chief Financial Officer	46,761	20,551	—	8,662
Rachel G. George, General Counsel, Corporate Secretary and Chief Corporate Affairs Officer	13,950	7,290	—	—
Robert Sinclair, Former Corporate Controller and Chief Accounting Officer	—	4,056	—	8,009
All current executive officers as a group	573,189	143,456	—	98,605
All current non-executive directors as a group	831,068	117,908	26,265	235,817
Each nominee for election as a director[1]	—	—	—	—
Each associate of any of the foregoing	—	—	—	—
Each other person who received at least 5% of all options granted	—	—	—	—
All employees, excluding current executive officers	326,535	522,853	—	230,043

1 Current Directors who are nominees for election at the annual meeting are already included in the "All current non-executive directors as a group" row above.

Registration with the United States Securities and Exchange Commission ("SEC")

The Company intends to file a Registration Statement on Form S-8 relating to the issuance of the additional shares of Common Stock under the Amended and Restated 2020 Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended and Restated 2020 Plan by shareholders.

Vote Required for Approval

The approval of the Amended and Restated 2020 Plan requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. New York Stock Exchange rules require that the total votes cast on this proposal represent greater than 50% of all shares entitled to vote on this proposal. For purposes of this proposal, the New York Stock Exchange considers an abstention as a vote against approval. Because your bank, broker or other holder of record does not have discretionary voting authority to vote your shares on this proposal absent specific instructions from you, broker non-votes could create a situation where the total votes cast do not exceed 50% of all shares entitled to vote on this proposal. It is therefore important that you vote, or direct the holder of record to vote, on this proposal.

Our Board of Directors unanimously recommends that you vote "FOR" approval of
The Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Incentive Plan Information

The following table sets forth aggregate information as of December 31, 2020 about the Company’s compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity Compensation Plans Approved by Security Holders(4)	—	—	—
Equity Compensation Plans Not Approved by Security Holders	1,203,675	$11.99	676,180
Total	1,203,675	$11.99	676,180

(1) Represents the number of shares of common stock subject to outstanding stock options, restricted stock units and performance stock units granted under The Aaron’s Company, Inc. 2020 Equity and Incentive Plan (the “2020 Plan”).
(2) Represents the weighted-average exercise price of outstanding stock options granted under the 2020 Plan. Restricted stock units and performance stock units have no exercise price.
(3) Represents 476,180 shares under the 2020 Plan, all of which may be issued for awards other than options, warrants or rights (such as restricted stock), and 200,000 shares under The Aaron’s Company, Inc. Employee Stock Purchase Plan (the “ESPP”).
(4) For a narrative description of material features of the 2020 Plan and the ESPP, see the narrative that follows "Executive Compensation-Grants of Plan-Based Awards in Fiscal Year 2020".

Proposal 5: Ratification of the Appointment of the Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors (the "Audit Committee") has appointed Ernst & Young LLP, which we refer to as "EY," to audit our consolidated financial statements for the year ending December 31, 2021, as well as the effectiveness of our internal controls over financial reporting as of December 31, 2021. A representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.
We are asking our shareholders to ratify EY's appointment as our independent registered public accounting firm. Although ratification is not required by our amended and restated bylaws or otherwise, our Board of Directors is submitting the selection of EY to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and view the ratification vote as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, it is anticipated that no change in our independent registered public accounting firm would be made for fiscal year 2021 because of the difficulty and expense of making any change during the current fiscal year. However, our Board of Directors and the Audit Committee would consider the vote results in connection with the engagement of an independent registered public accounting firm for fiscal year 2022. Even if EY's appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2021 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal.

Our Board of Directors recommends that you vote "FOR"
the ratification of the appointment of our independent registered public accounting firm for 2021.

GOVERNANCE
Nominees to Serve as Directors (Class I Directors)
Class I

Hubert L. Harris, Jr., 77, has served as a director of the Company since December 2020 and currently serves as the Lead Director. Since 1992, Mr. Harris has owned and operated Harris Plantation, Inc., a cattle, hay and timber business. Mr. Harris has also served as a trustee for SEI mutual funds since 2008. Mr. Harris previously served as CEO of Invesco North America, CFO of Invesco PLC and Chairman of Invesco Retirement Services, and served on the Board of Directors of Invesco from 1993 to 2004. From 1983 to 1988, Mr. Harris was President and Executive Director of the International Association for Financial Planning. Mr. Harris also served as the Assistant Director of the Office of Management and Budget in Washington, D.C. from 1977 to 1980. Mr. Harris previously served as a director for Former Parent from August 2012 until November 2020. Mr. Harris is on the Board of Councilors of the Carter Center, and he previously served as chair of the Georgia Tech Foundation and chair of the Georgia Tech Alumni Association.
Among other qualifications, Mr. Harris brings a strong financial background and extensive business experience to our Board of Directors. His service on numerous for-profit and non-profit boards and management experience provide him with governance and financial expertise, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

John W. Robinson III, 49, has been a director of the Company since December 2020 and serves as Chairman of the Board. Mr. Robinson previously served as the Chief Executive Officer of Former Parent from November 2014 to November 2020 and was also named President of Former Parent from February 2016 to November 2020. Mr. Robinson also served on the board of Former Parent from November 2014 to November 2020. From 2012 to November 2014, Mr. Robinson served as the Chief Executive Officer of Progressive Finance Holdings, LLC ("Progressive"), which was acquired by Aaron’s, Inc. in April 2014. Prior to working at Progressive, he served as the President and Chief Operating Officer of TMX Finance LLC, or "TMX Finance." He joined TMX Finance as Chief Operating Officer in 2004 and was appointed President in 2008. Prior to working at TMX Finance, he worked in the investment banking groups at Morgan Stanley, Lehman Brothers and Wheat First Butcher Singer.
Among other qualifications, Mr. Robinson brings significant operational and financial experience to our Board of Directors. His considerable experience in senior management, and his leadership and intimate knowledge of our business, provide him with strategic and operational expertise generally and for the Company specifically, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Continuing Directors (Class II and Class III Directors)
Class II

Laura N. Bailey, 61, has served as a director of the Company since May 2021. Prior to her retirement in April 2021, Ms. Bailey was employed by Capital One Financial Corporation for almost fifteen years commencing in 2006 including most recently as Corporate Senior Vice President Community Impact and Investment and also serving in the role of Corporate Senior Vice President, Community Finance and Community Affairs during her career at Capital One Financial Corporation. Her other experience includes serving as Regional Executive, Central U.S. Community Development Banking for Bank of America Corporation from 1999 to 2006; Vice President, Corporate Banking for JP Morgan Chase & Company from 1992 to 1999; and Vice President, Commercial Real Estate Lending for Bank United Corporation. Ms. Bailey previously served as a trustee for Enterprise Community Partners and on the boards of Community Preservation Development Corporation, Affordable Housing Investors Council, Capital One Foundation and the Affordable Housing Tax Credit Coalition.

Among other qualifications Ms. Bailey brings significant management, financial and regulatory experience to our Board of Directors. Her experience in leadership positions, including with responsibility for financial-related matters provide her with managerial and financial expertise that is utilized by our Board of Directors. These skills and experiences qualify her to serve on our Board of Directors.

Kelly H. Barrett, 57, has served as a director of the Company since December 2020. Prior to her retirement in 2018, Ms. Barrett was employed by The Home Depot for sixteen years, commencing in 2003 serving in various roles of increasing responsibility including most recently as Senior Vice President-Home Services where she ran the $5 billion Home Services division of The Home Depot, including in-home sales and installation, operations, customer contact centers as well as contractor sourcing, onboarding and compliance. She also held the positions of Vice President-Internal Audit and Corporate Compliance, Senior Vice President - Enterprise Program Management and Vice President-Corporate Controller. Before joining The Home Depot, Ms. Barrett served for more than 10 years in senior management positions and ultimately as Senior Vice President and Chief Financial Officer of Cousins Properties Incorporated, a publicly traded real estate investment trust. Ms. Barrett has served on the Board of Directors of EVERTEC, Inc., a full service transaction processing business since May 2021 and the Board of Directors of both Piedmont Office Realty Trust, a real estate investment trust since 2016, and Americold Realty, since May 2019. She previously served on the Board of Directors of State Bank Financial Corporation from 2011 to 2016 and Former Parent from May 2019 to November 2020. Her leadership positions in the Atlanta community include currently serving on the Board of the Metro Atlanta YMCA, where she was formally Chair of the Board, a member of the Georgia Tech Foundation Board of Trustees and the Advisory Board of Scheller College of Business at Georgia Tech where she was formally the Chair of the Board. She has previously served on the Board of the Girl Scouts of Greater Atlanta, Partnership Against Domestic Violence and the Atlanta Rotary Club.

Among other qualifications, Ms. Barrett brings significant operational management and financial experience to our Board of Directors. Her experience in multiple senior executive leadership positions and service on other boards provide her with retail operations, accounting, financial and compliance expertise which are utilized by our Board of Directors. These skills and experiences qualify her to serve on our Board of Directors.

Douglas A. Lindsay, 51, has been a director of the Company since December 2020. He previously served as the Chief Executive Officer of the Aaron's Business from July 2020 to November 2020 and was the President of the Aaron's Business from February 2016 to June 2020. Prior to that Mr. Lindsay served as the Executive Vice President and Chief Operating Officer at ACE Cash Express from February 2012 to January 2016. Previously Mr. Lindsay also served as the Executive Vice President and Chief Financial Officer from June 2007 to February 2012 and the Vice President, Finance and Treasurer from February 2005 to June 2007 for ACE Cash Express. His leadership positions in the Atlanta Community include currently serving on the Executive Committee of the Atlanta Chamber of Commerce and he is a member of Rotary Club of Atlanta.
Among other qualification, Mr. Lindsay brings significant operational and financial experience to our Board of Directors. His considerable experience in senior management, and his leadership and intimate knowledge of our business and operations provide him with strategic and operational expertise generally and for the Company specifically, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Class III

Walter G. Ehmer, 55, has served as a director of the Company since December 2020. Mr. Ehmer is currently the President and Chief Executive Officer of Waffle House, Inc., a position he has held since 2012. Mr. Ehmer has held various positions with Waffle House, Inc. since joining the company in 1992 as a senior buyer in the purchasing department, including most recently serving as its President and Chief Operating Officer from 2006 until 2012 and as Chief Financial Officer from 1998 until 2002. Mr. Ehmer previously served on the Board of Directors of Former Parent from May 2016 to November 2020. Mr. Ehmer previously served as a member of the Georgia Tech Industrial Engineering Advisory Board, the Georgia Tech Alumni Association Board of Trustees and the Georgia Tech President’s Advisory Board. Mr. Ehmer is also a past chairperson of the Georgia Tech Alumni Association and currently serves as a member of the board of the Georgia Tech Foundation. Mr. Ehmer also serves on the boards of the City of Atlanta Police Foundation, the Metro Atlanta Chamber of Commerce, and Children's Healthcare of Atlanta Foundation. He is also a trustee on the University System of Georgia Foundation Board.
Among other qualifications, Mr. Ehmer brings significant management and financial experience to our Board of Directors. His experience in multiple senior executive leadership positions, including with responsibility for accounting-related matters, provide him with managerial and financial expertise that is utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Timothy A. Johnson, 54, has served as a director of the Company since May 2021. Mr. Johnson currently is the Chief Financial Officer of Victoria Secret & Co., world's largest intimates specialty retailer, a position he has held since June 2021. Mr. Johnson was previously employed by Big Lots, Inc., a retail company, for nineteen years, commencing in 2000 serving in various roles of increasing responsibility including most recently as Executive Vice President, Chief Financial Officer and Chief Administrative Officer. He also held the positions of Senior Vice President and Chief Financial Officer; Senior Vice President, Finance; Vice President Strategic Planning and Investor Relations and Director, Strategic Planning. Before joining Big Lots, Inc. Mr. Johnson was employed by Limited Brands, Inc. From 1992 to 2000 serving as a senior accountant and then as Director, Financial Reporting. Prior to that he was a senior associate for Coopers and Lybrand from 1989 to 1992. Mr. Johnson currently serves on the boards of DYLN, a health and fitness company; FST Logistics, a third party logistics company serving food and grocery brands; and LogicSource, a professional services firm focused on retail and consumer clients. He also serves on the boards of Marburn Academy and Nationwide Children’s Hospital Foundation.

Among other qualifications, Mr. Johnson brings significant operational management and financial experience to our Board of Directors. His experience in multiple senior executive leadership positions provide him with retail operations, accounting and financial experience, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Marvonia P. Moore, 64, has served as a director of the Company since May 2021. She held a variety of senior management positions at AT&T, Inc., a telecommunications company, throughout her 37 year career until her retirement in 2021. Most recently she was Vice President and General Manager for the AT&T portfolio in Georgia and South Carolina. Prior to that she also held positions of Assistant Vice President-Market Development, Region Vice President-Business Sales (AT&T Mobility LLC) and Vice President-AT&T Customer Care. During a brief time between AT&T assignments, Ms. Moore served as Region Vice President for W.W. Grainger, Inc. and Managing Partner for her consulting practice. Her leadership roles focused extensively on B2B sales, marketing and operations and consumer market growth strategies, utilizing direct and indirect retail and omni-channels.

Among other qualifications, Ms. Moore brings significant management and operational experience to our Board of Directors. She served as a director on the corporate board and compensation committee for Minneapolis based Ault, Inc. Her leadership positions in the Atlanta community, include serving as Chair of Atlanta Technical College Local Board and the Atlanta Workforce Development Agency, and a board member/trustee for Morehouse Women in Golf Foundation, Atlanta Partners for Education, Central Atlanta Progress Advisory Board, Georgia 100 Mentor Exchange, and AT&T Management Review Committee’s Family Care Development Fund. These skills and experiences qualify her to serve on our Board of Directors.

Executive Officers Who Are Not Directors
Set forth below are the names and ages of each current executive officer of the Company who is not a director. All positions and offices with the Company held by each such person are also indicated.

Name (Age)	Position with the Company and Principal Occupation During the Past Five Years
Rachel G. George (42)	Executive Vice President, General Counsel, Corporate Secretary & Chief Corporate Affairs Officer since November 2020. Prior to joining the Company, she served as Senior Vice President and Deputy General Counsel of Navient Solutions, a financial services company, a position she held since January 2018. Prior to that time, Ms. George was Vice President and Deputy General Counsel of Navient Solutions from July 2017 to December 2017, and Vice President and Associate General Counsel of Navient Solutions from April 2015 to June 2017. Prior to that, Ms. George was a partner at Chapman and Cutler LLP from 2012 to March 2015.
Douglass L. Noe (51)	Vice President, Corporate Controller and Principal Accounting Officer since March 2021. He previously served as Vice President, Corporate Controller from January 2021 to March 2021. Prior to joining the Company, Mr. Noe served as Vice President, Controller of Acoustic, L.P., a marketing software solutions provider, from August 2019 to December 2020. Prior to that he served as the Senior Vice President, Corporate Controller and Treasurer of Premiere Global Services, Inc., a conferencing and collaboration provider, from June 2009 to August 2019. He also served as the Vice President and Corporate Controller of ChoicePoint, Inc., an information and decision-making technology provider, from October 2006 to June 2009.
Steve Olsen (49)	President since December 2020. He previously served as President of the Aaron's Business from July 2020 to November 2020. Prior to that he served as Chief Operating Officer of the Aaron's Business from April 2020 to June 2020 and as Chief Merchandising, Supply Chain and Transformation Officer of the Aaron's Business from December 2016 to March 2020. He also served as Senior Vice President and General Merchandising Manager of Total Wine and More from April 2013 to November 2016. Previously Mr. Olsen served as Chief Strategy Officer and Senior Vice President of Supply, E-commerce and Information Technology of Orchard Supply Hardware from June 2011 to February 2013 and as General Merchandising Officer and Senior Vice President from June 2010 to June 2011. Prior to working at Orchard Supply Hardware, Mr. Olsen served as Vice President, Merchandising in the Supplies/Office Products Division of Office Depot from November 2007 to May 2010.
C. Kelly Wall (46)	Chief Financial Officer since December 2020. He previously served as the Interim Chief Financial Officer for Former Parent from July 2020 to November 2020. Prior to that Mr. Wall served as Senior Vice President of Finance and Treasurer of Aaron's, Inc. from January 2019 to July 2020 and Vice President of Finance, Treasury and Investor Relations of Aaron's, Inc. from February 2017 to January 2019. Previously Mr. Wall served as Chief Financial Officer of CNG Holdings, Inc., a financial services company, from August 2016 to February 2017. Previously, Mr. Wall served as President of KW Financial Consulting LLC, a consulting company, from November 2015 to August 2016, and as Senior Vice President of Finance of TMX Finance, LLC from July 2013 to October 2015.

Composition, Meetings and Committees of the Board of Directors
Our Board of Directors is currently comprised of eight directors. The Class I directors will have initial terms expiring at our Annual Meeting, the Class II directors will have initial terms expiring at our 2022 Annual Meeting of Shareholders and our Class III director will have initial terms expiring at our 2023 Annual Meeting of Shareholders. Each Class I director elected at the Annual Meeting, each Class II director elected at the 2022 Annual Meeting of Shareholders and each Class III director elected at the 2023 Annual Meeting of Shareholders will hold office until the 2024 Annual Meeting of Shareholders and, in each case, until his or her respective successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Commencing with the 2024 Annual Meeting of Shareholders, each director will be elected annually and shall hold office until the next annual meeting of shareholders and until his or her respective successor shall have been duly elected and qualified or until his or her earlier resignation or removal.

Our Corporate Governance Guidelines include categorical standards adopted by our Board of Directors to determine director independence that must meet the listing standards of the New York Stock Exchange ("NYSE"). Our Corporate

Governance Guidelines also require that at least a majority of our Board of Directors be "independent" under the rules of the NYSE. Our Board of Directors has affirmatively determined that all of our directors are "independent" under the rules of the NYSE. Our Board of Directors has affirmatively determined that all of our directors are "independent" in accordance with the NYSE listing requirements and the requirements of our Corporate Governance Guidelines, other than John W. Robinson III, Chairman of the Board, and Douglas A. Lindsay, our Chief Executive Officer.
Our Board of Directors currently has three standing committees consisting of an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. From time to time, our Board of Directors may establish ad-hoc committees at its discretion. Our Board of Directors has adopted a charter for each of its standing committees, copies of which are available on the Investor Relations section of the Company's website at https://investor.aarons.com. The current members of each committee are identified in the table below:

Director	Audit Committee*	Compensation Committee	Nominating and Corporate Governance Committee
Laura N. Bailey	Member		Member
Kelly H. Barrett	(Chair)	Member
Walter G. Ehmer		(Chair)	Member
Hubert L. Harris, Jr.	Member		(Chair)
Timothy A. Johnson	Member	Member
Marvonia P. Moore		Member	Member
Number of Meetings in Fiscal Year 2020	—	—	—

*	All members of the Audit Committee have been designated as an “audit committee financial expert” as defined by SEC regulations.
Meetings
On November 30, 2020 we completed the spin-off transaction and the reported number of meetings held by our Board of Directors and each of the Board committees reflect the fact that The Aaron's Company, Inc. was a stand-alone public company in 2020 for one month following the spin-off transaction.
The Board of Directors held one meeting during 2020. There were no committee meetings held in 2020. Each of our directors attended 100% of the total of all meetings of our Board during 2020 that occurred during the time when he or she served as a director.
The non-management and the independent members of our Board of Directors meet in executive session, without management present. Mr. Hubert Harris, the Lead Director of our Board of Directors effective January 1, 2021, chairs these meetings.
It is our policy that directors are expected to attend the annual meeting of shareholders in the absence of a scheduling conflict or other valid reason. We anticipate that at least a majority of our directors will attend the Annual Meeting.
Committees
Audit Committee. The function of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s consolidated financial statements; (ii) the financial reporting process and the systems of internal accounting and financial controls; (iii) the performance of the Company’s internal audit function and independent auditors; (iv) the independent auditors’ qualifications and independence; (v) the Company’s compliance with ethics policies (including oversight and approval of related party transactions and reviewing and discussing certain calls to the Company’s ethics hotline and the Company’s investigation of and response to such calls) and legal and regulatory requirements; (vi) the adequacy of the Company’s policies, procedures and initiatives to assess, monitor and manage business risks including financial, regulatory and cybersecurity risks and its corporate compliance programs, including receiving quarterly reports related to such risks and programs; and (vii) the adequacy of the Company's information security and privacy program. The Audit Committee is directly responsible for the appointment, compensation, retention, and termination of our independent auditors, who report directly to the Audit Committee, and for recommending to our Board of Directors that the Board recommend to our shareholders that the shareholders ratify the retention of our independent auditors.  In connection with its performance of these responsibilities, the Audit Committee regularly receives reports from and holds discussions with Company management, leaders from the Company’s internal audit department, leaders from the Company’s legal department, and the independent auditors.  Many of those discussions are held in executive session with the Audit Committee.

The Board has concluded that each member of the Audit Committee satisfies the heightened independence requirements of the NYSE and SEC rules applicable to audit committee members, and each is financially literate. Our Board of Directors has designated each member of the Audit Committee as an "audit committee financial expert" as defined by SEC regulations.
Compensation Committee. The purpose of the Compensation Committee is to assist our Board of Directors in fulfilling its oversight responsibilities relating to: (i) executive and director compensation; (ii) equity compensation plans and other compensation and benefit plans; and (iii) other significant human resources matters.
The Compensation Committee has the authority to review and approve performance goals and objectives for the named executive officers in connection with the Company’s compensation programs, and to evaluate the performance of the named executive officers, in light of such performance goals and objectives and other matters, for compensation purposes. Based on such evaluation and other matters, the Compensation Committee determines the compensation of the named executive officers, including our Chief Executive Officer. The Compensation Committee also has the authority to approve grants of equity incentives and to consider from time to time, and recommend to our Board of Directors, changes to director compensation. The Compensation Committee may form and delegate its authority to subcommittees consisting of one or more members of the Compensation Committee or to management of the Company, subject to applicable law. For information regarding the role of executive officers and the Compensation Committee's independent compensation consultant in determining or recommending the amount or form of executive and director compensation, see "Compensation Discussion and Analysis" and "Non-Management Director Compensation in 2020" below.
The Board has concluded each member of the Compensation Committee satisfies the heightened independence requirements of the NYSE applicable to compensation committee members and is a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, or the "Exchange Act."
Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to assist our Board of Directors in fulfilling its responsibilities relating to: (i) Board and committee membership, organization, and function; (ii) director qualifications and performance; (iii) management succession; and (iv) corporate governance. The Nominating and Corporate Governance Committee from time to time identifies and recommends to our Board of Directors individuals to be nominated for election as directors and develops and recommends to our Board of Directors for adoption corporate governance principles applicable to the Company.
The Board has concluded that each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE.
Assessment of Director Candidates and Required Qualifications
The Nominating and Corporate Governance Committee is responsible for considering and recommending to our Board of Directors nominees for election as director at our annual meeting of shareholders and nominees to fill any vacancy on our Board of Directors. Our Board of Directors, after taking into account the assessment provided by the Nominating and Corporate Governance Committee, is responsible for considering and recommending to our shareholders nominees for election as director at our annual meeting of shareholders. In accordance with our Corporate Governance Guidelines, both the Nominating and Corporate Governance Committee and our Board of Directors, in evaluating director candidates, consider the experience, talents, skills and other characteristics of each candidate and our Board of Directors as a whole in assessing potential nominees to serve as director.
We believe that, at a minimum, a director should have the highest personal and professional ethics, moral character and integrity, demonstrated accomplishment in his or her field, and the ability to devote sufficient time to carry out the duties of a director. To help ensure the ability to devote sufficient time to Board matters, no director may serve on the board of more than four other public companies while continuing to serve on our Board of Directors, and no director that serves as chief executive officer of another company may serve on the board of more than two other public companies while continuing to serve on our Board of Directors, unless our Board determines in its business judgment that such simultaneous service will not impair the director's ability to serve on our Board of Directors, and that such simultaneous service is otherwise in the best interests of the shareholders.
In addition to these minimum qualifications, our Board of Directors may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular Board seat. These factors may include a candidate’s professional and educational background, reputation, industry knowledge and business experience and the relevance of those characteristics to us and our Board of Directors. In addition, candidates will be evaluated on their ability to complement or contribute to the mix of talents, skills and other characteristics needed to maintain the effectiveness of our Board of Directors and their ability to fulfill the responsibilities of a director and of a member of one or more of the standing committees of our Board of Directors. While our Board of Directors does not have a specific policy regarding diversity among directors, diversity of race, ethnicity, gender, age, cultural background and professional experience is considered in evaluating candidates for membership on our Board of Directors.
A director is required to offer his or her resignation immediately in the event the director, or any of his or her respective affiliates or associates, takes any action (including encouraging or supporting others) to (i) nominate, propose or vote in favor of any candidate to serve on our Board of Directors (other than the nominees proposed by our Board of Directors) or oppose for election any nominee proposed by our Board of Directors or (ii) solicit proxies with respect to any of our securities within the meaning of the Exchange Act and the rules thereunder (other than any proxy solicitation in favor of a matter approved by our Board of Directors).
In determining whether to nominate an incumbent director for re-election, the Nominating and Corporate Governance Committee and our Board of Directors evaluate each incumbent’s continued service, in light of these collective requirements. When the need for a new director arises (whether because of a newly created seat or vacancy), the Nominating and Corporate Governance Committee and our Board of Directors proceed to identify a qualified candidate or candidates and to evaluate the qualifications of each candidate identified. Final candidates are generally interviewed by one or more members of the Nominating and Corporate Governance Committee or other members of our Board of Directors before a decision is made.
Board Recruitment Process and Director Onboarding
The Nominating and Corporate Governance Committee is responsible for identifying and evaluating candidates for nomination as a director. Nominee candidates may come to the attention of the Nominating and Corporate Governance Committee from a variety of sources, including current Board members and management. All candidates are reviewed in the same manner, regardless of the source of the recommendation. Historically, the Nominating and Corporate Governance Committee has engaged a leading, nationally recognized third-party director search firm to assist in identifying, screening and assessing the capabilities of potential director candidates.
We have an onboarding program for new directors that is intended to educate a new director on the Company and the Board's practices. During the first year of a director's service, the newly elected director meets with the Company's Chief Executive Officer, Chief Financial Officer, President, General Counsel and other members of senior management to review, among other things, the Company's business operations, financial matters, strategy, investor relations, risk management and compliance programs, corporate governance, and composition of the Board and its committees. Additionally, they visit our stores with senior management for an introduction to Company operations.
Shareholder Recommendations and Nominations for Election to the Board
Our Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director at the next annual shareholders’ meeting must submit a proposal as described under "Additional Information—Shareholder Proposals for the 2022 Annual Meeting of Shareholders" and otherwise comply with the advance notice provisions and information requirements contained in our amended and restated bylaws. The shareholder submission should be sent to Mr. Steve Olsen, who is the President of The Aaron’s Company, Inc., at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339.
Shareholder nominees are evaluated under the same standards as other candidates for board membership described above in "Assessment of Director Candidates and Required Qualifications." In addition, in evaluating shareholder nominees for inclusion with the Board’s slate of nominees, the Nominating and Corporate Governance Committee and our Board of Directors may consider any other information they deem relevant, including (i) the factors described in "Assessment of Director Candidates and Required Qualifications," (ii) whether there are or will be any vacancies on our Board of Directors, (iii) the size of the nominating shareholder’s holdings in the Company, (iv) the length of time such shareholder has owned such holdings and (v) any statements by the nominee or the shareholder regarding proposed changes in our operation.
Board Leadership Structure
The Company's current Board leadership structure consists of a non-executive Chairman of the Board, and, because the Chairman is not independent due to his prior employment with Aaron's, Inc., a Lead Director was appointed by the independent directors of the Board. The Board believes the current structure of separating the roles of Chairman of the Board and Chief Executive Officer, as well as having an independent Lead Director, allows for alignment of corporate governance with the interests of shareholders. The Board believes that this structure allows our Chief Executive Officer to focus on oversight of our day-to-day operations and business affairs, including directing the business conducted by our employees, managers and officers and leverages our Chairman's experience in guidance and oversight, and ensures overall independence of the Board through clearly defined roles and responsibilities of the Lead Director.

Our Chief Executive Officer serves on our Board of Directors, which we believe helps to serve as a bridge between management and our Board of Directors, ensuring that both groups act with a common purpose. We believe that Mr. Lindsay's presence on our Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors.
While the Board believes that this structure currently is in the best interests of the Company and its shareholders, it does not have a formal policy on whether the Chairman of the Board and Chief Executive Officer roles should be separated or combined but, instead, makes that determination from time to time employing its business judgment. Our Board of Directors, however, does believe that if the Chairman and Chief Executive Officer roles are combined, or if the Chairman is not an independent director, that our Board of Directors should appoint a Lead Director to serve as the leader and representative of the independent directors in interacting with the Chairman and Chief Executive Officer and, when appropriate, our shareholders and the public.
Lead Director
The Board has determined that Mr. Robinson, a former employee of Aaron's, Inc., is currently not independent and has appointed Mr. Harris as the Lead Director in accordance with our Corporate Governance Guidelines. In electing Mr. Harris, the independent directors of the Board considered Mr. Harris in light of the following selection criteria:
•Qualified as independent, in accordance with relevant listing standards;
•Able to commit the time and level of engagement required to fulfill the substantial responsibilities of the role; and
•Possess effective communication skills to facilitate discussions among members of the Board, including among the independent directors, and engage with key stakeholders.
As the Lead Director, Mr. Harris has the following duties and responsibilities:
•Engage with the Chairman of the Board, Chief Executive Officer and other directors to identify matters for discussion at Board meetings and executive sessions of the independent directors and advise the Chairman of the Board and Chief Executive Officer of decisions reached and suggestions made at executive sessions;
•Call meetings of the independent directors and preside at all meetings at which the chairman is not present including executive sessions of the independent directors;
•Meet directly with management and non-management employees of the Company;
•Be available for consultation and direct communications with the Company's shareholders and represent the independent directors to the public under circumstances in which it is appropriate for the independent directors to represent the Company; and
•Perform such other duties as the Board may determine from time to time.
Board of Directors and Committee Evaluations
Our Board of Directors and each of its committees will conduct an annual evaluation, which includes a qualitative assessment by each director of the performance of our Board of Directors and the committee or committees on which the director sits. In 2021, our Board of Directors also engaged a third-party legal advisor to facilitate our Board self-evaluation process and Board and committee reviews. The results of the evaluation and any recommendations for improvement are reported to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees the evaluation process. The Nominating and Corporate Governance Committee will annually review the scope and content of the self-evaluation to ensure it is appropriate for the needs of the Company.
Board and Committee Role in Risk Oversight
Risk Oversight Generally
Senior management is responsible for day-to-day risk management, while our Board of Directors oversees planning for and responding to risks, as a whole, through its committees and independent directors. Although our Board of Directors has ultimate responsibility with respect to risk management oversight, primary responsibility for certain areas has been delegated, as appropriate, to its committees.
The Audit Committee is charged with, among other matters, overseeing risks attendant to (i) our system of disclosure controls and procedures, (ii) internal control over financial reporting, (iii) performance of our internal audit function and independent auditors, and (iv) the identification and mitigation of cybersecurity risks. The Audit Committee considers the steps management has taken to monitor and control such risks, including our risk assessment and risk management policies. The

Audit Committee, together with our General Counsel or another representative from our legal department, also considers issues at its meetings relating to our legal and regulatory compliance obligations, including consumer protection laws in the lease-to-own industry.
Likewise, the Compensation Committee considers risks that may be implicated by our compensation programs. For 2020, the Former Parent Committee, aided by its independent third-party compensation consultant, reviewed the compensation policies and practices and determined that they do not encourage excessive or unnecessary risk taking, and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.
Cybersecurity and Data Privacy Oversight
As part of its risk oversight role, our full Board of Directors periodically receives reports from management, external professional advisors and others regarding various types of risks faced by the Company and the Company’s risk mitigation efforts related thereto, including cybersecurity risks and related mitigation efforts.  The Board receives presentations from management regarding trends in cybersecurity risks and risk mitigation initiatives and plans, including briefings on recent breaches at other companies and key takeaways and lessons learned that are applicable to our business. The Board also reviewed key cybersecurity-related benchmarks for the Company. In addition, our Board of Directors reviewed our cybersecurity-related investments, initiatives, and plans with management.

We have developed a program designed to detect, identify, classify and mitigate cybersecurity and other data security threats, as part of our efforts to protect and maintain the confidentiality and security of customer, employee and vendor information, and non-public information about our Company. That program is based in-part on, and its maturity is measured using, the U.S. Department of Commerce’s National Institute of Standards and Technology (NIST) CyberSecurity Framework (CSF). Our program classifies potential threats by risk levels and we typically prioritize our threat mitigation efforts based on those risk classifications, while focusing on maintaining the resiliency of our systems. In recent years, we have increased our investments in our ability to detect, identify, classify and mitigate cybersecurity and other data privacy risks within our environment. In the event we identify a potential privacy or data security issue, we have defined procedures for responding to such issues, including procedures that address when and how to engage with Company management, our Board of Directors, other stakeholders and law enforcement when responding to such issues. We have a dedicated team of employees overseeing our cybersecurity and data privacy initiatives, led by our Vice President, Information Security, in consultation with internal and external attorneys and other professional advisors. We also have an Enterprise Information Security Steering Committee comprised of a cross-functional group of senior executives and other employees that meets on a regular basis to provide oversight with respect to our cybersecurity and data privacy risk detection, identification, classification and mitigation efforts. Our Vice President, Information Security regularly provides updates to the Audit Committee, and periodically to our Board of Directors, regarding the status and effectiveness of our cybersecurity and data privacy programs. Some of the other steps we have taken to detect, identify, classify and attempt to mitigate data security and privacy risks include:

•Adopting and periodically reviewing and updating information security and privacy policies;

•Conducting targeted audits and penetration tests throughout the year, using both internal and external resources;

•Complying with the Payment Card Industry Data Security Standard;

•Engaging an industry-leading, nationally-known third party to independently evaluate our information security maturity on a regular basis;

•Adopting a vendor risk management program, which includes receiving the results of cybersecurity and data privacy audits conducted on certain vendors, classifying vendor, service provider or business partner risk based on several factors and evaluating and monitoring related risk mitigation efforts;

•Providing security and privacy training and awareness to all of our employees; and

•Maintaining cyber liability insurance.

We also understand the importance of collecting, storing, using, sharing and disposing of personal information in a manner that complies with all applicable laws. To facilitate compliance with those laws, we have privacy policies in place regarding our treatment of customer data in both our offline and online retail environments, as well as policies relating to the protection of employee and vendor data. Our policies provide explanations of the types of information we collect, how we use and share information, and generally describe the measures we take to protect the security of that information. Our policies also describe how customers may initiate inquiries and raise concerns regarding the collection, storage, sharing and use of their personal data. In addition, our employees also must complete mandatory training to understand the behaviors and technical requirements necessary to safeguard information resources at the Company.

We are not aware of any data breaches occurring during the Company’s 2020 fiscal year.

Environmental, Social and Governance Oversight

In connection with our strong foundational purpose and values, management, at the direction and subject to the oversight of our Board of Directors and its Nominating and Corporate Governance Committee, is engaged in an ongoing effort to continually evaluate and improve in the areas of environmental, social and governance ("ESG") matters.

In the past several months the Company has taken a variety of steps to enhance its ESG program:

•ESG Oversight: The Board expanded the scope of the Nominating and Corporate Governance Committee's charter to include oversight of the Company's ESG initiatives and to report to the Board. In addition, by the end of the 2021 year management will form an ESG steering committee led by members of its senior leadership team which will report to the Nominating and Corporate Governance Committee and the Board, as appropriate.

•Board Diversity: Our Board is diverse in its expertise and experience, with members who have unique perspectives, backgrounds and experiences. With the addition of Messes. Bailey and Moore, female members now constitute 38% of the Board's composition and the Board has increased its racial diversity (with 13% of its members representing ethnic minorities). The Board and its Nominating and Corporate Governance Committee will continue to consider diversity in all forms as it evaluates Board composition in the future.

•Enhanced Code of Business Conduct and Ethics Policy: The Board, with the recommendation of the Nominating and Corporate Governance Committee, adopted revisions to our Code of Business Conduct and Ethics policy to further incorporate the Company's values with respect to Diversity & Inclusion and the Company's commitment to creating a respectful workplace and enhance the Company's policies around conflicts of interests and confidentiality.

•Enhanced Ethics Compliance Policy: The Board, with the recommendation of the Audit Committee, adopted revisions to the Ethics Compliance Policy to further strengthen the Company's policy against illegal or unethical conduct and reinforce the availability of the Company's channels to report this behavior without fear of retaliation.

•Enhanced Audit Committee Charter: In light of the increased focus on cybersecurity and information technology risks, the Board, with the recommendation of the Audit Committee, adopted revisions to its Audit Committee charter to clarify the Company's internal audit department's role in providing the Audit Committee with ongoing assessments of the Company's risk management processes.

Environmental Sustainability

Our Woodhaven manufacturing operations have implemented meaningful initiatives and strategies to reduce the amount of materials and packaging they use and dispose of, while significantly increasing the portion of those materials that are recycled.

Recently the initiatives have included:

•Implementing a comprehensive waste audit program at our manufacturing facilities, which covers all materials we use in our manufacturing processes;

•Adopting waste-reduction programs that require the re-use or recycling of scrap material, including paper, plastic, foam, fabric, wood, metal and cardboard, resulting in the recycling of approximately 10 million pounds of materials annually;

•Reducing the amount of materials our manufacturing facilities send to landfills by more than 90% since 2009;

•Manufacturing "50 State Compliant" bedding and furniture products, by using wood and foam materials that do not contain lead, mercury, formaldehyde or CFCs, and, when possible, use foam that contains soy-based polyols, instead of those derived from fossil fuels; and

•Replacing metal halide lighting with more energy efficient Versabay and LED lighting, and using skylight panels in approximately 600,000 square feet of our manufacturing space, to further reduce energy demand.

With respect to our stores, certain of the Company-owned and franchise locations are already recycling paper and packaging materials, and we have begun the process of discussing possible strategies for developing centralized, corporate-driven initiatives to reduce packaging and increase recycling of those materials in our Company-owned stores. We have also undertaken steps to proactively and positively impact the environment, reduce energy consumption, and improve the fuel efficiency of our vehicle fleet. Those steps and related accomplishments have included:

•Offering our customers energy efficient, ENERGY STAR certified products, in our stores and online, which we believe contributes to reduced energy consumption and, indirectly, to lower greenhouse gas emissions;

•Improving the average miles-per-gallon fuel efficiency of our delivery vehicles by approximately 9% over the past five years by removing and/or replacing approximately 35% of our delivery fleet with lighter, more fuel-efficient vehicles;
•Converting our fleet of lift trucks from using fossil fuels to using renewable energy;

•Adopted a strict no-idling policy for our fleet drivers; and

•Regulating our delivery and service trucks to a maximum speed of 65 miles-per-hour to increase overall fuel economy.

With respect to our headquarters we have:

•Located our Aaron's headquarters in a building that is ENERGY STAR Certified and

•Provided recycling containers at our headquarters buildings, through which we recycle aluminum, cardboard, paper and plastic.

Energy Management

Electricity is the primary form of energy used by our Company stores and fulfillment centers. We have made, and expect to continue, efforts to improve the energy efficiency of our operations because we believe it is good for our business and the environment. During 2020, the Company-owned stores used a total of approximately 110 kilowatt hours of electricity, the fulfillment centers used a total of approximately 3.5 million kilowatt hours of electricity, and the store support centers used a total of approximately 1.8 million kilowatt hours of electricity. According to data provided by Vervantis, Inc., the firm we have engaged to assist us with measuring and reducing energy usage: (i) on a per-store basis, our electrical energy usage decreased by approximately 10% for 2020, as compared to 2015, due in part to initiatives such as installing LED lighting in certain locations, accelerating the replacement of older HVAC units with newer, more energy-efficient units, and emphasizing stricter controls regarding in-store temperature/thermostat settings; and (ii) the average amount of electricity used at each of our fulfillment centers in 2020 decreased by approximately 16.6%, as compared to 2015, due in part to initiatives such as installing more energy-efficient lighting, including LED lighting, installing motion sensors to activate and deactivate lighting by zone, and converting older material handling equipment that was powered by electricity to more efficient equipment that is powered by propane.

During 2020, we believe our fleets of delivery, long-haul, service and other trucks decreased fuel usage due in part to our initiatives such as removing and/or replacing our fleet with lighter, more fuel-efficient vehicles; adopting a strict no-idling policy; regulating our trucks to a maximum speed of 65 miles-per-hour; and closing and consolidating stores to improve operating efficiencies, including reducing the number of trucks we need to deliver products to customers. Due to the COVID-19 pandemic, we did not directly utilize any renewable energy sources in 2020, but we intend to explore the possibility of doing so in 2021 and future years, including through possibly entering into renewable power purchase agreements, that are accompanied by renewable energy certifications or guarantees of origin.

Corporate Social Responsibility
Our Board of Directors and management team recognize that being a responsible corporate citizen is important to our investors and helps drive shareholder value. We are committed to making a positive impact on the environment and the communities where our customers and employees live and work.

Our initiatives through the Aaron's Foundation, Inc. and the Aaron's Community Outreach Program, both of which are funded from the earnings of our Company, are helping build stronger communities where our customers and employees live and work, with a special focus on improving the lives of underserved youth. We have a goal of contributing 1% of our annual, consolidated pre-tax profits to these efforts each year and plan to continue to do so in 2021.

Recently, our initiatives have included:

•Participating in our second three-year national partnership with the Boys & Girls Clubs of America, under which we have committed $5 million of funding and other resources though 2021. As part of this partnership, we are committed to complete 53 Boys & Girls Clubs' teen center makeovers by the end of 2021, 45 of which we already have completed, including donating $20,000 of merchandise to each of those teen centers. We are also the primary sponsor of the Boys & Girls Clubs’ National Keystone Conference, a character and leadership development event that brings together teen club members and their advisors from around the country;

•Providing financial support and internship programs to 20 students of Morehouse College, a historically black college, through 2021, underwritten by a gift of $1 million;

•Sponsoring Cristo Rey Atlanta Jesuit High School - which provides students of limited economic means with four years of college preparatory classes and professional work experience - and hiring eight Cristo Rey students to work with the Company through the school's Corporate Work Study Program, for each of the past six years;

•Providing community-level assistance to veterans, youth organizations and community centers through approximately $400,000 in-kind donations from our Aaron’s Community Outreach Program, which is our local, store-based giving initiative;

•Contributing approximately $112,000 in merchandise to the Warrick Dunn Charities’ to furnish fourteen homes and approximately $24,000 in merchandise to Kurt Warner’s First Things First Foundation’s "Home for the Holidays" program to furnish three homes, both of which assist single parents in becoming first-time homeowners, through a partnership with Habitat for Humanity;

•Donating $100,000 to various charities supporting racial equality, in connection with the International Day of Tolerance and Juneteenth, and joining a coalition advocating for the passage of Georgia Hate Crime Legislation;

•Matching employee donations to not-for-profit organizations within the areas of arts and culture, health and human services, civic and community concerns, and education, on a dollar-for-dollar basis, up to $1,000 per employee; and

•Responding to the COVID-19 pandemic, among other things, converted our Woodhaven production facility to focus on creating masks, donated laptops, mattresses, masks and other personal protective equipment and our employees volunteered to donate blood at community drives.

Human Capital Management

Diversity and Inclusion

We believe in being an inclusive workplace for all of our employees and are committed to having a diverse workforce that represents the customers that choose to shop with us in-store or online. We believe a variety of perspectives enriches our culture, leads to innovative solutions for our business and enables us to better meet the needs of a diverse customer base and reflects the communities we serve. Our aim is to develop inclusive leaders and an inclusive culture, while also recruiting, developing, mentoring, training, and retaining a diverse workforce, including a diverse group of management-level employees. As of December 31, 2020, for the employees that disclosed this information, 31% of our total workforce was female, 25% of management (which we define as manager level employees and higher) was female, 38% of our total workforce was racially/ethnically diverse and 28% of management was racially/ethnically diverse. 30% of our total workforce and 23% of management did not disclosure race/ethnicity.

WORKFORCE BY GENDER

Unknown
1%
Female:
31%
Male:
68%

WORKFORCE BY RACE/ETHNICITY

Unknown
30%
Minority:
38%
Non-
Minority:
32%

MANAGEMENT BY GENDER

Female:
25%
Male:
75%

MANAGEMENT BY RACE/ETHNICITY

Unknown
23%
Minority:
28%
Non-
Minority:
49%

Fostering a culturally diverse and inclusive environment and creating a true sense of belonging are among our top priorities. Our Diversity and Inclusion Council, Employee Business Resource Groups ("EBRG") and executive officers are dedicated to building diversity, inclusion and belonging into all aspects of our operations.

Our diversity and inclusion initiatives include:

•Providing two executive sponsors, monetary and other support to each of our EBRGs which allow a safe space for traditionally underrepresented employees to connect and discuss experiences as well as provide educational and motivational events and mentorship experiences for our employees and support the Company’s objectives related to developing associates and creating diversity awareness which include the Aaron’s Women’s Leadership Network, Aaron’s Black Leadership Exchange, Aaron's Pride Alliance and Inspiring Growth and Unity at Aaron's for Latinos/Hispanics;

•Establishing the Aaron's Diversity and Inclusion Council to provide management with support and oversight to our EBRGs, which includes leaders from multiple functional areas and executive leadership;

•Celebrating cultural events led by our EBRGs, including Black History Month, Women's History Month, National Hispanic Heritage Month, Pride Month, and Juneteenth;

•Hiring women to serve in our key leadership roles of Executive Vice President, General Counsel, Corporate Secretary & Chief Corporate Affairs Officers and Senior Vice President, Chief People Officer;

•Hiring a strategic consulting firm to help define the Company's Diversity & Inclusion vision and strategy for the future;

•Developing access to unconscious bias training for all people leaders across the Company through e-learnings platforms; and

• Implementing a talent review process that is designed to utilize a multi-factor approach to understanding the talents of our employees and the potential they have to become future Company leaders.

Development and Career Opportunities

We believe in offering career opportunities, resources, programs and tools to help employees grow and develop, as well as competitive wages and benefits. Our efforts in these areas include:

•Offering platforms, including our Learning and Development portal and other on-line and in-person professional growth and development training, to help employees develop their skills and grow their careers at the Company, including a third-party learning platform that offers over 16,000 courses to all management and store support center employees;

•Providing management development training to all of our management-level employees in 2020, including compliance, ethics and leadership training;

•Conducting quarterly feedback sessions between our employees and their supervisors on their collaboration and development;

•Providing employees with recurring training on critical issues such as safety and security, compliance, ethics and integrity and information security;

•Gathering engagement feedback from our employees on a regular basis and responding to that feedback in a variety of ways including personal, one-on-one interactions, team meetings, leadership communications, and town hall meetings with employees, led by senior executives;

•Offering a tuition reimbursement program that provides eligible employees up to $1,500 per year for courses related to current or future roles at the Company;

•Offering health benefits for all eligible employees, including our eligible hourly store-based, fulfillment center, manufacturing and call-center employees;

•Providing confidential counseling for employees through our Employee Assistance Program;

•Providing a comprehensive suite of wellbeing offerings, including physical, financial and emotional programs and resources, at no cost to our employees;

•Providing paid parental leave – maternity, paternity and adoption;

•Providing paid time off;

•Matching employees’ 401(k) plan contributions of up to 5% of eligible pay after one year of service; and

•Offering an employee stock purchase program for eligible employees.

Health and Safety of Employees and Customers

We take the safety of our employees and our customers seriously. Aaron's policies and training programs support our health and safety practices. Throughout the year, employees complete compliance training relevant to their role. Completion of required compliance training is closely managed to ensure that employees have the required skills and knowledge to perform ethically and safely. Additional protocols were implemented in 2020 designed to protect the health and safety of our employees and customers in response to the global COVID-19 pandemic related to the novel coronavirus disease. Additionally, beginning in mid-March 2020, we transitioned associates whose job duties allow them to do so to work remotely from home. Some of the additional protocols implemented in our stores and store support center include:

•Reconfiguring the store layout to support one-way traffic, creating a center aisle and installing sneeze guards;

•Reducing store operating hours, when warranted, temporarily closing stores to the public and offering curbside service;

•Requiring face masks for customers and employees;

•Altering the way we deliver products to customers;

•Limiting the number of employees and customers in-store to ensure social distancing;

•Improving our ability to sell and collect virtually;

•Enhancing our digital and e-commerce experience for customers to better accommodate "contact-less" transactions;

•Enhancing cleaning and sanitation; and

•Providing hourly employees with paid time off to obtain the COVID-19 vaccine.

We expect our suppliers to provide us with safe, energy-efficient, high quality products. We strive to set high expectations for our suppliers. Our suppliers enter into a Master Supply Agreement with us in which they represent and warrant that all products are manufactured, packaged, tagged and sold in compliance with all applicable laws and are legal for retail re-sale in each store that we operate without violation of any law. Specifically, all products must be packaged, labeled and tested in compliance with all applicable laws and the supplier must obtain and maintain all permits, licenses, certifications and registrations required by all applicable laws to provide their products.

Labor Practices and Human Rights

All of our employees earn more than the federal minimum wage. The average hourly wage of a full-time hourly field employee in our Company-owned, stores and fulfillment centers as of December 31, 2020 is $13.99, with a meaningful portion of those employees earning an average hourly wage of $15 or more. The average total compensation and benefits for a full-time hourly field employee in our Company-owned, stores and fulfillment centers is approximately $32,000 including wages, bonuses and benefits, such as paid time off.

We strive to help associates maintain job stability so they are encouraged to stay with the Company and positioned to grow their skills and knowledge on the job. The 2020 annualized voluntary turnover rate in our stores and fulfillment centers was 52% and the 2020 annualized involuntary turnover rate in the stores and fulfillment centers was 27%. In an effort to reduce employee turnover we engage in annual surveys with employees, are conducting stay interviews to help identify any issues before they cause an employee to leave the Company, and review exit interview data, hotline calls and root cause analysis to help deter turnover.

Aaron’s respects the rights of workers who offer services and create the products that we purchase from our suppliers. We communicate our expectations to suppliers on social conditions, worker safety and integrity in the workplace, and compliance with applicable laws through our Supplier Code of Conduct. Our Supplier Code of Conduct outlines our expectations with respect to hiring practices, forced labor, child labor, discrimination, and other labor rights. Suppliers must comply with our Supplier Code of Conduct, conduct their business with a high level of integrity, and maintain accurate records to demonstrate that compliance.

From time to time, we are party to legal proceedings arising in the ordinary course of business including those alleging employment discrimination or violations of wage-and-hour laws. During 2020, the total amount we paid to resolve proceedings alleging employment claims was immaterial to our earnings. In our efforts to have all of our employees comply with applicable employment-related laws, to drive positive workplace conduct, to strive to foster a fair and equitable workplace, and to reduce the number of employment discrimination claims brought against us. Additionally, we provide a variety of resources, including non-discrimination and anti-harassment training as part of the Company’s mandatory compliance training, for all employees including employees in our call centers, fulfillment and service centers, store support center, and stores.

Corporate Governance

Corporate Governance Highlights

The Board remains committed to strong corporate governance and protection of long-term shareholder value. We encourage you to visit the "Corporate Governance" section of our Investor Relations website where you will find information about our corporate governance practices, including our key governance documents. We have taken steps to adopt many corporate best practices including:

Board Independence

•Majority independent Board;
•Independent Lead director;
•Fully independent standing committees; and
•Executive session of non-employee directors at all regularly scheduled Board meetings.

Other Board and Committee Practices

•Separate Chief Executive Officer and Chairman of the Board roles;
•Risk oversight;
•Oversight of political and social engagement;
•Robust stock ownership guidelines;
•Anti-hedging and anti-pledging policy;
•Periodic review of governance policies and committee charters;
•Oversight of ESG initiatives; and
•Broad director diversity search criteria.

Board Performance

•Board oversight of company strategy;
•Annual Board evaluations;
•Commitment to Board refreshment and succession planning; and
•Focus on management succession planning.

Shareholder Rights

•Shareholder right to call special meeting;
•No supermajority voting requirements; and
•Majority voting in director elections.

Board Demographics

The members of our Board bring a variety of backgrounds, qualifications, skills and experience that contribute to a well-rounded Board that we believe is uniquely positioned to effectively guide our strategy and oversee our operations. Diversity and inclusion are values embedded in our culture and fundamental to our business. We believe that a Board comprised of directors with diverse business and occupational experiences, skills, talents, expertise, educational backgrounds, and the diversity of race, ethnicity, gender, age and cultural backgrounds improves the dialogue and decision-making in the boardroom, contributes to overall Board effectiveness, helps strengthen our business and drives increased shareholder value.

Our Board currently consists of eight highly experienced and engaged members. Except for our Chief Executive Officer and Chairman of the Board, all of our directors are independent under the NYSE rules. We continually focus on Board composition to ensure an appropriate mix of tenure and expertise that provides fresh perspective and industry and subject matter experience.

The complexity of our business requires oversight by experienced, informed individuals that understand the industry and challenges, and our Company on a deep level. Our directors' diverse backgrounds contribute to an effective and well-balanced Board that is able to provide valuable insight to, and effective oversight of, our senior management team.

*Includes board service on Former Parent

Relevant Skills and Experience

Director	Other Board Service	Financial Expertise	Consumer Services Industry	Operational Experience	Compliance	Governance	Diversity	Management Experience
Laura N. Bailey	X	X	X	X	X	X	X	X
Kelly H. Barrett	X	X	X	X	X	X	X	X
Walter G. Ehmer	X	X	X	X	X	X		X
Hubert L. Harris	X	X	X	X		X		X
Timothy A. Johnson	X	X	X	X	X	X		X
Douglas A. Lindsay		X	X	X	X	X		X
Marvonia P. Moore	X		X	X	X	X	X	X
John W. Robinson III		X	X	X	X	X		X

Compensation Committee Interlocks and Insider Participation
For the year ended December 31, 2020, the Compensation Committee consisted of Ms. Barrett and Messrs. Harris and Ehmer, each of whom our Board of Directors determined was independent in accordance with NYSE listing requirements.
No member of the Compensation Committee during 2020 is or was formerly an officer or employee of the Company or any of its subsidiaries or was a related person in a related person transaction with the Company required to be disclosed under applicable SEC rules.
NON-MANAGEMENT DIRECTOR COMPENSATION IN 2020
The compensation program for our non-employee directors is designed to fairly compensate them for the effort and responsibility required to serve on the board of a company of our size and scope as well as to align our directors’ interests with those of our shareholders more generally.
Prior to the spin-off transaction, the board of directors of our Former Parent adopted a compensation program for our non-employee directors effective beginning December 1, 2020, which was the first day following the completion of the spin-off transaction. The compensation program was subsequently amended effective January 1, 2021 based upon the recommendation of the Compensation Committee's independent third-party compensation consultant to (i) increase the Audit Committee chair quarterly cash retainer by $5,000 and (ii) provide for a lead director quarterly cash retainer of $6,250 to revise the compensation program for our non-employee directors to better align with the interests of our shareholders as well as with current market practices.
Under the 2020 compensation program in effect during December 2020, non-employee directors receive an annual cash retainer of $75,000 and an annual award of restricted stock units having a value of $125,000, which generally vests one year following the grant date. Non-employee directors serving as the chairperson of the Audit, Compensation, and Nominating and Corporate Governance Committees also received an additional annual retainer of $20,000, $15,000 and $10,000, respectively, for their service in these roles and the additional time commitments required. The non-employee directors may also participate in the Deferred Compensation Plan.
Directors who are employees of the Company receive no compensation for their service on our Board of Directors. Mr. Robinson received no compensation for services on our Board of Directors in 2020.
The following table shows compensation earned by non-employee directors during 2020. Prior to the spin-off transaction Ms. Barrett and Messrs. Ehmer and Harris served as directors of Former Parent. In connection with the spin-off transaction they resigned as directors of Former Parent and joined our Board effective November 11, 2020. While serving on the Former Parent board, each of them received compensation and equity awards from Former Parent for their service as non-employee directors. Amounts reported do not include any compensation received by Ms. Barrett and Messrs. Ehmer and Harris for their service as directors of Former Parent prior to the spin-off transaction.

2020 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards($)(1)	Total ($)
Kelly H. Barrett (2)	7,917	23,065	30,982
Walter G. Ehmer(3)	7,500	67,588	75,088
Hubert L. Harris, Jr. (4)	7,083	83,667	90,750
(1)Amounts in this column represent the incremental fair value associated with the modifications to the non-employee directors' outstanding Former Parent restricted stock units in connection with the separation and distribution, calculated as of the modification date (November 30, 2020) in accordance with FASB ASC Topic 718. As of December 31, 2020, each of the non-executive directors held 1,440 units of restricted stock subject to vesting, which was the number of shares of restricted stock granted to them in June 2020, after giving effect to the November 30, 2020 adjustments made in connection with the separation and distribution.
(2)Includes $7,917 in fees earned for services in the fourth quarter of 2020 which will be paid in 2021.
(3)Includes $7,500 in fees earned for services in the fourth quarter of 2020 which will be paid in 2021 that Mr. Ehmer deferred under the Company's Nonqualified Deferred Compensation Plan.
(4)Includes $7,083 in fees earned for services in the fourth quarter of 2020 which will be paid in 2021.
With respect to all other restricted stock unit awards described in footnote 1 to the table above, our non-employee directors retained Former Parent restricted stock unit awards of the same type as a result of the separation. For each such outstanding restricted stock unit award set forth in the table above, the non-employee directors retained a corresponding Former Parent restricted stock unit award subject to substantially the same terms (including vesting terms) as the Former Parent restricted stock unit award to which it relates, but covering twice as many Former Parent shares as reflected in footnote 1 to the table above.
Stock Ownership Guidelines
Under the current stock ownership guidelines each director is expected to own or acquire shares of our common stock and common stock equivalents (including restricted stock and restricted stock units) having a value of at least $400,000 within four years from when the director first joined our Board of Directors. As of December 31, 2020, each of our directors currently serving on the Board of Directors at that time, is currently in compliance with the requirements established in these guidelines.

COMPENSATION DISCUSSION AND ANALYSIS
2020 Spin-Off Transaction
On October 16, 2020, management of Aaron’s, Inc. finalized the formation of a new holding company structure in anticipation of the separation and distribution described below. Under the holding company structure, Aaron’s, Inc. became a direct, wholly owned subsidiary of a newly formed company, Aaron’s Holdings Company, Inc; (the "Former Parent"). Aaron's, Inc. thereafter was converted to a limited liability company ("Aaron’s, LLC"). Upon completion of the holding company formation, Aaron’s Holdings Company, Inc. became the publicly traded parent company of the Progressive Leasing segment ("Progressive Leasing"), Aaron’s Business segment ("Aaron's Business"), and Vive segment ("Vive").
On November 30, 2020, the "separation and distribution date", the Former Parent completed the previously announced spin-off transaction of all outstanding shares of common stock of our newly formed company (the "separation". the "separation and distribution", or the "spin-off transaction") called The Aaron's Company, Inc., (the "Company") to the Former Parent shareholders of record as of November 27, 2020. Upon the separation and distribution, Aaron's, LLC became a wholly owned subsidiary of the Company. Shareholders of Former Parent received one share of the Company for every two shares of Former Parent common stock. Upon completion of the separation and distribution, the Company became an independent, publicly traded company under the ticker "AAN" on the New York Stock Exchange ("NYSE"). References to Former Parent may refer to Aaron's, Inc. or Aaron's Holdings Company, Inc. for transactions, events, and obligations prior to the separation and distribution date or PROG Holdings, Inc. for transactions, events, and obligations of Former Parent at or subsequent to the separation and distribution date.
Prior to the spin-off transaction on November 30, 2020, the Company was part of Former Parent and not an independent company, and our employees participated in the compensation and benefit programs of Former Parent and its subsidiaries. The Compensation Committee of the Company’s Board of Directors (the "Compensation Committee") was not constituted until November 11, 2020, and the compensation decisions regarding our named executive officers for our fiscal year ended December 31, 2020 were generally made by the Former Parent Committee, in the case of Mr. Lindsay, our Chief Executive Officer, and Mr. Sinclair, our Corporate Controller prior to his retirement on March 15, 2021; by Mr. Lindsay, in consultation with the President and Chief Executive Officer of our Former Parent, for Mr. Olsen (who was not an executive officer of Former Parent); and by the Chief Executive Officer of our Former Parent, for Mr. Wall. Ms. George’s initial compensation package was also determined by the Former Parent Committee. As a result, except as otherwise indicated, this Compensation Discussion and Analysis describes the compensation practices of our Former Parent for the fiscal year ended December 31, 2020 as they related to the individuals who are our named executive officers (“named executive officers" or "NEOs") for 2020.
Unless the context otherwise requires or we specifically indicate otherwise, references to "we," "our," "the Company," and "Aaron's" refer to The Aaron's Company, Inc. which holds, directly or indirectly, the assets and liabilities historically associated with Aaron's Business prior to the separation and distribution date.
Since the spin-off transaction, our executive compensation program, policies, and practices for our executive officers have been subject to the review and approval of the Compensation Committee. While our executive compensation program, policies, and practices are similar, and are expected to continue to be similar going forward, to those employed at our Former Parent immediately prior to the spin-off transaction, the Compensation Committee has begun and will continue to review our executive compensation program, policies, and practices and will make adjustments as appropriate over time in order to meet our particular business needs and goals. Decisions made by the Company’s Committee for the fiscal year ending December 31, 2021 are expected to be discussed in the Compensation Discussion and Analysis included in our Proxy Statement for our 2022 annual meeting of shareholders. However, to the extent decisions have already been made by the Compensation Committee and are material to an understanding of our named executive officers’ compensation for fiscal year 2020, a discussion of such decisions is included in this Compensation Discussion and Analysis.
The Company expects to benefit from the stability and predictability of a large, recurring-revenue portfolio of leases. The Company serves over 1.9 million unique customers annually, of which approximately 66% are repeat customers. The Company is also vertically integrated with manufacturing assets that produce approximately 40% of the Company's total upholstered furniture and bedding purchases. The Company also believes it has a strategic advantage of an extensive distribution and last-mile logistics network.
With a mission to enhance people’s lives by providing access to high quality products through affordable lease-to-own purchase solutions, the Company has developed several strategic priorities to center the organization and deliver long-term growth in earnings, including:
•Strengthen the Aaron’s brand by promoting the compelling value proposition to the target market,
•Continue to simplify and digitize customer interactions, making it easier for customers to do business with the Company, and

•Align the store footprint with the customer opportunity, including repositioning stores in key markets.
Executive Summary
The purpose of this section is to provide material information about the compensation objectives and policies for our named executive officers and to explain how the Former Parent Committee made compensation decisions for 2020. For 2020, our NEOs are listed below.

Named Executive Officer	Pre-Separation Position with Former Parent (as of November 30, 2020)	Position with Company (effective as of December 1, 2020)
Douglas A. Lindsay	Chief Executive Officer, Aaron's Business	Chief Executive Officer
Steve Olsen	President, Aaron's Business	President
C. Kelly Wall	Interim Chief Financial Officer—Former Parent	EVP – Chief Financial Officer
Rachel G. George[1]	N/A	EVP – General Counsel & Chief Corporate Affairs Officer
Robert P. Sinclair	VP—Corporate Controller and Chief Accounting Officer, Former Parent	VP – Corporate Controller and Chief Accounting Officer
(1) Ms. George was hired on November 23, 2020 and therefore her compensation was initially established in contemplation of her role with the Company.

We believe 2020 performance and pay results are indicative of a strong linkage between pay and performance created by our executive compensation structure and incentive plan designs.
In addition to this linkage between pay and performance, we currently employ sound compensation and governance principles and policies (consistent with our Former Parent), while avoiding problematic or disfavored practices, as noted below:

What We Do	What We Don’t Do

✓ Independent Compensation Committee assisted by an independent consultant	✗ No repricing or cash buyouts of stock options without shareholder approval

✓ We plan to annually assess company compensation policies to ensure that the features of our program do not encourage undue risk	✗ No excise or other tax gross-ups on change-in-control payments

✓ All executives are "at will" employees, with no employment agreements for NEOs	✗ No hedging or pledging of Company stock

✓ Pay mix that emphasizes performance-based compensation over fixed compensation (approximately 76% performance-based for CEO and approximately 57% for all other NEOs, other than Ms. George)	✗ No excessive perquisites or other benefits

✓ Pay mix that emphasizes long-term, equity-based incentives over short-term cash incentives	✗ No single-trigger severance benefits upon a change-in-control

✓ Incentive plans that measure financial success through various measures, focused on growth, profitability, and returns	✗ No payment of dividends on unearned or unvested shares

✓ Robust and meaningful incentive plan targets and ranges, with capped incentive payouts	✗ No guaranteed bonus payments

✓ Double-trigger equity vesting acceleration upon a change of control

✓ Meaningful stock ownership requirements

✓ Formal clawback policy to recoup performance-based compensation from our senior executives, including NEOs, under certain prescribed acts of misconduct

Components of the Executive Compensation Program
The three primary components of each NEO's total direct compensation for 2020 were as follows:

Component	Terms and Objectives

Base Salary
•Fixed amount of compensation for performing day-to-day job responsibilities intended to reflect the scope of an executive’s role.
•Reviewed annually for potential adjustment based on factors such as market levels, individual performance, and scope of responsibility.

Annual Cash Incentive Award	•Variable performance-based award opportunity based on achievements with respect to financial and operational performance goals.

Long-Term Equity Incentive Award	•To balance long-term performance and retention, 2020 equity awards were made in the form of 50% performance share units, 25% stock options, and 25% time-based restricted stock awards.
For 2020, these components were designed by our Former Parent to be competitive with employers with whom it competed for executive talent and to support our Former Parent’s compensation program objectives. The Former Parent Committee did not set a prescribed mix or allocation for each component, but rather focused on total direct compensation when making compensation decisions for our executives. In making these decisions, the Former Parent Committee also considered the following related factors: (i) performance against corporate and individual objectives for the fiscal year; (ii) performance of general management responsibilities; (iii) the value of any unique skills and capabilities; (iv) contributions as a member of the executive management team; and (v) competitive market considerations.
Total direct compensation for our NEOs in 2020 emphasizes variable and performance-based compensation. This reflects our Former Parent’s philosophy that a significant portion of NEO compensation should be linked to financial, operating, and stock price performance, helping to ensure alignment of pay and performance.
The following graphs demonstrate this philosophy by showing the mix of target pay established in early 2020 for our Chief Executive Officer and for our other NEOs as a group. Ms. George is not included in these graphs because her compensation package for 2020 was not directly comparable to our other NEOs as a result of her late 2020 hire date. We expect the mix of 2021 target pay elements for our NEOs to differ from the 2020 pay mix shown in these graphs as a result of compensation adjustments approved at the time of the separation to reflect the NEOs’ new roles and responsibilities, as further described below.
Management of the Business During the COVID-19 Pandemic
The COVID-19 pandemic has been a challenging crisis throughout the world. Extraordinary and wide-ranging actions have been taken by public health and governmental authorities to mitigate the impact of COVID-19, including quarantines, stay-at-home orders and business closure mandates requiring that individuals restrict daily activities and that businesses modify, curtail, or cease normal operations. Despite these challenges, our Former Parent’s management team and employees worked diligently to continue to successfully manage the business, and we continue to do so.
In particular, during 2020 our Former Parent implemented temporary measures to reduce operating expenses and conserve its cash position to mitigate the impact of the COVID-19 pandemic, while remaining mindful of the economic and health challenges faced by our customers and employees, including the following:
•the Former Parent Committee approved, and Mr. Lindsay agreed to, a 20% reduction to Mr. Lindsay’s base salary from April 2020 through June 2020;
•the annual cash retainer for non-employee members of our Former Parent’s board of directors was reduced by 20% from April 2020 through June 2020;
•the Former Parent enacted furloughs for a portion of our store employees and store support employees, while continuing to provide health and welfare benefit plan participation to furloughed employees;
•the Former Parent took steps to reduce the number of in-person interactions for our employees and customers, including temporarily implementing curbside-only service; and
•the Former Parent provided two weeks of paid leave for employees with a positive COVID-19 diagnosis.
Diligent action by our Former Parent early in the COVID-19 pandemic was key to helping manage the business effectively.
Despite the challenges posed by the pandemic, no COVID-19 related adjustments were made to the metrics, relative weightings, or performance goal levels for our NEOs’ annual cash incentive or LTI awards.
2020 Performance and Incentive Pay Outcomes
Our Former Parent’s 2020 compensation programs were designed to attract, motivate, and retain key executives by offering market-competitive pay opportunities with an emphasis on incentive compensation to create a strong linkage between pay and performance.
As described in more detail below, the level of performance under the 2020 annual cash incentive and performance share unit awards was determined by the Former Parent Committee in November 2020, immediately prior to the spin-off transaction, based on actual performance for January 2020 through October 2020 and an estimate of performance achievement that would have occurred in November and December 2020 if the separation had not occurred, in each case adjusted to exclude expenses associated with the separation. Given the pending separation of the two businesses into new public entities prior to the end of the 2020 fiscal year, the Former Parent Committee determined that attempting to calculate performance against the pre-set annual targets after the separation would not be reasonable.
The linkage between pay and estimated performance is demonstrated by the following table and related footnotes, which summarize and define the performance measures associated with our NEOs' 2020 annual cash incentive and performance share unit awards and highlight key performance results for 2020:

2020 Performance[1]	2020 Executive Pay Results
•Consolidated Adjusted Revenues[2] were $4,212 million, which was 1.3% below target	•Short-term incentive awards were earned at a level of 185% of Target
•Consolidated Adjusted EBITDA[3] was $546.5 million, which was 20% above target	•Performance Share Units (PSUs) were earned at a level of 135.6% of Target for the Consolidated Former Parent and 200% of Target for the Aaron's Business
•Consolidated Return on Capital ("ROC")[4] of 19.3%, which was 660 bps above target
•Consolidated Adjusted Pre-Tax Income[5] was $460 million, which was 28% above target
•All compliance goals[6] , established in the first quarter of 2020, for the Company and its Aaron’s Business were on target, as of November 30, 2020, to be fully achieved

•Aaron’s Business Revenue was $1,743 million, which was 7.8% above target
•Aaron’s Business Adjusted EBITDA[7] was $191.5 million, which was 47.1% above target
•Aaron’s Business Adjusted Pre-Tax Income[8] was $127 million, which was 108% above target

1 As discussed above, the estimated results shown above are based on actual performance for January 2020 through October 2020 and an estimate of performance achievement that would have occurred in November and December 2020 if the separation had not occurred.

[2] Consolidated Adjusted Revenues are based on consolidated revenues of our Former Parent reduced for the amount of provision expense at Vive.
[3] Consolidated Adjusted EBITDA is based on consolidated earnings before interest expense, taxes, depreciation, and amortization for our consolidated Former Parent adjusted to exclude certain non-GAAP items related to non-routine items that are not reflective of ordinary earnings activity. Estimated Consolidated Adjusted EBITDA results reflect adjustments to exclude restructuring charges, consulting and early termination charges related to a sales and marketing agreement, goodwill impairment charges, separation costs associated with the separation and distribution that resulted in our spin-off into a separate publicly-traded company, certain legal and regulatory income and to remove the effect of the change in allowance for loan losses for Vive.

[4] Consolidated ROC is based on our Former Parent’s net operating profit (which we define as operating profit adjusted for certain non-recurring items that are not reflective of ordinary earnings activity) after tax divided by the sum of average net debt (which we define as debt less cash and cash equivalents) and average total shareholders' equity, with the final result being an average of quarterly calculations. For purposes of this calculation, actual net operating profit was adjusted to normalize amortization expense resulting from franchisee acquisitions, restructuring charges, consulting and early termination charges included related to a sales and marketing agreement, goodwill impairment charges, separation costs associated with the separation and distribution that results in our spin-off into a separate publicly-traded company, legal and regulatory income, Progressive Leasing intangible amortization and the change in allowance for loan losses for Vive.

[5] Consolidated Adjusted Pre-Tax Income is earnings before income taxes for our consolidated Former Parent adjusted for non-GAAP items related to non-routine items that are not reflective of ordinary earnings activity. Estimated Consolidated Adjusted Pre-Tax Income results from adjustments to exclude certain adjustments to normalize amortization expense resulting from franchisee acquisitions, restructuring charges, consulting and early termination charges incurred related to a sales and marketing agreement, goodwill impairment charges, separation costs associated with the separation and distribution that resulted in our spin-off into a separate publicly-traded company, legal and regulatory income, Progressive Leasing intangible amortization and the change in allowance for loan losses for Vive.

[6] Compliance-related goals established in the first quarter of 2020 for the overall Former Parent focused on (1) enhancing customer communication, (2) enhancing compliance procedures, (3) enhancing disclosures for e-commerce retailers, (4) enhancing information security, and (5) enhancing information security training. Compliance-related goals established in the first quarter of 2020 for the Aaron's Business focused on (1) enhancing compliance visibility, (2) enhancing information security, (3) enhancing monitoring procedures, (4) enhancing driver safety, and (5) enhancing compliance training.

[7] Aaron’s Business Adjusted EBITDA is based on GAAP earnings before interest expense, taxes, depreciation, and amortization for the Aaron's Business, adjusted for certain non-GAAP items related to non-routine items that are not reflective of ordinary earnings activity. Estimated Aaron's Business Adjusted EBITDA results reflect adjustments to exclude restructuring charges, consulting and early termination charges related to a sales and marketing agreement, goodwill impairment charges and separation costs associated with the separation and distribution that resulted in our spin-off into a separate publicly-traded company.

[8] Aaron’s Business Adjusted Pre-Tax Income is earnings before income taxes for the Aaron's Business adjusted for non-GAAP items related to non-routine items that are not reflective of ordinary earnings activity. Estimated Aaron's Business Adjusted Pre-Tax Income results reflect adjustments to exclude certain adjustments to normalize amortization expense resulting from franchisee acquisitions, restructuring charges, consulting and early termination charges related to a sales and marketing agreement, goodwill impairment charges, and separation costs associated with the separation and distribution that resulted in our spin-off into a separate publicly-traded company.

Objectives of Executive Compensation
The primary objectives and priorities of our Former Parent’s executive compensation program were to:
• attract, motivate, and retain quality executive leadership;
• align the incentive goals of executive officers with the interests of shareholders;
• motivate the individual performance of each executive officer;

• improve overall company performance; and
• support achievement of our business plans and long-term goals.
To accomplish these objectives, the Former Parent Committee considered a variety of factors when approving compensation programs, including (i) changes in business strategy, (ii) company performance expectations, (iii) external market data, (iv) actual company performance and, with respect to the compensation programs for certain NEOs, the actual performance of business segments, (v) individual executive performance, and (vi) internal compensation equity with the NEOs. A more complete description of the process for establishing our executive compensation programs is described below and throughout this Compensation Discussion and Analysis.
Compensation Process Summary for 2020
Role of the Former Parent Committee. The Former Parent Committee’s role was to oversee (i) executive and outside director compensation, (ii) benefit plans and policies, including equity compensation plans and other forms of compensation, and (iii) other significant human resources matters.
More specifically, the Former Parent Committee reviewed and discussed proposed compensation for our Former Parent’s executive officers (including Messrs. Lindsay, Wall and Sinclair), evaluated their performance, and set their compensation. In addition, the Former Parent Committee approved all equity awards for Former Parent executive officers.
Role of Management. The Former Parent Committee considered the input and recommendations of the Chief Executive Officer of our Former Parent with respect to its pre-separation executive compensation programs and decisions that impacted Messrs. Lindsay and Sinclair and its post-separation executive compensation programs and decisions that impacted all of our NEOs. Mr. Lindsay, in consultation with the Chief Executive Officer of our Former Parent, generally made determinations with respect to pre-separation compensation for Mr. Olsen as an officer of the Aaron’s Business. The Chief Executive Officer of our Former Parent generally made determinations with respect to pre-separation compensation for Mr. Wall. The Chief Financial Officer of our Former Parent also provided input with respect to financial goals and recommendations and overall program design. Although Former Parent management and other invitees at Former Parent Committee meetings had the opportunity to participate in discussions and provide input, all votes and final decision-making on Former Parent executive compensation were solely the responsibility of the Former Parent Committee, and those final deliberations and votes were conducted in executive sessions in which no Former Parent executive officer participated.
Role of Independent Compensation Consultants. The Former Parent Committee had the authority to retain independent consultants and other advisors. During 2020, the Former Parent Committee retained the services of Exequity, LLP ("Exequity") which reported directly to the Former Parent Committee but worked with Former Parent management at the direction of the Former Parent Committee. The Former Parent Committee assessed the independence of the advisors, including the potential for conflicts of interest as required by the SEC and NYSE listing standards, and concluded that Exequity was appropriately independent and free from potential conflicts of interest.
Although the specific services of the independent consultant could vary from year to year, the following are the services generally provided by the independent consultant:
• providing information on trends and related legislative, regulatory, and governance developments;
• reviewing and recommending any changes to our Former Parent’s peer group used for comparative market analysis for the consideration and approval of the Compensation Committee;
• conducting competitive assessments of executive compensation levels and incentive program designs;
• consulting on compensation for outside directors;
• conducting a review of Former Parent’s compensation programs from a risk assessment perspective;
• reviewing compensation tally sheets on our Former Parent’s executive officers;
• assisting with review and disclosures regarding the Former Parent’s executive compensation programs; and
• reviewing the Former Parent Committee’s annual calendar and related governance matters.
Representatives from Exequity attended all of the Former Parent Committee meetings pertaining to 2020 executive compensation decisions made prior to the separation, and also participated in executive sessions as requested by the Former Parent Committee.
Around the time of the separation, Exequity was engaged by the Chair of the Company's Compensation Committee as the Compensation Committee’s independent compensation consultant. However, the Compensation Committee did not make any decisions with respect to 2020 compensation for our NEOs (as those decisions had already been made by the Former Parent

Committee), and Exequity did not provide any advice to the Compensation Committee that directly impacted our NEOs’ 2020 compensation. We generally expect that the Compensation Committee will use Exequity’s services in a manner similar to the Former Parent Committee, and we expect to discuss Exequity’s services in further detail in our 2022 proxy statement.
Post-2020 Compensation Decisions by the Compensation Committee. In making future compensation decisions for our executive officers, the Compensation Committee’s guiding philosophy and objectives, and its processes and procedures for evaluating and making decisions with respect to executive compensation, are expected to be substantially similar to those described above for decisions made by the Former Parent Committee prior to the separation. However, as noted above, the Compensation Committee has begun and will continue to review our executive compensation program, policies, and practices and will make adjustments as appropriate over time in order to meet our particular business needs and goals.
Comparative Market Data
Role of Market Data. Our Former Parent used compensation market data as a reference for understanding the competitive positioning of each element of our Former Parent’s compensation program and of total compensation. Market data informed compensation-related decisions as our Former Parent set pay levels for its executive officers, including Messrs. Lindsay and Sinclair, at the beginning of 2020, and again for all of our NEOs as we contemplated the spin-off transaction later in the year.
In referencing these market studies, the Former Parent Committee did not manage total compensation for executive officers within a prescribed competitive position or percentile of the compensation market. Rather, the Former Parent Committee reviewed compensation for each applicable executive relative to market data and considered other internal and external factors when exercising its business judgment as to compensation decisions. Other factors material to the Former Parent Committee’s deliberations included (i) objective measurements of business performance, (ii) the accomplishment of compliance, strategic, and financial objectives, (iii) the development and retention of management talent, (iv) enhancement of shareholder value, and (v) other matters the Former Parent Committee deemed relevant to our Former Parent’s (and, as applicable, the Company’s) short-term and long-term success. Similarly, Mr. Lindsay, in consultation the Chief Executive Officer of our Former Parent, made determinations with respect to pre-separation compensation for Mr. Olsen as an officer of the Aaron’s Business. The Chief Executive Officer of our Former Parent made determinations with respect to pre-separation compensation for Mr. Wall.
Peer Groups. With respect to 2020 compensation decisions, the Former Parent Committee referenced the market study that was conducted by its independent consultant for 2019. The peer group used in that study was proposed by the independent consultant and approved by the Former Parent Committee. That peer group, which is listed below, includes 25 companies representing a blend of retail and consumer finance companies similar to our Former Parent in size in terms of revenues and market capitalization. The peer group served as the principal reference group for our Former Parent’s executives. Peer group data was sourced from the most recently filed proxy statements for each peer company. In addition, the Former Parent Committee and Former Parent management also reviewed general industry survey data as a secondary reference. Survey data was sourced from Aon’s 2019 U.S. TCM Online Executive and Senior Management Survey.
2020 Peer Group – Former Parent

Consumer Financial Companies	Retail Companies
Synchrony Financial	Wayfair Inc.
Discover Financial Services	Tractor Supply Company
Ally Financial Inc.	DICK’S Sporting Goods, Inc.
Santander Consumer USA Holdings Inc.	Foot Locker, Inc.
OneMain Holdings, Inc.	Williams-Sonoma, Inc.
FirstCash, Inc.	Big Lots, Inc.
Encore Capital Group, Inc.	Burlington Stores, Inc.
SLM Corporation	Sally Beauty Holdings, Inc.
Green Dot Corporation	Designer Brands Inc.
CURO Group Holdings Corp.	Rent-A-Center, Inc.
Enova International, Inc.	RH
Credit Acceptance Corporation	Sleep Number Corporation
Conn’s, Inc.

2019 Peer Group - Former Parent
In 2019, at the request of the compensation committee of Aaron's, Inc., Exequity conducted a comprehensive review of potential peers taking into account revenue size, industry, and labor market. The compensation committee of Aaron's, Inc. approved the peer group, which is comprised of the 25 companies listed below. The peer group was used for the 2019 benchmarking and to inform 2020 pay levels. The peer group is comprised of both retail and consumer finance companies that approximate Aaron’s, Inc. in terms of key size metrics. The composition of the group considers the major operating segments of Aaron’s, Inc. as represented by Aaron’s Business which operates in the retail space, and the Progressive Leasing segment which operates in the consumer finance space. In addition to the peer group shown below, general industry pay survey data was also provided and considered to ensure a fulsome evaluation of the competitive pay landscape.

Company Name	Primary Industry
Ally Financial Inc.	Consumer Finance
Big Lots, Inc.	Multiline Retail
Burlington Stores, Inc.	Specialty Retail
Conn’s, Inc.	Specialty Retail
Credit Acceptance Corporation	Consumer Finance
CURO Group Holdings Corp.	Consumer Finance
Designer Brands Inc.	Specialty Retail
DICK’S Sporting Goods, Inc.	Specialty Retail
Discover Financial Services	Consumer Finance
Encore Capital Group, Inc.	Consumer Finance
Enova International, Inc.	Consumer Finance
FirstCash, Inc.	Consumer Finance
Foot Locker, Inc.	Specialty Retail
Green Dot Corporation	Consumer Finance
OneMain Holdings, Inc.	Consumer Finance
Rent-A-Center, Inc.	Specialty Retail
RH	Specialty Retail
Sally Beauty Holdings, Inc.	Specialty Retail
Santander Consumer USA Holdings Inc.	Consumer Finance
Sleep Number Corporation	Specialty Retail
SLM Corporation	Consumer Finance
Synchrony Financial	Consumer Finance
Tractor Supply Company	Specialty Retail
Wayfair Inc.	Internet and Direct Marketing Retail
Williams-Sonoma, Inc.	Specialty Retail
2020 Company Peer Group
In connection with the spin-off transaction and at the request of the Former Parent Committee, Exequity conducted a comprehensive review of potential peers for the Company taking into account revenue size, industry, and labor market given the anticipated characteristics of the Company. The Former Parent Committee approved the peer group, which is comprised of the 17 companies listed below. The peer group was used to inform pay levels that took effect concurrent with the completion of the spin-off transaction. The peer group is comprised of both retail and consumer finance companies that approximate the Company in terms of key size metrics. In addition to the peer group shown below, general industry pay survey data was also provided and considered to help ensure a fulsome evaluation of the competitive pay landscape.

Consumer Finance Companies	Retail Companies
OneMain Holdings, Inc.	Big Lots, Inc.
FirstCash, Inc.	The Michaels Companies, Inc.
Encore Capital Group, Inc.	Rent-A-Center, Inc.
CURO Group Holdings Corp.	RH
EZCORP, Inc.	Five Below, Inc.
Enova International, Inc.	Sleep Number Corporation
Credit Acceptance Corporation	Ollie’s Bargain Outlet Holdings, Inc.
Conn’s, Inc.
Haverty Furniture Companies, Inc.
Ethan Allen Interiors, Inc.
Survey Data. If data from the proxy peer group is not available for all NEO positions, the Compensation Committee may also review broader survey benchmarking data from time to time, as necessary.

Base Salary
The Former Parent viewed base salary as fixed compensation intended to reflect the scope of an executive’s role. It reviewed executive officer base salaries annually and adjusted them as necessary to ensure that salary levels remained appropriate and competitive. Salary increases were periodic rather than annual and were made after considering relevant factors, including:
• breadth and scope of an executive’s role, including any significant change in duties;
• competitive market pay levels;
• internal comparisons to similar roles;
• individual performance throughout the year; and
• overall economic climate and company performance.
Base Salary decisions for periods prior to the separation were made by the Former Parent Committee with respect to Former Parent’s executive officers, including Messrs. Lindsay and Sinclair; by Mr. Lindsay, in consultation with the Chief Executive Officer of the Former Parent, for Mr. Olsen; and by the Chief Executive Officer of the Former Parent, for Mr. Wall.
Pre-Separation Base Salary Adjustments. The adjustments shown below were made at the beginning of 2020 for Mr. Lindsay to move his pay closer to the market for his position, and for Mr. Olsen to reflect his additional responsibilities in his role as the Chief Operating Officer, Aaron’s Business, and in July 2020 for Mr. Wall in connection with his appointment as Interim CFO of our Former Parent. Ms. George’s compensation was approved by the Former Parent Committee effective as of her hire date in November 2020. No pre-separation changes were made to the base salary of Mr. Sinclair in 2020.

Named Executive Officer – Former Parent	Prior Base Salary Rate	Adjusted Base Salary Rate
Douglas A. Lindsay	$600,000	$650,000
Steve Olsen	$450,000	$550,000
C. Kelly Wall	$320,000	$500,000
Rachel G. George	N/A	$450,000
Robert P. Sinclair	$350,000	$350,000
Base Salary Reduction for Our Chief Executive Officer. As noted above, in light of the challenges faced during the COVID-19 pandemic, the Former Parent Committee approved, and Mr. Lindsay agreed to, a 20% reduction to his base salary from April 2020 through June 2020.
Base Salary Adjustments at Separation. The Former Parent Committee further adjusted the base salaries of Messrs. Lindsay and Olsen in connection with the spin-off transaction. The adjustments shown below were made effective at the beginning of December 2020 to reflect the applicable NEOs’ new roles with the Company, which had become a standalone, publicly traded company, as opposed to only a segment of a pre-existing public company.

Named Executive Officer – Aaron's	December 1, 2020 Base Salary Rate
Douglas A. Lindsay	$850,000
Steve Olsen	$600,000
C. Kelly Wall	$500,000
Rachel G. George	$450,000
Robert P. Sinclair	$350,000

Annual Cash Incentive Awards
Annual cash incentive awards for 2020 provide the opportunity to earn cash rewards for meeting Former Parent and business segment financial and operational performance goals. Under the 2020 program, our NEOs had the potential to earn cash incentive awards based on performance against pre-determined performance goals, with amounts that vary based on the degree to which the related goals are achieved.
Target Awards. At the beginning of 2020, the Former Parent Committee approved a target award opportunity for each of Messrs. Lindsay and Sinclair. Mr. Lindsay, in consultation with the Chief Executive Officer of our Former Parent, made determinations with respect to Mr. Olsen who was an officer of the Aaron’s Business, but was not an executive officer of the Former Parent. The Chief Executive Officer of our Former Parent made determinations with respect to Mr. Wall's target award opportunity. For 2020, these target award opportunities remained unchanged from 2019 other than for Mr. Olsen and Mr. Wall, each of whose target incentive was increased in recognition of their respective appointments as Chief Operating Officer of Aaron’s Business and Interim CFO of Former Parent.

Named Executive Officer	2020 Target[1]
Douglas A. Lindsay	$650,000
Steve Olsen	$412,500
C. Kelly Wall	$300,000
Rachel G. George[2]	N/A
Robert P. Sinclair	$122,500
1 Target amounts are calculated based on annual base salary.
2 Hired in November 2020 and therefore not eligible for 2020 Annual Incentive Award.
Performance Measures and Weights. The following were the performance measures and weights in the 2020 annual cash incentive program for each NEO:

Former Parent Wall and Sinclair	Aaron's Business Lindsay and Olsen
80% Consolidated Adjusted EBITDA	80% Aaron's Business Adjusted EBITDA
20% Compliance	20% Compliance
In each case, the measures are specific to each entity, and where noted as "consolidated," are referring to Former Parent. The measures are calculated as described under the heading "2020 Performance and Incentive Pay Outcomes."
Performance Goals and Results. The Former Parent Committee established annual goals for each of the performance measures in the annual incentive program, including a Threshold, Target, and Maximum performance goal that corresponded to a Threshold, Target, and Maximum incentive payout level. For Adjusted EBITDA, the payout range was from 25% of target (if Threshold was achieved) to 200% of Target (if Maximum was achieved), with interpolation for performance falling between the Threshold and Target or Target and Maximum levels. For Compliance, the payout range was from 0% to 125% of Target (based on the number of compliance goals achieved).
The level of performance under the 2020 incentive compensation program was determined by the Former Parent Committee in November 2020, immediately prior to the spin-off transaction, based on actual performance from January 2020 through October 2020 and an estimate of performance that would have been achieved in November and December if the separation had not occurred. Given the pending separation of the two businesses into new public entities prior to the end of the fiscal year, the Former Parent Committee determined that attempting to calculate performance against pre-set annual targets after the separation would not be reasonable.

The following tables summarize the performance goals, performance results, and related incentive payout levels as a percent of target for each NEO. In the event that the applicable Adjusted EBITDA Threshold level was not achieved, any payout earned with respect to the Compliance objectives would be reduced by 50%. Adjustments to the applicable financial metrics are described above under the heading "2020 Performance and Incentive Pay Outcomes."

Former Parent: Wall and Sinclair
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target Zone[1]			Maximum	Estimated Year Ending 12/31/2020[2]	% of Target	Payout Calculation
Consolidated Adj. EBITDA	80%	$419	$451	-	$460	$492	$546	120.0%	200.0%
Potential Payout %		25%	100%			200%
Compliance	20%	3 Projects	4 Projects			5 Projects	5 Projects	125.0%	125.0%
Potential Payout %		50%	100%			125%	Final Payout		185.0%

Aaron's Business: Lindsay and Olsen
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target Zone[1]			Maximum	Estimated Year Ending 12/31/2020[2]	% of Target	Payout Calculation
Aaron's Business Adj. EBITDA	80%	$116	$129	-	$132	$143	$191	147.1%	200.0%
Potential Payout %		25%	100%			200%
Compliance	20%	3 Projects	4 Projects			5 Projects	5 Projects	125.0%	125.0%
Potential Payout %		25%	100%			200%	Final Payout		185.0%

(1) If actual performance falls anywhere within this range then payout is at 100% of target.
(2) For the period beginning on January 1, 2020 and ending on October 31, 2020, actual Consolidated Adjusted EBITDA was tracking above the Maximum performance level for the full year and actual Aaron’s Business Adjusted EBITDA was tracking above the maximum performance level for the full year.

Based on the above performance results and incentive calculations, the chart below shows the final annual cash incentive awards paid to our NEOs for estimated 2020 performance as compared to what those payments would have been at the target level:

Named Executive Officer	Target Annual Incentive[1]	Award Earned under Annual Incentive Plan
Douglas A. Lindsay	$640,385	$1,184,800
Steve Olsen	$401,769	$743,400
C. Kelly Wall	$206,646	$382,300
Rachel G. George[2]	N/A	N/A
Robert P. Sinclair	$122,500	$226,600

(1) Calculated on annual base salary paid for 2020.
(2) Hired in November 2020 and therefore not eligible for 2020 Annual Incentive Award.
Changes to Award Opportunities for 2021. The Former Parent Committee approved changes to target annual cash incentive award opportunities for our NEOs in connection with the spin-off transaction and the NEOs’ assumption of executive officer positions with our newly-publicly traded Company. The levels shown below were adjusted and effective at the beginning of December 2020 for the 2021 fiscal year and had no impact on the NEOs’ 2020 annual incentive awards:

Named Executive Officer	Fiscal Year 2021 Target ($)
Douglas A. Lindsay	$1,000,000
Steve Olsen	$600,000
C. Kelly Wall	$325,000
Rachel G. George	$310,000
Robert P. Sinclair[1]	N/A

(1) Mr. Sinclair retired in March 2021.
Bonus Compensation
In connection with her appointment as our General Counsel, Corporate Secretary and Chief Corporate Affairs Officer in November 2020, as part of our recruiting effort and in recognition of incentive compensation Ms. George would forfeit when leaving her former employer, we agreed to provide Ms. George with a signing bonus equal to $200,000 (subject to being repaid should Ms. George not remain employed for 24 months) and, within thirty days after completion of one year of employment, a $200,000 retention bonus. The signing bonus was paid in 2020 and is reported in the 2020 Summary Compensation Table below.
In light of the varied challenges in executing the spin-off transaction coupled with the COVID-19 pandemic, the Former Compensation Committee believed it was beneficial to the Company and its shareholders to provide a special incentive award program for select executives key to the success of the spin-off transaction and to recognize the work required to accomplish this challenging goal in under a year. Under the program, in connection with his extraordinary efforts in preparing for and helping to execute the separation, Mr. Wall was paid a cash bonus of $250,000 in November 2020.
The Former Compensation Committee also approved a cash bonus pool of up to $4.4 million to be administered by the Chief Executive of the Former Parent and awarded to select executives whose performance in executing the spin-off transaction and smoothing transitioning of the two companies was deserving of special merit. As part of that program, and in recognition of Mr. Sinclair's key role with the Former Parent and his efforts in assisting the Company in completing the separation, in August 2020 the Former Parent granted to Mr. Sinclair the opportunity to receive a special cash payment equal to $337,500 as a completion bonus for the separation, generally subject to completion of the separation and Mr. Sinclair’s continuous employment with Former Parent or its successors through his retirement on March 15, 2021. Mr. Sinclair earned this bonus in 2021 prior to his retirement.
Long-Term Equity Incentive Awards
2020 long-term equity incentive awards are intended to:
• reward the achievement of business objectives that the Former Parent Committee believed would benefit shareholders;
• align the interests of senior management with those of shareholders; and

• assist with retaining senior management to ensure continuity of leadership.
Beyond these objectives, the Former Parent Committee also considered market design practices, equity dilution, accounting expense, and other internal considerations when deciding on the structure and size of 2020 equity awards.
Award Type and Mix. Each year the Former Parent Committee granted equity awards to executive officers of our Former Parent; however, the award type and mix could change from time to time. In order to balance performance and retention incentives, the 2020 regular annual equity awards were made in the form of PSUs, stock options, and time-based restricted stock awards ("RSAs"), consistent with 2019.
The graphic below depicts the 2020 equity award mix:

Equity Award	Objective	Provisions

Performance Share Units	•Focus participants on the fundamentals of growing the business and increasing the level of earnings over the long term. •One-year performance period helps ensure greater validity in our forecasts.
•Number of PSUs earned based on one-year company performance.
•Earned awards are subject to additional time-based vesting, with vesting generally occurring in three equal increments following the first, second, and third anniversaries of the grant.

Stock Options	•Aligns executives with shareholders, with the value of an award realized only if the stock price appreciates following the date of grant.	•Pro rata annual three-year vesting, with vesting generally occurring in three equal increments following the first, second, and third anniversaries of the grant.

Restricted Stock	•Addresses competitive concerns with a focus on retaining key executives needed to realize long-term performance objectives.	•Pro rata annual three-year vesting, with vesting generally occurring in three equal increments following the first, second, and third anniversaries of the grant.
Target Awards. Target awards for 2020 for our NEOs are shown below. The target levels for regular annual awards were generally unchanged from 2019 levels, except that Mr. Olsen’s target percentage was increased in connection with his promotion.

Named Executive Officer	2020 LTIP Target
Douglas A. Lindsay	$1,475,000
Steve Olsen	$550,000
C. Kelly Wall	$192,000
Rachel G. George[1]	N/A
Robert P. Sinclair	$175,000
(1) Hired in November 2020 and therefore not eligible for 2020 a LTI award.
These award targets were set by the Former Parent Committee for Messrs. Lindsay and Sinclair after reviewing the general award levels across our Former Parent’s peer group and considering the responsibilities of each such NEO. Mr. Lindsay, in consultation with the Chief Executive Officer of our Former Parent, made determinations with respect to Mr. Olsen as an officer of the Aaron’s Business, when Mr. Olsen was not an executive officer of the Former Parent. The Chief Executive Officer of our Former Parent made determinations with respect to Mr. Wall's target award opportunity.
The dollar value of the target award levels for regular annual awards presented in the table above differ from the aggregate grant date fair values for our NEOs’ LTI awards as reported in the 2020 Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal Year 2020 table because the Former Parent determined the number of shares subject to each award based on its view of the appropriate value to assign to each award rather than the accounting expense that would be recognized by our Former Parent.
The LTI target awards that were granted to our NEOs pursuant to the 2020 program structure are set forth in the table below:

2020 Equity Awards
LTI Target Value

Named Executive Officer	Stock Options 25%	+	Restricted Stock 25%	+	PSUs 50%	=	2020 LTI Value Target
Douglas A. Lindsay	$368,750		$368,750		$737,500		$1,475,000
Steve Olsen	$137,500		$137,500		$275,000		$550,000
C. Kelly Wall	$48,000		$48,000		$96,000		$192,000
Rachel G. George[1]	N/A		N/A		N/A		N/A
Robert P. Sinclair	$43,750		$43,750		$87,500		$175,000
Shares Awarded (reflects shares of Former Parent at target)

Named Executive Officer	Stock Options 25%	+	Restricted Stock 25%	+	PSUs 50%	=	2020 LTI Shares at Target
Douglas A. Lindsay	24,420		8,640		17,280		50,340
Steve Olsen	9,180		3,240		6,450		18,870
C. Kelly Wall	3,210		1,140		2,250		6,600
Rachel G. George[1]	N/A		N/A		N/A		N/A
Robert P. Sinclair	2,910		1,050		2,070		6,030
(1) Hired in November 2020 and therefore not eligible for 2020 a LTI award.

Performance Share Units Performance Measures and Weights. The metrics and weights for the PSUs granted in 2020 were as follows:

Former Parent Wall and Sinclair	Aaron's Business Lindsay and Olsen
60% Consolidated Adjusted Revenues	70% Aaron's Business Revenues
20% Consolidated Adjusted Pre-Tax Income	30% Aaron's Business Adjusted Pre-Tax Income
20% Consolidated Adjusted ROC

The Former Parent Committee selected these measures to focus participants on growing the business and on sustaining and improving the quality of our Former Parent’s earnings, as well as to ensure no overlap in the incentive metrics utilized in the annual and long-term plan
In each case, the measures are specific to each entity, and where noted as "consolidated," is referring to Former Parent. The measures are calculated as described under the heading "2020 Performance and Incentive Pay Outcomes."
Performance Goals and Results. The Former Parent Committee established goals for each of the performance measures in the PSU program, including a Threshold, Target, and Maximum performance goal that corresponded to a Threshold, Target, and Maximum number of shares that could be earned. The number of shares that could be earned ranged from 25% to 200% of Target. Payouts for results between these levels are interpolated, with scales that vary by business segment. If the results are less than threshold, then no shares would be earned.
The level of performance for 2020 for the PSU awards was determined by the Former Parent Committee in November 2020, immediately prior to the spin-off transaction, based on actual performance from January 2020 through October 2020 and an estimate of performance that would have been achieved in November and December if the separation had not occurred. Given the pending separation of the two businesses into new public entities prior to the end of the fiscal year, the Former Parent Committee determined that attempting to calculate performance against pre-set annual targets after the separation would not be reasonable.
The following tables summarize the performance goals, performance results (adjusted as described above under the heading "2020 Performance and Incentive Pay Outcomes"), and related earning levels as a percent of target for each NEO:

Former Parent: Wall and Sinclair
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target Zone[1]			Maximum	Estimated Year Ending 12/31/2020[2]	% of Target	Payout Calculation
Consolidated Adjusted Revenue	60%	$4,054	$4,246	-	$4,289	$4,481	$4,212	98.7%	92.6%
Consolidated Adj. Pre-Tax Income	20%	$331	$356	-	$363	$388	$460	128.0%	200.0%
Consolidated ROC	20%	10.8%	12.6%	-	12.9%	14.6%	19.3%	151.5%	200.0%
Payout		25%	100%			200%			135.6%

Aaron's Business: Lindsay and Olsen
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target Zone[1]			Maximum	Estimated Year Ending 12/31/2020[2]	% of Target	Payout Calculation
Aaron's Business Revenue	70%	$1,496	$1,593	-	$1,641	$1,738	$1,743	107.8%	200.0%
Aaron's Business Adj. Pre-Tax Income	30%	$54	$60	-	$61	$67	$127	208.0%	200.0%
Payout		25%	100%			200%			200.0%

(1) If actual performance falls anywhere within this range then payout is at 100% of target.
(2) For the period beginning on January 1, 2020 and ending on October 31, 2020, actual Consolidated Adjusted Revenue, Consolidated Adjusted Pre-Tax Income, and the Consolidated ROC were all tracking at well above target performance levels for the full year. Actual Aaron’s Business Revenue and actual Aaron's Business Adjusted Pre-Tax Income were tracking above the maximum performance level for the full year during that period.

The PSUs earned by the NEOs based on 2020 performance will generally vest in three annual increments on March 7, 2021, 2022, and 2023.
Special Grant to Mr. Wall. In July 2020, the Former Parent granted Mr. Wall an additional award of restricted stock valued at $128,000 in connection with his promotion to the Interim Chief Financial Officer position with our Former Parent. The restricted stock award vests over a three-year period in equal annual installments beginning on March 7, 2021.
Changes for 2021
The Former Parent Committee approved changes to target awards for our NEOs in conjunction with the spin-off transaction. The levels shown below were adjusted to be effective for the 2021 fiscal year and had no impact on the NEOs’ 2020 LTI awards.

Target awards for 2021 are shown below. We expect to disclose further information regarding these awards in our 2022 Proxy Statement.

Named Executive Officer	Fiscal Year 2021 LTIP Target
Douglas A. Lindsay	$3,550,000
Steve Olsen	$800,000
C. Kelly Wall	$500,000
Rachel G. George	$475,000
Robert P. Sinclair[1]	N/A

(1) Mr. Sinclair retired in March 2021.
Treatment of Outstanding Former Parent Equity Compensation in the Separation
In general, pursuant to the Employee Matters Agreement entered into in connection with the separation, outstanding Former Parent equity awards held by the NEOs as of the separation were treated as described below.
•Vested and Unvested Stock Options. Except as described below, each outstanding vested and/or unvested stock option held by an NEO as of the separation was converted entirely into a stock option with respect to our common stock. In each case, the awards were converted or adjusted, as applicable, in a manner intended to preserve the aggregate value of the original corresponding Former Parent stock option. Each such converted or adjusted stock option is generally subject to the same terms and conditions that applied to the original corresponding Former Parent stock option, including vesting requirements. However, Mr. Sinclair’s outstanding Former Parent stock options were not converted into Former Company stock options.1
•Unvested Restricted Stock Awards and Performance Share Unit Awards Granted On or After January 1, 2020. Each outstanding unvested Former Parent restricted stock award and/or performance share unit award granted on or after January 1, 2020 held by an NEO was converted entirely into the same type of award (i.e., restricted stock award or performance share unit award) with respect to our common stock. In each case, the award was converted or adjusted, as applicable, in a manner intended to preserve the aggregate value of the original corresponding Former Parent restricted stock award or performance share unit award. Each converted or adjusted restricted stock award and performance share unit award is generally subject to the same terms and conditions that applied to the original corresponding award, including vesting requirements.
•Unvested Restricted Stock Awards and Performance Share Unit Awards Granted On or After January 1, 2018 but Prior to January 1, 2020. Unless otherwise elected by the NEO, each outstanding unvested Former Parent restricted stock award and/or performance share unit award granted on or after January 1, 2018 but before January 1, 2020 ("Pre-2020 Award") held by an NEO was generally replaced with an award of the same type (i.e., restricted stock award or performance share unit) that relates to our common stock. In each case, the replacement or adjustment, as applicable, was completed in a manner intended to preserve the aggregate value of the original corresponding Pre-2020 Award, and the converted or adjusted awards are generally subject to the same terms and conditions that applied to the original corresponding awards.
NEOs, like other holders of Former Parent equity awards, had the opportunity to elect to retain their Pre-2020 Awards instead of having those awards converted to Company equity awards in their entirety. In the event of such an election, the participant would receive a Company equity award of the same type covering a number of Company shares equal to the number of shares of Company stock that would have been distributed in the separation with respect to the number of shares of Former Parent Company common stock subject to the participant’s applicable Pre-2020 Award. Of our NEOs, all elected to receive this treatment, and as a result, retained both Company and Former Parent equity awards in connection with the separation.
(1) Mr. Sinclair's Former Parent stock options were retained by Mr. Sinclair and adjusted in connection with the separation in a manner intended to preserve their aggregate value, as negotiated with the Former Parent prior to the separation based on his pending retirement.
Executive Compensation Policies
Stock Ownership Guidelines. The Compensation Committee, at its first meeting in early 2021, adopted stock ownership guidelines, requiring compliance within five years, to further align the interests of our senior executives with our shareholders. The table below summarizes the guidelines that apply to our executives. All of the continuing NEOs are currently in compliance with these guidelines.

Feature	Provision

Required levels	5x base salary: Chief Executive Officer 2x base salary: Chief Financial Officer, President, and EVP, General Counsel & Chief Corporate Affairs Officer

Shares counted toward guidelines	Stock owned outright Shares held in retirement accounts Unvested time-based RSUs and RSAs Earned but unvested PSUs "In the money" value of vested but unexercised stock options
Clawback Policy. The Company has adopted a policy that provides that annual incentive and equity awards to our executive officers may be recouped if we restate our consolidated financial statements. Under this policy, covered employees including our NEOs may be required to repay to the Company the difference between the amount of incentives and awards received and the amount that would have been payable under the restated financial statements.
Securities Trading Policy. As part of our Insider Trading Policy, all of our officers and directors are prohibited from trading any interest or position relating to the future price of our securities. These prohibited transactions include trading in puts, calls, short sales, or hedging transactions, but do not generally prohibit other purchases and sales of our common stock made in compliance with the limitations contained in our Insider Trading Policy. Pledging of Company securities is prohibited under our Insider Trading Policy.
Tally Sheets. The Former Parent Committee reviewed tally sheets for select executives. These tally sheets provide a comprehensive view of target, actual, and contingent executive compensation payouts under a variety of termination and performance scenarios. The tally sheets allowed the Former Parent Committee to understand the cumulative effect of prior pay decisions and stock performance, as well as the retentive ability of existing LTIs, severance, and change-in-control arrangements. The tally sheets were intended to facilitate the Former Parent Committee’s understanding of the nature and amounts of total compensation under our executive compensation program and to assist the Former Parent Committee in its overall evaluation of the compensation program.
Executive Benefits and Perquisites
Our Former Parent’s executive compensation program (prior to the separation) and our executive compensation program (following the separation) also provides or provided certain benefits and perquisites to our NEOs. The value of these benefits and perquisites generally represents a small portion of an NEO’s overall total compensation opportunity and does not materially influence the Committees’ decisions with respect to the salary and incentive elements of the compensation of our NEOs. The Compensation Committee expects to periodically review the perquisites and other personal benefits that we provide to senior management to ensure they remain in the best interests of the Company and its shareholders.
Healthcare Benefits. Our NEOs receive a full range of standard benefits, including the medical, dental, vision, life and voluntary disability coverage available to our employees generally.
Retirement Plans. Our NEOs participate on the same basis as other employees in our 401(k) retirement plan, which we refer to as the 401(k) Plan, for all full-time employees. Employees with at least one year of service who meet certain eligibility requirements are eligible for a Company match.
Our 401(k) Plan uses a safe harbor formula that allows employees to contribute up to 75% of their annual compensation with 100% matching by the Company on the first 3% of compensation and an additional 50% match on the next 2% of compensation. All matching by the Company is immediately vested under the Company’s 401(k) Plan and any prior contributions will continue to vest under the preceding vesting schedule that applied under the Former Parent’s 401(k) retirement plan.
Under the Company’s Deferred Compensation Plan (as defined below), a select group of management or highly compensated employees are eligible to elect to defer up to 75% of their base salary and up to 75% of their annual bonus on a pre-tax basis. Should they so elect, the Company will make discretionary matching contributions under the same formula that applies for our 401(k) Plan, with the benefit not exceeding the 401(k) Plan statutory limit.
Perquisites. Our NEOs may use company aircraft from time to time for non-business use. Incremental operating costs associated with such personal use is paid by the Company (or, prior to the separation, by our Former Parent). The amount of income attributed to each NEO for income tax purposes from personal aircraft use is determined by the Standard Industry Fare

Level method, and the executives are responsible for paying the tax on this income. The aggregate incremental cost of such use by each NEO, if any, is included under the "All Other Compensation" column of "Executive Compensation - 2020 Summary Compensation Table."
In connection with her appointment as our General Counsel, Corporate Secretary and Chief Corporate Affairs Officer in November 2020, we agreed to reimburse Ms. George for up to $150,000 in relocation expenses in connection with her relocation to the Atlanta, Georgia area. We also agreed to provide her a tax gross-up reimbursement payment for the tax impact of the relocation reimbursements. Tax gross-up of reimbursement payment for relocation expenses is our standard practice and available to other employees who relocate. These reimbursement payments related to expenses associated with Ms. George's relocation were not incurred until 2021, and will be subject to clawback in the event Ms. George ceases employment with us within 18 months of her date of hire.
Employment Agreements and Other Post-Termination Protections
To attract and retain talented executives, we recognize the need to provide protection to our executives in the event of certain termination situations. The highly competitive nature of the relevant market for key leadership positions means we may be at a competitive disadvantage in trying to retain our current leaders, or hire executives from outside the Company, if we are not able to offer them the type of protections typically found in the market.
Accordingly, we are party to a severance and change in control agreement with Mr. Lindsay that details the benefits he would receive in the event his employment is terminated under various scenarios. In anticipation of the spin-off transaction, the Former Parent entered into a severance and change in control agreement with Mr. Wall (to which we are currently a party) when he was named Interim Chief Financial Officer of the Former Parent that detailed the benefits he would receive in the event his employment was terminated under various scenarios. Our other NEOs are covered by our severance plan, which is intended to provide certain benefits in the event employment is terminated other than for cause, disability or death. The severance and change-in-control agreements and the severance plan aid us in retaining key leaders who are critical to the ongoing stability of our business, foster objectivity across the participants should they be asked to evaluate proposals that may result in the loss of their employment, and provide important protections to us in terms of confidential information and competitive matters that could arise after their employment is terminated. We have not entered into any employment agreements with our NEOs.
The specific details of the severance and change in control agreements and our severance plan are described later in this Proxy Statement, in the section titled "Executive Compensation - Potential Payments Upon Termination or Change in Control."
Tax Effects of Compensation
Under Section 162(m) of the Internal Revenue Code, compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) in excess of $1 million is not tax deductible. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.
Risk Assessment in Compensation Programs
We believe our compensation programs encourage and reward prudent business judgment without encouraging undue risk. The Compensation Committee reviews our compensation programs for features that might encourage inappropriate risk-taking. We believe our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.
Consideration of Shareholder Advisory Vote. This Compensation Discussion and Analysis will be subject to an advisory say-on-pay vote at the Annual Meeting, and we will also conduct an advisory say-on-frequency vote at the Annual Meeting. Our Board and the Compensation Committee value the benefits of maintaining a dialogue with our shareholders and understanding their views. Although the say-on-pay vote is non-binding, the Compensation Committee intends to consider the outcomes of future say-on-pay votes when making future compensation decisions for our NEOs and will consider adjustments to support our strategies and to remain market competitive.

COMPENSATION COMMITTEE REPORT
The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors and available through the Company's website, https://investor.aarons.com under "Corporate Governance"—"Highlights". The Compensation Committee is comprised of three independent members of the Board as defined under the listing standards of the NYSE and under the Compensation Committee's charter. The Compensation Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation.
In keeping with its responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in this Proxy Statement. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.
This report is respectfully submitted by the Compensation Committee of the Board of Directors.

Walter G. Ehmer (Chair)
Kelly H. Barrett
Hubert L. Harris, Jr.

EXECUTIVE COMPENSATION
2020 Summary Compensation Table
The following Summary Compensation Table summarizes the total compensation earned by, or awarded to, our named executive officers in 2020. Amounts for 2020 reflect compensation paid to our NEOs by Former Parent prior to the separation and distribution and by us after the separation and distribution.

Name and Principal Position	Year	Salary ($)(1)	Bonus(8),(9) ($)	Stock Awards(2)($)	Option Awards(3)($)	Non-Equity Incentive Plan Compensation(4)($)	All Other Compensation(5)($)		Total ($)
Douglas A. Lindsay	2020	624,425	—	1,506,953	1,430,671	1,184,800	25,199	(6),(7)	4,772,048
Chief Executive Officer	2019	600,000	—	1,014,250	340,866	542,800	12,010		2,509,926
	2018	584,615	—	1,015,145	375,127	610,100	25,418		2,610,405
Steve Olsen	2020	547,115	—	625,947	306,312	743,400	22,800	(6),(7)	2,245,574
President	2019	450,000	—	204,800	68,173	183,200	30,563		936,736
C. Kelly Wall	2020	393,395	250,000	364,684	156,209	382,300	22,800	(6),(7)	1,569,388
Chief Financial Officer	2019	300,000	—	136,534	45,841	130,700	22,850		635,925
Rachel G. George	2020	45,673	200,000	—	—	—	—		245,673
General Counsel, Corporate Secretary and Chief Corporate Affairs Officer
Robert Sinclair	2020	350,000	—	166,276	35,124	226,600	25,920	(6),(10)	803,920
Controller and Chief Accounting Officer
(1)Amounts reported reflect the NEO’s annual salary earned during the fiscal year paid by our Former Parent prior to the spin-off transaction and by the Company after the spin-off transaction.
(2)Amounts in this column include the aggregate grant date fair value of awards of RSAs and PSUs as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification ("FASB ASC") Topic 718. These awards were granted by our Former Parent with respect to the Former Parent's common stock prior to the separation and converted into Company awards in connection with the separation and distribution as described in the "Treatment of Outstanding Former Parent Equity Compensation in the Separation" section of the Compensation Discussion and Analysis above. See Note 12 to the Company’s consolidated and combined financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for a discussion of the assumptions used in calculating these amounts. For the time-based RSAs, the grant date fair value is calculated using the closing stock price of our Former Parent's common stock on the date of grant. For the PSUs, the grant date fair value is also based on the closing stock price of our Former Parent's common stock on the date of grant, multiplied by a number of shares that is based on the targeted attainment level, which represents the probable outcome of the performance condition on the date of grant. The amounts do not reflect the value actually realized or that may ultimately be realized by our named executive officers. Assuming the highest performance conditions for the PSU awards granted in 2020 are achieved, the grant date fair value of the 2020 PSU awards would be: for Mr. Lindsay, $1,201,651; for Mr. Wall, $192,150; for Mr. Olsen, $550,830; and for Mr. Sinclair, $143,948. Amounts in this column also include the aggregate incremental fair value associated with the modifications to the NEOs' outstanding Former Parent stock awards in connection with the separation and distribution, computed as of the modification date (November 30, 2020) in accordance with FASB ASC Topic 718.
(3)Amounts in this column include the grant date fair value of awards of stock options as calculated in accordance with Financial Accounting Standards Board Codification Topic 718. These stock options were granted by our Former Parent with respect to the Former Parent’s common stock prior to the separation and (other than with respect to Mr. Sinclair) generally converted into Company awards in connection with the separation and distribution as described in the "Treatment of Outstanding Former Parent Equity Compensation in the Separation" section of the Compensation Discussion and Analysis above. The Company determines the fair value of stock options on the grant date using a Black-Scholes-Merton option pricing model that incorporates expected volatility, expected option life, risk-free interest rates, and expected dividend yields. See Note 12 to the Company’s consolidated and combined financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for a discussion of the assumptions used in calculating these amounts. Amounts in this column also include the aggregate incremental fair value associated with the modifications to the NEOs' outstanding Former Parent option awards in connection with the separation and distribution, computed as of the modification date (November 30, 2020) in accordance with FASB ASC Topic 718.
(4)Reflects the value of the annual cash incentive award earned under the annual cash incentive award program.
(5)We provide a limited number of perquisites to our named executive officers and value those perquisites based on their aggregate incremental cost to our Former Parent or the Company, as applicable. We calculated the incremental cost of company aircraft use based on the average variable operating costs to our Former Parent or the Company, as applicable. Variable operating costs include fuel costs, maintenance fees, positioning costs, catering costs, landing/ramp fees, and the amount, if any, of disallowed tax deductions associated with the personal use of company aircraft. The total annual variable operating costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost. This method excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries and benefits and hangar expenses. Aggregate incremental cost, if any, of travel by the executive’s family or other guests when accompanying the executive is also included.
(6)Amounts in this column include matching contributions in the amount of $11,400 made to Mr. Lindsay’s, Mr. Wall’s, Mr. Olsen’s or Mr. Sinclair's account, as applicable, in the Company’s 401(k) plan.
(7)Amounts in this column also include matching contributions in the amount of $11,400 made to Mr. Lindsay's, Mr. Wall's or Mr. Olsen's account, as applicable, as part of our Former Parent's nonqualified deferred compensation plan. These amounts are also included in the 2020 Nonqualified Deferred Compensation table below.
(8)For Mr. Wall, reflects a $250,000 discretionary cash bonus paid to him during 2020 as described in the "Bonus Compensation" section of the Compensation Discussion and Analysis above.
(9)For Ms. George, reflects a $200,000 sign-on bonus paid to her during 2020 as described in the "Bonus Compensation" section of the Compensation Discussion and Analysis above. Note that Ms. George was not eligible for non-equity or equity incentive compensation during 2020.
(10)Includes a watch with a cost to the Company of $13,000 awarded to Mr. Sinclair for thirty years of service.

Grants of Plan-Based Awards in Fiscal Year 2020
The following table sets forth information regarding non-equity incentive plan awards, stock options awards, restricted stock and performance share units initially granted by our Former Parent to our named executive officers during 2020 prior to the separation, which (other than with respect to Mr. Sinclair's stock option award) were subsequently converted into Company awards in connection with the separation and distribution as described in the "Treatment of Outstanding Former Parent Equity Compensation in the Separation" section of the Compensation Discussion and Analysis above. The following table also sets forth information regarding the incremental accounting value associated with the modification of the NEOs' outstanding Former Parent equity awards in connection with the separation and distribution. The Company did not grant any other awards to the NEOs in 2020. All equity award amounts presented below reflect the number of shares of Former Parent common stock underlying the awards at grant, and option exercise prices reflect the original exercise prices associated with Former Parent stock options.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Under- lying Options(4)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas A. Lindsay		160,000	640,000	1,185,000
	3/6/2020				4,320	17,280	34,560					600,826
	3/6/2020							8,640				300,413
	3/6/2020								24,420		34.77	294,749
	11/30/2020(6)											605,714
	11/30/2020(7)											1,135,922
Steve Olsen		100,000	402,000	743,000
	2/25/2020				1,613	6,450	12,900					275,415
	2/25/2020							3,240				138,348
	2/25/2020								9,180		42.70	138,802
	11/30/2020(6)											212,184
	11/30/2020(7)											167,510
C. Kelly Wall		52,000	207,000	382,000
	2/25/2020				563	2,250	4,500					96,075
	2/25/2020							1,140				48,678
	2/25/2020								3,210		42.70	48,535
	7/31/2020							2,454				128,050
	11/30/2020(6)											91,881
	11/30/2020(7)											107,674
Rachel G. George(8)		—	—	—	—	—	—	—	—		—	—
Robert Sinclair		31,000	123,000	227,000
	3/6/2020				518	2,070	4,140					71,974
	3/6/2020							1,050				36,509
	3/6/2020								2,910	(9)	34.77	35,124
	11/30/2020(6)											57,793
(1)For the NEOs, represents the amounts that could be earned under the annual cash incentive award program based on performance against pre-determined goals for Adjusted EBITDA and compliance, measured on a Company-wide basis or for Aaron's Business, based on each executive’s organizational level. The amounts actually earned are included in the "Non-Equity Incentive Plan Compensation" column of the 2020 Summary Compensation Table.
(2)Represents the PSUs granted to our NEOs in 2020 by Former Parent prior to the separation and distribution which were subsequently converted into PSUs with respect to the Company's common stock as part of the separation and distribution. For all named executive officers who received awards, the threshold number of shares represents 25% of target, and the maximum number of shares represents 200% of target. Any awards earned vest in three approximately equal increments over a three-year period on March 7, 2021, 2022 and 2023. Based on financial performance for the year as determined by the Former Parent Committee immediately prior to the separation, PSUs were earned under the 2020 program at 135.6% of target for Messrs. Wall and Sinclair and, at 200% of target for Messrs. Lindsay and Olsen. As a result of such determination, the named executive officers received in substitution for their 2020 Former Parent PSU awards the following earned PSUs with respect to the Company’s common stock (subject to three-year service-based vesting as described above) in connection with the separation: for Mr. Lindsay, 119,538 earned PSUs; for Mr. Olsen, 44,618 earned PSUs; for Mr. Wall, 10,551 earned PSUs; and for Mr. Sinclair, 9,707 earned PSUs.
(3)Represents the time-based RSAs granted to our NEOs in 2020 by Former Parent prior to the separation and distribution, which were subsequently converted into restricted stock of the Company as part of the separation and distribution, that are expected to vest in three approximately equal increments over a three-year period on each of March 7, 2021, 2022 and 2023. As a result of such conversion, the named executive officers received Company restricted stock in substitution for their 2020 Former Parent restricted stock awards in the following amounts: for Mr. Lindsay, 29,884 shares of restricted stock; for Mr. Olsen, 11,206 shares of restricted stock; for Mr. Wall, 12,431 shares of restricted stock; and for Mr. Sinclair, 3,631 shares of restricted stock.
(4)Represents stock options granted to our NEOs in 2020 by Former Parent prior to the separation and distribution, of which all (except as described in footnote 7 for Mr. Sinclair) were subsequently converted into stock options of the Company as part of the separation and distribution, that are expected to vest in three approximately equal increments over a three-year period on each of March 7, 2021, 2022 and 2023. As a result of such conversion, the named executive officers received stock options with respect to the Company’s common stock in substitution for their 2020 Former Parent stock option awards in the following amounts: for Mr. Lindsay, 84,466 stock options with an exercise price of $10.06; for Mr. Olsen, 31,752 stock options with an exercise price of $12.35; and for Mr. Wall, 11,103 stock options with an exercise price of $12.35.
(5)Represents the aggregate grant date fair value of awards calculated in accordance with FASB ASC Topic 718. See Note 12 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of the assumptions used in calculating these amounts.
(6)Amounts represent the incremental fair value related to the modifications of the NEOs' outstanding Former Parent stock awards in connection with the separation and distribution, as further described in the "Treatment of Outstanding Former Parent Equity Compensation in the Separation" section of the Compensation Discussion and Analysis above and in the narrative following the Outstanding Equity Awards at 2020 Fiscal Year-End table below.
(7)Amounts represent the incremental fair value related to the modifications of the NEOs' outstanding Former Parent option awards in connection with the separation and distribution, as further described in the "Treatment of Outstanding Former Parent Equity Compensation in the Separation" section of the Compensation Discussion and Analysis above and in the narrative following the Outstanding Equity Awards at 2020 Fiscal Year-End table below.
(8)Ms. George was not eligible for non-equity or equity incentive compensation during 2020.
(9)Mr. Sinclair retained the stock options granted to him in 2020 by Former Parent prior to the separation and distribution and did not receive a Company stock option in substitution for such stock options.
The Aaron’s Company, Inc. 2020 Equity and Incentive Plan
General. The purpose of The Aaron’s Company, Inc. 2020 Equity and Incentive Plan, or "the 2020 Plan," which was approved by the Company’s Board of Directors and Aaron’s Holdings Company, Inc. (at the time, the Company's sole shareholder), on November 11, 2020, is to promote the long-term growth and profitability of the Company and its subsidiaries by (i) providing certain employees, directors, consultants, advisors and other persons who perform services for the Company and its subsidiaries with incentives to maximize shareholder value and otherwise contribute to the success of the Company, and (ii) enabling the Company to attract, retain and reward outstanding individuals to serve as directors, officers and employees.
Administration of the 2020 Equity and Incentive Plan. The Board of Directors may appoint the Compensation Committee or such other committee consisting of two or more members (in each case, the "Committee") to administer the 2020 Plan, and the Board of Directors has currently designated the Compensation Committee to serve this function. The Committee has the right, subject to the terms of the 2020 Plan, to select the persons who receive awards under the 2020 Plan, to set the terms and conditions of such awards (including the term, exercise price, vesting conditions, and the consequences of termination of employment), and to interpret and administer the 2020 Plan. Subject to the express provisions of the 2020 Plan, the Committee is authorized and empowered to do all things that the Committee in its discretion determines to be necessary or appropriate in connection with the administration and operation of the 2020 Plan.
Types of Awards. The 2020 Plan permits grants of non-qualified stock options ("NQSOs"), incentive stock options ("ISOs"), stock appreciation rights ("SARs"), restricted stock, restricted stock units ("RSUs"), performance share units, performance units, annual incentive awards and other stock-based awards to eligible participants. ISOs may only be granted to employees of the Company or its subsidiaries.
Shares Available for Issuance. The aggregate number of shares available for issuance pursuant to awards granted under the 2020 Plan is 3,300,000 shares (the "Share Pool"), subject to adjustment as described in the 2020 Plan. As of June 21, 2021, there are no available shares remaining for awards under the 2020 Plan. As of such date, most of the shares subject to awards under the 2020 Plan were pursuant to awards under the 2020 Plan made as adjustments to, in substitution for, or in accordance with awards that had been granted to certain employee and directors of the Company, Former Parent or their subsidiaries prior to the separation. The shares issued by the Company under the 2020 Plan will be authorized but unissued shares or shares currently held (or subsequently acquired) as treasury shares, including shares purchased on the open market or in private transactions.
If shares subject to awards under the 2020 Plan are not issued, or are returned to the Company, including as a result of a forfeiture of restricted stock or an RSU, or the termination, expiration or cancellation of an NQSO, ISO, SAR, RSA, RSU, performance share, performance unit or other stock-based award under the 2020 Plan, or the settlement of an award in cash in lieu of shares, that number of shares will be added back to the Share Pool. If the exercise price of an option, or the purchase price and/or tax withholding obligation under any award is satisfied by the Company retaining shares or by the participant tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered will be deemed delivered for purposes of determining the Share Pool and will not be available for further awards under the 2020 Plan. To the extent a SAR is settled in shares of common stock, the gross number of shares subject to such SAR shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further awards under the 2020 Plan. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options will not be added back to the Share Pool.
Amendment and Termination. The Board of Directors or the Committee may amend or terminate the 2020 Plan in whole or in part at any time, but the amendment or termination cannot materially adversely affect any rights or obligations with respect to an award previously granted without the affected participant's written consent, unless otherwise required by law. The Company must obtain the approval of the shareholders before amending the 2020 Plan to the extent required by Section 422 of the Internal Revenue Code or the rules of the NYSE or other applicable law.
The Committee may amend an outstanding award agreement in a manner not inconsistent with the terms of the 2020 Plan, but the amendment will generally not be effective without the participant's written consent if the amendment is materially adverse to the participant. The Committee cannot amend outstanding awards, without shareholder approval, to reduce the exercise price of outstanding awards, or cancel outstanding options or SARs in exchange for cash, another award or stock option or SAR with an option exercise price or SAR price that is less than the option exercise price or SAR price of the original stock option or SAR.
The Aaron’s Company, Inc. Employee Stock Purchase Plan
General. The purpose of The Aaron's Company, Inc. Employee Stock Purchase Plan (the "ESPP"), which was approved by the Company's Board of Directors and Former Parent (at the time, the Company's sole shareholder), on November 11, 2020, is to encourage ownership of the Company's common stock by eligible employees. Specifically, the ESPP provides eligible employees of the Company and certain of the Company's subsidiaries an opportunity to use payroll deductions to purchase shares of our common stock on periodic purchase dates at a discount. The Compensation Committee believes that the ESPP is a valued benefit for our eligible employee base. We believe that allowing employees to purchase shares of our common stock through the ESPP motivates high levels of performance and provides an effective means of encouraging employee commitment to our success and recruiting new employees. We expect that employee participation in the ownership of the business through the ESPP will be to the mutual benefit of both our employees and the Company. Our Board of Directors or the Compensation Committee may amend, suspend or terminate the ESPP at any time. However, no amendment may increase the number of shares of common stock available under the ESPP, change the employees eligible to participate, or cause the ESPP to cease to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code, without obtaining shareholder approval within 12 months before or after such amendment. The ESPP is a tax-qualified plan under Section 423 of the Internal Revenue Code.
Administration. The ESPP is administered by the Compensation Committee, although the Compensation Committee may, where permitted by the terms of the ESPP and applicable law, delegate administrative tasks under the ESPP to the services of an agent and/or the Company's employees to assist with the administration of the ESPP. Subject to the provisions of the ESPP and applicable law, the Compensation Committee or its delegate will have full and exclusive authority to interpret the terms of the ESPP and determine eligibility to participate in the ESPP. In general, the ESPP will be administered in such a manner so as to comply with applicable requirements of Section 423 of the Internal Revenue Code. All determinations of the Compensation Committee are final and binding on all persons having an interest in the ESPP.
Offering Period, Purchase of Shares. Under the ESPP, participants have the ability to purchase shares of our common stock at a discount during a series of successive offering periods, which will commence and end on such dates as determined by the Compensation Committee or its delegate. Unless otherwise determined by the Compensation Committee or its delegate, each offering period will be six months in length. However, in no event may an offering period be longer than 27 months in length. Historically, and until the separation and distribution was completed on November 30, 2020, the Company's employees participated in the Aaron's, Inc. Employee Stock Purchase Plan. The final offering period for the year ended December 31, 2020 was modified to accelerate the purchase date for our employees to be November 13, 2020, prior to the completion of the spin-off transaction. The first offering period under the ESPP began on January 1, 2021.
Shares Available for Issuance. The maximum number of shares of our common stock authorized for sale under the ESPP is 200,000. The shares made available for sale under the ESPP may be authorized but unissued shares, treasury shares, reacquired shares reserved for issuance under the ESPP, or shares acquired on the open market. As of June 30, 2021, the aggregate number of shares of common stock that may be issued under the ESPP was 163,030.
Individual Executive Agreements and Pay Mix
For information regarding the individual agreements we have entered into with certain of our NEOs, see "Potential Payments Upon Termination or Change of Control" below. For information regarding the amount of salary and annual incentive compensation in proportion to total compensation, see "Compensation Discussion and Analysis—Components of the Executive Compensation Program."

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table provides information on outstanding stock option and stock awards with respect to the Company's common stock held by the named executive officers, including both unexercised and unvested awards, as of December 31, 2020, after giving effect to the November 30, 2020 adjustments made in connection with the separation and distribution. The market value of the stock awards is based upon the closing market price for the Company’s common stock as of December 31, 2020, which was $18.96.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Douglas A. Lindsay
	63,597		—		6.55	2/1/2026	—		—	—	—
	48,969		—		7.86	2/24/2027	—		—	—	—
	52,298	(2)	26,149	(2)	13.67	3/2/2028	—		—	—	—
	20,061	(3)	40,123	(3)	15.67	2/21/2029	—		—	—	—
	—		84,466	(4)	10.06	3/6/2030	—		—	—	—
	—		—		—	—	1,195	(5)	22,657	—	—
	—		—		—	—	2,080	(6)	39,437	—	—
	—		—		—	—	29,884	(7)	566,601	—	—
	—		—		—	—	2,409	(9)	45,675	—	—
	—		—		—	—	3,248	(10)	61,582	—	—
	—		—		—	—	119,538	(11)	2,266,440	—	—
Steve Olsen
	—		5,257	(12)	13.67	3/2/2028	—		—	—	—
	4,012	(3)	8,024	(3)	15.67	2/21/2029	—		—	—	—
	—		31,752	(4)	12.35	2/25/2030	—		—	—	—
	—		—		—	—	240	(5)	4,550	—	—
	—		—		—	—	420	(6)	7,963	—	—
	—		—		—	—	11,205	(7)	212,447	—	—
	—		—		—	—	485	(9)	9,196	—	—
	—		—		—	—	656	(10)	12,438	—	—
	—		—		—	—	44,619	(11)	845,976	—	—
C. Kelly Wall
	5,879		—		7.86	2/24/2017	—		—	—	—
	3,493	(2)	3,493	(2)	13.67	3/2/2018	—		—	—	—
	2,698	(3)	5,395	(3)	15.67	2/21/2019	—		—	—	—
	—		11,103	(4)	12.35	2/25/2030	—		—	—	—
	—		—		—	—	160	(5)	3,034	—	—
	—		—		—	—	280	(6)	5,309	—	—
	—		—		—	—	3,943	(7)	74,759	—	—
	—		—		—	—	8,488	(7)	160,932	—	—
	—		—		—	—	317	(9)	6,010	—	—
	—		—		—	—	499	(10)	9,461	—	—
	—		—		—	—	10,552	(11)	200,066	—	—
Rachel G. George(13)
	—		—		—
							—		—	—	—
Robert Sinclair
	—	(14)	—	(14)	—		—		—	—	—
	—		—		—	—	155	(5)	2,939	—	—
	—		—		—	—	270	(6)	5,119	—	—
	—		—		—	—	3,631	(7)	68,844	—	—
	—		—		—	—	307	(9)	5,821	—	—
	—		—		—	—	482	(10)	9,139	—	—
	—		—		—	—	9,707	(11)	184,045	—	—

(1)Reflects award value based on a share price of $18.96, the closing price of our common stock on December 31, 2020.
(2)These options vest in three equal increments on each of March 7, 2019, 2020 and 2021
(3)These options vest in three equal increments on each of March 7, 2020, 2021 and 2022.
(4)These options vest in three equal increments on each of March 7, 2021, 2022 and 2023.
(5)These RSAs vested on March 7, 2021.
(6)One half of these RSAs vested on March 7, 2021 and the remaining one-half are expected to vest on March 7, 2022.
(7)These RSAs vest in three equal increments on each of March 7, 2021, 2022 and 2023.
(8)Column would reflect any PSUs that at grant date were subject to meeting specific performance goals and service periods but were unearned as of the end of the year. In conjunction with the separation and distribution, achievement with respect to the performance goals for the PSUs that were granted during 2020 was determined prior to December 31, 2020, resulting in no PSUs with unearned performance goals as of the end of the period.
(9)Amounts shown reflect earned PSUs that vested on March 7, 2021.
(10)Amounts shown reflect earned PSUs, one half of which vested on March 7, 2021 and the remaining one-half are expected to vest on March 7, 2022.
(11)Amounts shown reflect earned PSUs that vest in three equal increments on each of March 7, 2021, 2022 and 2023.
(12)These options vested on March 7, 2021.
(13)Ms. George was hired in November 2020 and did not receive an annual grant during the year ended December 31, 2020.
(14)In connection with the separation and distribution, Mr. Sinclair's exercisable and unexercisable Former Parent stock options were retained by Mr. Sinclair and adjusted in connection with the separation in a manner intended to preserve their aggregate value, and therefore Mr. Sinclair did not hold any stock options of the Company as of December 31, 2020. Mr. Sinclair's outstanding equity awards that were unvested at the time of his retirement on March 15, 2021 were forfeited on that date (and he has 60 days following his retirement to exercise any vested stock options).
Each of the outstanding option awards set forth in the table above for the NEOs other than Ms. George and Mr. Sinclair represent options to purchase shares of the Company’s common stock received by the NEOs as a result of the adjustment and conversion of stock options covering Former Parent’s common stock in connection with separation, as further described in the Compensation Discussion and Analysis under the heading "Treatment of Outstanding Former Parent Equity Compensation in the Separation." As further described under such heading, Mr. Sinclair retained his Former Parent stock options and did not receive Company stock options in the separation. As of December 31, 2020, Mr. Sinclair held: stock options granted on March 2, 2018 covering 1,062 shares of the Former Parent’s common stock with an exercise price of $43.59 per share that vested on March 7, 2021; stock options granted on February 21, 2019 covering 2,469 shares of the Former Parent’s common stock with an exercise price of $49.97 per share, one-half of which vested on March 7, 2021 and the remaining one-half of which is expected to vest on March 7, 2022; stock options granted on March 6, 2020 covering 3,155 shares of the Former Parent’s common stock with an exercise price of $32.07 per share, which vest in three equal increments on each of March 7, 2021, 2022 and 2023.
Each of the outstanding stock awards set forth in the table above that is denoted with a reference to footnote 7 or 11 represents a restricted stock award or PSU award, as applicable, with respect to the Company’s common stock received by the applicable NEO as a result of the adjustment and conversion of an award of the same type covering our Former Parent’s common stock granted on or after January 1, 2020 in connection with the separation.
With respect to all other restricted stock awards and PSU awards set forth in the table above, our NEOs retained Former Parent stock awards of the same type as a result of the separation. For each such outstanding stock award set forth in the table above, the named executive officers retained a corresponding Former Parent stock award subject to substantially the same terms (including vesting terms) as the Former Parent stock award to which it relates, but covering twice as many Former Parent shares as reflected in the table above. The market value of those Former Parent stock awards as of December 31, 2020 was $53.87 per share. For example, regarding Mr. Lindsay’s February 21, 2019 Company restricted stock award covering 2,080 Company shares with a December 31, 2020 market value of $39,437, in connection with the separation Mr. Lindsay retained a Former Parent restricted stock award covering 4,160 Former Parent shares, which award has a December 31, 2020 market value of $224,099.
Options Exercised and Stock Vested in Fiscal Year 2020
The following table sets forth information regarding stock option exercises and the vesting of stock awards during 2020 with respect to Former Parent awards granted to certain of our NEOs prior to the separation and distribution. There were no option exercises or vesting of stock awards impacting our NEOs following the separation and distribution through December 31, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Douglas A. Lindsay	—	—	18,593	618,379
Steve Olsen	5,450	95,517	5,625	181,202
C. Kelly Wall	—	—	3,851	124,072
Rachel G. George	—	—	—	—
Robert Sinclair	3,500	69,755	3,579	115,607

(1)Reflects the value of options exercised based on the difference between the closing price of Former Parent's common stock on the day of exercise and the applicable exercise price.
(2)Reflects the value of shares that vested based on the closing price of Former Parent common stock on the applicable vesting date.
Pension Benefits
We do not provide defined benefit pension plans for our named executive officers.
Nonqualified Deferred Compensation
The Company maintains The Aaron's Company, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"), which is an unfunded, nonqualified deferred compensation plan for a select group of management, highly compensated employees and non-employee directors. Prior to the separation and distribution date, eligible employees participated in the Former Parent's Deferred Compensation Plan. Following the separation and distribution, the rights and obligations of the Deferred Compensation Plan related to the Company's employees were transferred from Former Parent to the Company pursuant to the Employee Matters Agreement entered into in connection with the separation. On a pre-tax basis, eligible employees can defer receipt of up to 75% of their base compensation and up to 75% of their incentive pay compensation, and eligible non-employee directors can defer receipt of up to 100% of their cash director fees.
Compensation deferred under the Deferred Compensation Plan is recorded as a deferred compensation liability, which is recorded in accounts payable and accrued expenses in the consolidated and combined balance sheets. The deferred compensation plan liability was $10.5 million and $11.0 million as of December 31, 2020 and 2019, respectively. Liabilities under the Deferred Compensation Plan are recorded at amounts due to participants, based on the fair value of participants’ selected investments, which consist of equity and debt "mirror" funds. The obligations are unsecured general obligations of the Company and the participants have no right, interest or claim in the assets of the Company, except as unsecured general creditors. The Company has established a rabbi trust to fund obligations under the Deferred Compensation Plan primarily with Company-owned life insurance policies. The value of the assets within the rabbi trust, which is primarily the cash surrender value of the life insurance, was $16.1 million and $14.4 million as of December 31, 2020 and 2019, respectively, and is included in prepaid expenses and other assets in the consolidated and combined balance sheets. The Company recorded gains related primarily to changes in the cash surrender value of the life insurance plans of $1.7 million and $2.1 million during the years ended December 31, 2020 and 2019, respectively, and recorded losses of $1.2 million during the year ended December 31, 2018, which were recorded within other non-operating income (expense), net in the consolidated and combined statements of earnings.
    The terms of the Deferred Compensation Plan include a discretionary match. The match allows eligible employees to receive 100% matching by the Company on the first 3% of contributions and 50% on the next 2% of contributions for a total of a 4% match. The annual match is not to exceed $11,400 for an individual employee for 2020 and is subject to a three-year cliff vesting schedule. Deferred compensation expense charged to operations for the matching contributions was not significant during the periods presented herein.

The following table provides information on accounts of and compensation deferred by our named executive officers pursuant to the Deferred Compensation Plan.

Name	Executive Contributions in 2020 ($) (2)	Registrant Contributions in 2020 ($) (3)(6)	Aggregate Earnings in Last Fiscal Year ($) (4)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2020 ($) (5)
Douglas A. Lindsay	$91,511	$11,400	$20,862	$—	$205,140
Steve Olsen	43,050	22,400	14,342	—	111,731
C. Kelly Wall	55,300	22,600	18,954	—	147,792
Rachel George(1)	—	—	—	—	—
Robert Sinclair(1)	—	—	—	—	—
(1)Ms. George and Mr. Sinclair do not participate in the Deferred Compensation Plan.
(2)Amounts in this column are included as "Salary" or "Non-Equity Incentive Plan Compensation" in the 2020 Summary Compensation Table.
(3)Company discretionary match is calculated and allocated in Q1 of 2021 based on contributions made in 2020. Also included in the "All Other Compensation" column of the 2020 Summary Compensation Table.
(4)Amounts in this column are not included in the 2020 Summary Compensation Table because the NEOs did not receive above-market or preferential earnings on amounts in their Deferred Compensation Plan accounts for 2020.
(5)Amounts in this column include the following amounts that were reported in our Summary Compensation Table for prior fiscal years: for Mr. Olsen, $7,328; and for Mr. Wall, $11,200.
(6)In addition to amounts earned in 2020, amounts include, for Messrs. Olsen and Wall, contributions earned in 2019 that were paid in 2020 and therefore not included in the "All Other Compensation" column of the 2020 Summary Compensation Table for 2020.
Potential Payments Upon Termination or Change in Control
Severance Plan. The Compensation Committee has adopted an Executive Severance Pay Plan, which we refer to as the "Severance Plan," intended to provide the Company's officers certain benefits in the event their employment is terminated by us in certain circumstances. The Severance Plan also provides important protections to us in terms of confidential information and competitive matters that could arise after their employment is terminated. The terms of the Severance Plan are substantially similar to the terms of the severance plan in effect at the Former Parent for our NEOs prior to the separation and distribution.
The Severance Plan applies to certain executives who do not have individual employment or severance agreements that provide for severance benefits, including Mr. Olsen, Ms. George and, during his employment with the Company, Mr. Sinclair.
Under the Severance Plan, if a participating NEO’s employment is terminated by the Company without "Cause" (as defined in the Severance Plan), other than following a "Change in Control" as described in the following paragraph, the Company will pay to the NEO (1) a lump sum amount equal to his or her annual base salary, (2) a lump sum amount equal to 12 months of the monthly premium for coverage under the Company’s group health insurance plan in which the NEO participates on the date of termination (less administrative charges and the portion of the premium paid by an active employee for the same type of coverage) (the "COBRA Charge"), grossed up for the estimated taxes payable on such payment, and (3) a lump sum amount equal to the NEO’s "Target Bonus" for the year of termination (except to the extent the NEO is already entitled to a bonus for the year of termination under the applicable bonus plan). For purposes of the Severance Plan, if an NEO’s target bonus award is expressed as a percentage of annual base salary, the "Target Bonus" is based on the NEO’s target bonus under the annual bonus program in which the NEO participates at the time of termination, and for all other participants, the "Target Bonus" is based on the average of the participant’s actual annual bonus payouts for each of the two years prior to the year of termination.
Under the Severance Plan, if a participating NEO’s employment is terminated by the Company without "Cause" or by the NEO for "Good Reason" (as defined in the Severance Plan), within the two-year period following a "Change in Control" (as defined in the Severance Plan), the Company will pay to the NEO: (1) a lump sum amount equal to the sum of 24 months (or, for Mr. Sinclair, 18 months) of the NEO’s base salary plus Target Bonus, (2) a lump sum amount equal to 24 months (or, for
Mr. Sinclair, 18 months) of the COBRA Charge, grossed up for the estimated taxes payable on such payment, and (3) a lump sum amount equal to the NEO’s Target Bonus for the year of termination, pro-rated based on the number of days completed in the performance year as of the termination date (except to the extent the NEO is already entitled to a bonus for the year of termination under the applicable bonus plan).
A participating NEO’s entitlement to severance under the Severance Plan is generally conditioned upon his or her execution and non-revocation of a customary release of claims against the Company and the NEO’s agreement to and compliance with certain restrictive covenants.
Amended and Restated Severance and change-in-control agreements. In November 2020, we entered into amended and restated severance and change-in-control agreements with each of Messrs. Lindsay and Wall. Each of those agreements will continue for a term of three years, automatically renewing for one-year periods after the initial term unless either party gives notice not to extend the term. Under each of these agreements, if the executive's employment is terminated by the Company during the two-year period from the consummation of a change in control (as defined in the agreement) other than for cause (as defined in the agreement), disability or death, or if employment is terminated by the executive for good reason (as defined in the agreement), the executive shall receive (i) severance payments in a lump sum amount equal to two times the sum of (x) the executive's annual salary plus (y) the executive's target bonus; (ii) a lump sum cash bonus payment based on the average annual bonus earned by the executive over the two years prior to the year in which the termination occurs, pro-rated based on the number of days in the year in which termination occurs that lapse prior to termination; (iii) a lump sum cash payment equal to the executive's accrued, unused vacation time; and (iv) a lump sum payment in an amount equal to two years' worth of the executive's monthly COBRA premiums for continued coverage under the Company's group health insurance plan, in each case, payable on the sixtieth day following termination. In the event of termination by the Company other than for cause, disability or death, or termination for good reason, in the absence of a change in control, or more than two years following a change in control, the executive would be entitled to (i)(a) continued salary for twenty-four months following termination plus bonus payments in an amount equal to one-twelfth of the executive's target bonus in each of the twenty-four months following termination, payable no less frequently than on a monthly basis beginning on the sixtieth day following termination for Mr. Lindsay (b) continued salary for eighteen months following termination plus bonus payments in an amount equal to one-twelfth of the executive's target bonus in each of the eighteen months following termination, payable no less frequently than on a monthly basis beginning on the sixtieth day following termination for Mr. Wall; and (ii) a lump sum cash payment in an amount equal to the executive's accrued, unused vacation time, payable on the sixtieth day following termination.
Equity Award Treatment. Under the terms of the 2020 Plan and the related award agreements that apply to our executive officers, all outstanding unvested stock options, RSUs and earned PSUs immediately vest in the event of termination of employment due to death or disability. With respect to PSUs that have not been earned at the time of a termination of employment due to death or disability, those PSUs will not vest immediately, but rather, will vest pro rata at the earned amount that is determined at the end of the performance period applicable to those PSUs. In the event of termination for any other reason not in connection with a change in control, all unvested equity awards are forfeited. In the event of a change in control, all outstanding unvested stock options, RSUs and PSUs would vest upon a termination by the employer without Cause or by the NEO for Good Reason during the following two years.
Assuming Mr. Lindsay's employment terminated or there was a change in control on December 31, 2020, potential payments and benefits have an estimated value of:

Douglas A. Lindsay
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$4,986,929	$1,184,800	$6,171,729
Termination due to Disability	$—	$4,986,929	$1,184,800	$6,171,729
Termination by Company without Cause	$3,765,385	$—	$—	$3,765,385
Termination by Executive for Good Reason	$3,765,385	$—	$—	$3,765,385
Termination by Company without Cause (following CIC)	$3,811,776	$4,986,929	$576,450	$9,375,155
Termination by Executive for Good Reason (following CIC)	$3,811,776	$4,986,929	$576,450	$9,375,155
Change in Control (CIC)	$—	$—	$—	$—

Assuming Mr. Olsen's employment terminated or there was a change in control on December 31, 2020, potential payments and benefits have an estimated value of:

Steve Olsen
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$1,550,712	$—	$1,550,712
Termination due to Disability	$—	$1,550,712	$—	$1,550,712
Termination by Company without Cause	$617,484	$—	$—	$617,484
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$1,234,967	$1,550,712	$197,250	$2,982,929
Termination by Executive for Good Reason (following CIC)	$1,234,967	$1,550,712	$197,250	$2,982,929
Change in Control (CIC)	$—	$—	$—	$—
Assuming Mr. Wall's employment terminated or there was a change in control on December 31, 2020, potential payments and benefits have an estimated value of:

C. Kelly Wall
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$704,473	$382,300	$1,086,773
Termination due to Disability	$—	$704,473	$382,300	$1,086,773
Termination by Company without Cause	$1,275,962	$—	$—	$1,275,962
Termination by Executive for Good Reason	$1,275,962	$—	$—	$1,275,962
Termination by Company without Cause (following CIC)	$1,723,429	$704,473	$135,300	$2,563,202
Termination by Executive for Good Reason (following CIC)	$1,723,429	$704,473	$135,300	$2,563,202
Change in Control (CIC)	$—	$—	$—	$—

Assuming Ms. George's employment terminated or there was a change in control on December 31, 2020, potential payments and benefits have an estimated value of:

Rachel G. George
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$—	$—	$—
Termination due to Disability	$—	$—	$—	$—
Termination by Company without Cause	$475,000	$—	$—	$475,000
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$950,000	$—	$—	$950,000
Termination by Executive for Good Reason (following CIC)	$950,000	$—	$—	$950,000
Change in Control (CIC)	$—	$—	$—	$—

Assuming Mr. Sinclair's employment terminated or there was a change in control on December 31, 2020, potential payments and benefits have an estimated value of:

Robert Sinclair
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$492,710	$—	$492,710
Termination due to Disability	$—	$492,710	$—	$492,710
Termination by Company without Cause	$363,113	$—	$—	$363,113
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$544,669	$492,710	$122,500	$1,159,879
Termination by Executive for Good Reason (following CIC)	$544,669	$492,710	$122,500	$1,159,879
Change in Control (CIC)	$—	$—	$—	$—
In conjunction with Mr. Sinclair's retirement on March 15, 2021, he was paid cash severance of $472,500 and COBRA payments of approximately $9,600. In exchange for this consideration, the Company received releases and other restrictive covenants. As noted in the Compensation Discussion and Analysis, Mr. Sinclair also earned a special cash payment equal to $337,500 as a completion bonus for the separation prior to his retirement.
Severance Plan Definitions. For purposes of our Severance Plan, "Cause" generally means (i) the commission by the executive of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice; (ii) the willful engaging by the executive in misconduct which is deemed by the Compensation Committee, in good faith, to be materially injurious to the Company or an affiliate of the Company; or (iii) the willful and continued failure or habitual neglect by the executive to perform the executive's duties with the Company or an affiliate of the Company substantially in accordance with the operating and personnel policies and procedures of the Company or an affiliate of the Company generally applicable to all of their employees.
For purposes of our Severance Plan, "Change in Control" generally means (as further described in the Severance Plan): (i) the acquisition (other than from the Company) by any person of beneficial ownership, of thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors, which we refer to as the "Outstanding Company Voting Securities", excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (ii) a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors before the date of the appointment or election; or (iii) consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities.
For purposes of our Severance Plan "Good Reason" generally means: (i) any material reduction in the named executive officer’s base salary; (ii) any material reduction in the named executive officer’s authority, duties or responsibilities; (iii) any material change in the geographic location at which the named executive officer must perform his duties (for this purpose, the relocation of the named executive officer's principal office location more than 50 miles from its current location would be deemed material); or (iv) any material breach of the Severance Plan by the Company, in each case, subject to notice and cure provisions set forth in the Severance Plan.
Amended and Restated Severance and Change-In-Control Agreement Definitions. Our Amended and Restated Severance and Change-In-Control Agreement contains definitions for the terms "Cause," "Change in Control," and "Good Reason" which are substantially similar to those contained in "—Potential Payments Upon Termination or Change in Control—Severance Plan Definitions" above.
For purposes of the Amended and Restated Severance and Change-In-Control Agreement, "Disability" generally means the named executive officer’s inability, due to physical or mental injury or illness, to perform essential functions of his position with or without reasonable accommodation for a period of 180 days, whether or not consecutive, occurring within any period of 12 consecutive months.

AUDIT COMMITTEE REPORT
Committee Composition and Skills
The Audit Committee ("the Committee") of the Board of Directors (the "Board") of The Aaron's Company, Inc. (the "Company") is comprised of three non-employee directors. The Board has determined that each member of the Committee meets the independence and financial literacy requirements of the New York Stock Exchange ("NYSE") and the additional, heightened independence criteria that apply to members of the Committee under NYSE rules and rules promulgated by the Securities and Exchange Commission (the "SEC"). The Board has also determined that Ms. Barrett and Messrs. Ehmer, and Harris are "audit committee financial experts," as defined by the SEC. See "Governance—Nominees to Serve as Directors (Class I Directors)" for highlights of the experience, qualifications and skills of each Committee member.
Responsibilities of the Audit Committee, Management, and the External Auditor
The Committee is responsible for the appointment, compensation, and oversight of Ernst & Young LLP, which we refer to as "EY," the Company’s independent registered public accounting firm. Further, the Committee is responsible for monitoring and overseeing the Company’s financial reporting, internal controls, and internal audit functions, as set forth in the Committee’s charter, which is a written charter adopted by the Company’s Board that outlines the responsibilities and practices of the Committee. The Committee charter is available through the Company’s website.

Regarding its oversight of the Company’s internal audit function, the Committee is responsible for reviewing the internal audit plan and staffing of the Company’s internal audit department for the upcoming fiscal year. The Company’s Vice President of Internal Audit reports directly to the Committee, and meets with the Committee in executive session on a quarterly basis to discuss the progress and results of the internal audit and other matters.

The Committee also oversees the Company’s risk function, which includes oversight of management's establishment of an enterprise risk program to assess, monitor and manage the Company's risks.

In carrying out that oversight, the Committee receives quarterly reports from the Company’s most senior risk officers and managers on matters such as, any changes to the Company's risk profile and risks on which management has been devoting attention. In addition, the Committee conducts reviews with management designed to ensure that management has established proper procedures relating to any complaints received by the Company regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by employees of any concerns regarding accounting or auditing matters.

Finally, the Committee reviews and discusses the quarterly and annual earnings press releases (including any presentation of non-GAAP information being disclosed), consolidated financial statements (including any presentation of non-GAAP financial information) and disclosures contained in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including those under the heading "Management’s Discussion and Analysis and Financial Condition and Results of Operations" with management, the Company's internal auditors and EY. As the Board was not appointed and the Committee was not constituted until the effectiveness of the spin-off transaction on December 1, 2020, no Committee meetings were held during fiscal year 2020.

Management is responsible for:
•The presentation and integrity of the Company’s consolidated financial statements;
•Implementing accounting and financial reporting principles;
•Establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (the "Exchange Act"));
•Establishing and maintaining internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act);
•Evaluating the effectiveness of disclosure controls and procedures;
•Evaluating the effectiveness of internal controls over financial reporting;
•Evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting; and

•Establishing and maintaining the Company’s Enterprise Risk Management program.
EY is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. EY also is responsible for performing an audit of internal controls over financial reporting. The Committee is responsible for reviewing and discussing EY’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K for the relevant fiscal year.
Appointment and Oversight of EY
EY has served as the Company’s independent registered public accounting firm since 2020 and as the independent registered public accounting firm for Former Parent since 1991. Prior to retaining an independent registered public accounting firm, the Committee considers, among other things:

•Historical and recent performance on the Company’s audit, if applicable;
•Capability, expertise, and relevant industry knowledge;
•External information on audit quality and performance, such as reports from the Public Company Accounting Oversight Board ("PCAOB");
•Fees and related staffing for the Company's audit; and
•Independence and tenure as the Company’s auditor, if applicable, including the benefits and independence risks of having a long-tenured auditor, and the controls and processes of the Company and the auditor that help ensure such auditor’s independence.
For the upcoming fiscal year, the Committee will continue to meet with representatives of EY’s audit practice, including certain members of EY’s leadership.
Discussions with EY
The Committee regularly meets with EY, with and without management present, to discuss, among other matters, the results of its examinations and evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In keeping with its responsibilities, the Committee discusses with EY the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees.
Audited Consolidated Financial Statements
The combined financial statements for the Company for the periods through the separation and distribution date of November 30, 2020 were prepared on a combined standalone basis and were derived from the consolidated financial statements and accounting records of Former Parent (the "Pre-Separation Financials"). The financial statements for the period from December 1, 2020 through December 31, 2020 are consolidated financial statements of the Company and its subsidiaries, each of which is wholly-owned, and are based on the financial position and results of operations of the Company as a standalone company (the "Post-Separation Financials", together with the Pre-Separation Financials, the "2020 Financials").

The Committee has reviewed and discussed the 2020 Financials with management and EY. Based on these discussions, reports of management and EY, and the Committee’s review of the representations of management, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s written charter, the Committee recommended to the Board that the 2020 Financials be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Pre-Approval of Services Performed by EY

The Committee has adopted a policy regarding pre-approval of permitted non-audit services to be provided to the Company by its independent registered public accounting firm. Fees for any permitted non-audit services provided by the independent registered public accounting firm that exceed the pre-approval levels prescribed in the policy must be approved in advance by the Committee Chair or the Committee.

The Audit Committee

Kelly H. Barrett (Chair)
Walter G. Ehmer
Hubert L. Harris, Jr.

AUDIT MATTERS
Fees Billed in the Last Two Fiscal Years
We engaged EY to serve as our independent registered public accounting firm following the spin-off transaction for fiscal year 2020. No fees are reflected for EY for the year ended December 31, 2019, as we did not exist as a standalone public company until November 2020.

	Year Ended December 31,
	2020	2019
Audit Fees(1)	$2,095,685	n/a
Audit-Related Fees(2)	10,817	n/a
Tax Fees(3)	849,447	n/a
TOTAL	$2,955,949	n/a
(1)Amount shown is an allocation of audit fees totaling $4,843,678 that were billed to or due from Former Parent, or Aaron’s, Inc. prior to the spin-off transaction and to the Company subsequent to the spin-off transaction. Total audit fees were allocated to the Company and Former Parent as a result of the spin-off transaction and the allocated amounts were based on amounts included in the consolidated and combined financial statements of the Company for the year ended December 31, 2020, using an allocation methodology consistent with the methodology as disclosed in the 2020 Annual Report for similar expenses. Audit fees consisted of services related to the audit of our consolidated and combined financial statements for the year ended December 31, 2020, quarterly reviews of interim consolidated financial statements for the year ended December 31, 2020, the audits of the 2017, 2018, and 2019 carve-out financial statements of the Company from the historical records of Aaron’s, Inc. and for services that are normally provided by the auditor in connection with statutory and regulatory filings and engagements, such as SEC filings, consents and debt covenant compliance letters.
(2)Amount shown is an allocation of audit-related fees totaling $25,000 that were billed to or due from Former Parent, or to Aaron’s, Inc. prior to the spin-off transaction, but allocated to the Company for the year ended December 31, 2020. Total audit-related fees were allocated between the Company and Former Parent as a result of the spin-off transaction consistent with the methodology described in footnote (1). Audit-related fees consisted of spin-related consultations.
(3)Amount shown is an allocation of tax fees totaling $1,963,296 that were billed to or due from Former Parent, or to Aaron’s, Inc. prior to the spin-off transaction, but allocated to the Company for the year ended December 31, 2020. Total tax fees were allocated between the Company and Former Parent as a result of the spin-off transaction consistent with the methodology described in footnote (1). Tax fees consisted primarily of tax advisory and tax compliance services.
Approval of Auditor Services
The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent auditors. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, which we refer to as the "Pre-Approval Policy." Under the Pre-Approval Policy, all auditor services must be pre-approved by the Audit Committee either (i) before the commencement of each service on a case-by-case basis (specific pre-approval) or (ii) by description in sufficient detail in the Pre-Approval Policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration (general pre-approval).
Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or its Chair. The Pre-Approval Policy describes the audit, audit-related and tax services that have received general pre-approval. These general pre-approvals allow the Company to engage the independent auditors for the enumerated services for individual engagements up to the fee levels prescribed in the Pre-Approval Policy. The annual audit engagement for the Company is subject to the specific pre-approval of the Audit Committee. Any engagement of the independent auditors pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The Pre-Approval Policy does not delegate the Audit Committee’s responsibility to pre-approve services performed by the independent auditors to management.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth information, as of June 21, 2021, with respect to the beneficial ownership, as defined in Section 13(d) under the Exchange Act of our outstanding common stock by (i) each person known by us to beneficially own 5% or more of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers for 2020, and (iv) all of our executive officers and directors as a group. Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
BlackRock, Inc.	5,331,318	(3)	15.80%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	3,512,549	(4)	10.40%
100 Vanguard Boulevard
Malvern, PA 19355
Douglas A. Lindsay	373,609	(6)	1.10%
John W. Robinson III	368,704	(5)	1.09%
Steve Olsen	54,718	(7)	*
C. Kelly Wall	44,969	(8)	*
Rachel G. George	7,290	(9)	*
Robert P. Sinclair	4,394	(10)	*
Hubert L. Harris, Jr.	1,000	(11)	*
Kelly Barrett	1,000	(12)	*
Walter G. Ehmer	—	(13)	*
Laura N. Bailey	—	(14)	*
Marvonia P. Moore	—	(14)	*
Timothy A. Johnson	—	(14)	*
All executive officers and directors as a group (a total of 12 persons)	859,614	(15)	2.54%
* Less than 1%.
(1)Unless otherwise stated, the address for each beneficial owner is c/o The Aaron’s Company, Inc., 400 Galleria Parkway SE, Suite 300, Atlanta, Georgia 30339.
(2)Percentages for executive officers and directors are based on (i) 33,861,982 shares of common stock outstanding at June 21, 2021 plus (ii) for each named person or group, options exercisable by such person or group within 60 days thereafter, and any RSUs, RSAs, and PSUs, that vest for each named person within 60 days thereafter.
(3)As of December 31, 2020, based on information provided in a Schedule 13G filed with the SEC on January 8, 2021 by BlackRock, Inc., which we refer to as "BlackRock," in which BlackRock reported that it has sole voting power with respect to 5,270,783 shares of our common stock and sole power to dispose of, or direct the disposition of, 5,331,318 shares of our common stock.
(4)As of December 31, 2020, based on information provided in a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, which we refer to as "Vanguard," in which Vanguard reported that it has shared voting power with respect to 40,161 shares of our common stock, sole power to dispose of, or direct the disposition of, 3,446,673 shares of our common stock, and shared power to dispose of, or direct the disposition of, 65,876 shares of our common stock.
(5)Amounts represent 368,704 shares of common stock held by Mr. Robinson.
(6)Amounts represent (i) 38,966 shares of common stock held by Mr. Lindsay, (ii) 259,291 shares of common stock issuable upon the exercise of options issued under the 2020 Plan that are currently exercisable and (iii) 75,352 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 180,622 shares of common stock issuable upon the exercise of options issued under the 2020 Plan that remain subject to vesting conditions or (ii) 81,317 PSUs that remain subject to vesting conditions.
(7)Amounts represent (i) 10,903 shares of common stock held by Mr. Olsen, (ii) 23,865 shares of common stock issuable upon the exercise of options issued under the 2020 Plan that are currently exercisable and (iii) 19,950 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 48,700 shares of common stock issuable upon the exercise of options issued under the 2020 Plan that remain subject to vesting conditions or (ii) 30,074 PSUs that remain subject to vesting conditions.
(8)Amounts represent (i) 6,780 shares of common stock held by Mr. Wall, (ii) 21,962 shares of common stock issuable upon the exercise of options issued under the 2020 Plan that are currently exercisable and (iii) 16,108 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 24,799 shares of common stock issuable upon the exercise of options issued under the 2020 Plan that remain subject to vesting conditions or (ii) 7,283 PSUs that remain subject to vesting conditions.
(9)Amounts represent (i) 7,290 RSAs held by Ms. George which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 13,950 shares of common stock issuable upon the exercise of options issued under the 2020 Plan that remain subject to vesting conditions.
(10)Amounts represent 4,394 shares of common stock held by Mr. Sinclair.
(11)Amounts represent 1,000 shares of common stock held by Mr. Harris’ spouse. Does not include (i) 10,142 RSUs that have vested but will not be issued until such date that Mr. Harris ceases to serve as a director of the Company or (ii) 1,440 RSUs vesting on May 8, 2021 that contain similar settlement restrictions.
(12)Amounts represent 1,000 shares of common stock held by Ms. Barrett. Does not include (i) 1,072 RSUs that have vested but will not be issued until such date that Ms. Barrett ceases to serve as a director of the Company or (ii) 1,440 RSUs vesting on May 8, 2021 that contain similar settlement restrictions.
(13)Amount does not include 7,360 RSUs that have vested but will not be issued until such date that Mr. Ehmer ceases to serve as a director of the Company.
(14)Amount does not include 2,427 RSUs per each of Ms. Bailey, Ms. Moore and Mr. Johnson vesting on May 8, 2022 that will not be issued until such date that each respective individual ceases to serve as a director of the Company.

(15)Amounts represent (i) 430,745 shares of common stock held directly by the respective individuals, (ii) 1,000 shares of common stock held indirectly by certain individuals as described above, (iii) 305,118 shares of common stock issuable upon the exercise of options issued under the 2020 Plan that are currently exercisable, (iv) 122,630 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting and (v) 121 shares of common stock held in 401(k) plan accounts. Does not include (i) 268,071 shares of common stock issuable upon the exercise of options issued under the 2020 Plan that remain subject to vesting conditions, (ii) 118,674 PSUs that remain subject to vesting conditions, (iii) 21,454 RSUs that have vested but will not be issued until such date that the respective individual ceases to serve as a director of the Company or (iv) 7,281 RSUs vesting on May 8, 2022 that contain similar settlement restrictions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions
The charter of the Audit Committee provides that the Audit Committee shall review and ratify all transactions to which the Company is a party and in which any director or executive officer has a direct or indirect material interest, apart from their capacity as director or executive officer of the Company. To assist with this review process, the Audit Committee has adopted a policy on related party transactions that provides procedures for the review, and approval or ratification, of certain transactions involving related parties. This policy applies to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds or may be expected to exceed $100,000 in any fiscal year and a related party has a direct or indirect material interest. Under the policy, a related party includes (i) any person who is or was, since the beginning of the last fiscal year, a director, executive officer or nominee for election as a director, (ii) a greater than 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of either of the foregoing persons or (iv) any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position in which such person has a 5% or greater beneficial ownership interest. Related party transactions are referred to the Audit Committee, or if there are not a sufficient number of directors on the Audit Committee without interests in the transaction, by the disinterested directors serving on our Board of Directors, for approval, ratification, or other action.
In addition, our Company’s Code of Business Conduct and Ethics provides that conflict of interest situations involving directors or executive officers must receive the prior review and approval of the Audit Committee. Our Code of Business Conduct and Ethics sets forth various examples of when conflict of interest situations may arise, including when an officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in or with the Company; has certain relationships with competing businesses or businesses with a material financial interest in the Company, such as suppliers or customers; or receives improper gifts or favors from such businesses.
Related Party Transactions
    The Company was a related party to Former Parent prior to the spin-off transaction. In connection with the spin-off transaction the Company entered into the following agreements with Former Parent, which (i) govern the separation and our relationship with Former Parent after the separation, and (ii) provide for the allocation between the two companies of Former Parent's assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at, and after the separation. These agreements were filed within the Company's Current Report on Form 8-K filed with the SEC on December 1, 2020.
•Separation and Distribution Agreement. This agreement identifies certain transfers of assets and assumptions of liabilities in connection with the spin-off transaction and provides for when and how these transfers and assumptions will occur. The separation and distribution agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between the Company and Former Parent.
•Transition Services Agreement. Under the terms of this agreement, both the Company and Former Parent will provide specified services to one another for a period of time not to exceed twelve months to help ensure an orderly transition following the separation and distribution. The services to be provided include certain information technology services, finance, tax and accounting services, fleet management support and human resource and employee benefits services. The party receiving each service is required to pay to the party providing the service a fee equal to the cost of service specified for each service, which is billed on a monthly basis. The agreed-upon charges for such services are generally intended to allow the party providing the service to recover all costs and expenses of providing such services. Amounts incurred and due to or from Former Parent for transition services were not significant during the year ended December 31, 2020.
•Employee Matters Agreement. This agreement allocates certain assets, liabilities and responsibilities relating to employment matters, employee compensation, benefits plans and programs, and other related matters. The Employee Matters Agreement governs certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company.
•Tax Matters Agreement. This agreement governs the parties’ respective rights, responsibilities and obligations after the separation and distribution with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the separation and distribution and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, tax elections, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters.

•Assignment Agreement. Pursuant to the Assignment Agreement, Progressive Leasing conveyed to Aaron’s, LLC an undivided and equal ownership interest in certain software related to Progressive Leasing’s digital decisioning platform (the "Shared Software"). Progressive Leasing also conveyed to Aaron’s, LLC all of Progressive Leasing’s interest in certain software models related to the Shared Software, and Aaron’s, LLC conveyed certain data to Progressive Leasing under the Assignment Agreement.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING
What is the purpose of this Proxy Statement?
This Proxy Statement provides information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the SEC requires us to provide annually to our shareholders. This Proxy Statement is also used by our Board of Directors to solicit proxies to be used at the Annual Meeting so that all shareholders of record have an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the Annual Meeting in person. Our Board of Directors has designated Douglas A. Lindsay, C. Kelly Wall and Rachel G. George to vote the shares of common stock represented by proxies at the Annual Meeting.

Who is entitled to vote on the matters discussed in the Proxy Statement?
You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on June 21, 2021, the "record date" for the Annual Meeting, including shares of restricted stock that are still subject to vesting requirements. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting. Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

What constitutes a quorum for the Annual Meeting?
The holders of a majority of the outstanding shares of our common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to constitute a quorum necessary to conduct the Annual Meeting. On the record date, 33,861,982 shares of our common stock were issued and outstanding, including shares of restricted stock still subject to vesting requirements entitled to vote at the Annual Meeting. Shares represented by valid proxies received but marked as abstentions, and shares reflecting broker nonvotes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.

How many votes am I entitled to for each share of common stock I hold?
Each share of our common stock represented at the Annual Meeting is entitled to one vote for each director nominee with respect to the proposal to elect directors and one vote for each of the other proposals to be voted on. You are not entitled to cumulate votes with respect to the proposal to elect directors.

What proposals will require my vote?
You are being asked to vote on the following proposals:
•Election of two Class I directors.
•A non-binding, advisory resolution approving Aaron’s executive compensation.
•A non-binding advisory recommendation to the Board of Directors regarding the frequency of the advisory vote on executive compensation.
•Approval of the Amended and Restated 2020 Plan.
•Ratification of the appointment of EY as Aaron’s independent registered public accounting firm for 2021.

What vote is required to approve each proposal or elect directors, and how will my vote be counted?
Proposal 1-Election of Directors
Shareholders may vote "FOR," "AGAINST," or "ABSTAIN" with respect to each of the nominees for director being considered pursuant to Proposal 1. Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting with respect to the election of any nominee, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our Board of Directors which can then choose to accept it, reject it, or take other action our Board of Directors deems appropriate.

Proposal 2-Advisory Vote on Executive Compensation
Shareholders may vote "FOR," "AGAINST," or "ABSTAIN" with respect to the non-binding, advisory resolution approving our executive compensation. Assuming a quorum is present, the resolution approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
Proposal 3-Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation
Shareholders may vote "ONE YEAR," "TWO YEARS," "THREE YEARS" or "ABSTAIN" for the non-binding, advisory recommendation to the Board of Directors regarding the frequency of the advisory vote on executive compensation. Assuming a quorum is present, the option of one year, two years or three years that receives the highest number of votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting will be the shareholders preferred frequency. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
Proposal 4- Approval of the Amended and Restated Plan
Shareholders may vote "FOR," "AGAINST," or "ABSTAIN" with respect to the proposal to approve the Amended and Restated 2020 Plan. Assuming a quorum is present, the approval of the Amended and Restated 2020 Plan requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. NYSE rules require that the total votes cast on this proposal represent greater than 50% of all shares entitled to vote on this proposal. For purposes of this proposal, the NYSE considers an abstention as a vote against approval. Because your bank, broker or other holder of record does not have discretionary voting authority to vote your shares on this proposal absent specific instructions from you, broker non-votes could create a situation where the total votes cast do not exceed 50% of all shares entitled to vote on this proposal. It is therefore important that you vote, or direct the holder of record to vote, on this proposal.
Proposal 5-Ratification of the Appointment of the Independent Registered Public Accounting Firm
Shareholders may vote "FOR," "AGAINST," or "ABSTAIN" with respect to the proposal to appoint EY as Aaron’s independent registered public accounting firm for 2021. Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2021 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
How does our Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote:
•"FOR" the election of two Class I director nominees named in this Proxy Statement to serve for a term expiring at the 2024 Annual Meeting of Shareholders (Proposal 1).
•"FOR" approval of a non-binding, advisory resolution approving Aaron’s executive compensation (Proposal 2).
•"ONE YEAR" for the frequency of the advisory vote on executive compensation (Proposal 3).
•"FOR" approval of the Amended and Restated 2020 Plan (Proposal 4).
•"FOR" the proposal to ratify the appointment of EY as our independent registered public accounting firm for 2021 (Proposal 5).
How do I vote?
If you are a shareholder of record, then you have four voting options. You may vote:
•Over the Internet at the website listed in our Notice and Access Letter.
•By telephone using the telephone number listed in our Notice and Access Letter.
•By completing, signing, dating and returning a written proxy card. To vote by using a written proxy card, mark your selections on the proxy card, date the proxy card and sign your name exactly as it appears on your proxy card, and return your proxy card by mail in the pre-addressed, postage-paid envelope which will be included with the written proxy card.
•By attending the Annual Meeting and voting in person.
We encourage you to vote your shares as soon as possible by proxy even if you plan to attend the Annual Meeting to ensure your shares are voted even if you later find you are unable to attend the Annual Meeting. Voting by telephone or over the Internet should be accomplished prior to August 24, 2021 at 11:59 p.m., Eastern Time, to ensure your vote is counted. Proxy cards from shareholders who requested a written proxy card will be accepted when received up through the closing of the polls at the Annual Meeting.
If you are a registered holder and you vote your proxy by telephone or over the Internet, or if you complete, sign, date, and return a written proxy card, and no direction is specified as to any matter to be acted upon, the shares represented by your proxy will be voted "FOR" proposals 1, 2, 4 and 5 and "ONE YEAR" for proposal 3 in this Proxy Statement, and in accordance with the proxy holder’s best judgment as to any other business that may properly come before the Annual Meeting.
If you are a beneficial holder, then please refer to the instructions provided by your broker, bank, or other nominee regarding how to vote.
What is the difference between a shareholder of record and a beneficial holder of shares?
If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, Inc., then you are considered a "shareholder of record" with respect to those shares. Shareholders of record will receive a copy of the Notice and Access Letter and, if requested, written copies of this Proxy Statement, the Annual Shareholders Report and a proxy card to vote their shares of our common stock.
If your shares are held in "street name" through a broker, bank, or other nominee, then you are considered the "beneficial holder" of the shares held for you. Beneficial holders of shares should refer to the instructions provided by their broker, bank, or other nominee regarding how to vote their shares or to revoke previous voting instructions. The availability of Internet and telephone voting depends on the voting processes of the broker, bank, or other nominee. As the beneficial holder, you have the right to direct your broker, bank, or other nominee how to vote your shares. Beneficial holders may vote in person only if they have a legal proxy to vote their shares from their broker, bank, or other nominee.
I am a beneficial holder. How are my shares voted if I do not return voting instructions?
Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Under the rules of the NYSE, brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the Annual Meeting. The proposal to ratify the appointment of EY as our independent registered public accounting firm for 2021 is considered a routine matter.

However, the election of directors, the non-binding, advisory resolution to approve our executive compensation, the non-binding, advisory recommendation to the Board of Directors regarding the frequency of the advisory vote on executive compensation and the resolution to approve the Amended and Restated 2020 Plan are not considered routine matters under the rules of the NYSE. If a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, then the brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote." In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal, but will be counted as present for determining whether or not a quorum exists. It is very important that you provide voting instructions to your brokerage firm if you want your shares to be voted at the Annual Meeting on a non-routine matter.
Can I change my mind after I vote?
If you vote by proxy, then you can revoke that proxy at any time before it is voted at the Annual Meeting by giving written notice to the Corporate Secretary of the Company or though one of the following three methods:
•Vote again using the Internet or by telephone prior to the Annual Meeting.
•Sign another proxy card with a later date and return it to us prior to the Annual Meeting.
•Attend the Annual Meeting in person and vote in person.
If you hold your shares in "street name" as a beneficial holder, your bank, broker or other nominee should provide you with instructions on how you may instruct it to vote on your behalf and how you may revoke any voting instructions given.

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it is raised at the Annual Meeting?
If any matter that is not described in this Proxy Statement should properly come before the Annual Meeting, then Douglas A. Lindsay, C. Kelly Wall and Rachel G. George, or any one of them, as proxies will vote the shares represented by valid proxies in accordance with their best judgment. For any other matter that may be properly presented at the Annual Meeting but which is not described in this Proxy Statement, assuming a quorum is present, the matter will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the matter exceed the votes cast against the matter, unless a greater vote is required by law or by our charter. At the time this Proxy Statement was printed, management was unaware of any other matters that might be presented for shareholder action at the Annual Meeting.
Who will tabulate and certify the vote?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the vote, act as the independent inspector of elections for the Annual Meeting, and certify the final vote on all matters considered at the Annual Meeting.
What does it mean if I receive more than one copy of the Notice and Access Letter?
This means that you have multiple accounts holding shares of our common stock with brokers or our transfer agent. You will need to vote separately with respect to each proxy card that you receive. Please vote all of the shares you are entitled to vote. See "Additional Information—Householding of Annual Meeting Materials" for more information.
How can I request a written set of proxy materials, including a proxy card, or an additional set of proxy materials for the Annual Meeting?
All shareholders have the ability to access this Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders, a written proxy card and the 2020 Annual Report by (i) accessing the materials at www.proxyvote.com or the Investor Relations section of our website located at aarons.com or (ii) requesting a printed set of these materials from us at no charge. To request a printed copy of these materials, please write to us at our principal executive offices located at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339, Attn. Corporate Secretary.
What happens if I abstain from voting?
Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, then abstentions will have no impact on the outcome of the vote with respect to any of the proposals described in this Proxy Statement for consideration at the Annual Meeting, except that any such vote will constitute a vote AGAINST the proposal to approve the Amended and Restated 2020 Plan.
What do I need to do if I want to attend the Annual Meeting?
Only shareholders, our Board of Directors, Board nominees, management of the Company and management’s invited guests are permitted to attend the Annual Meeting. If you are a shareholder of record and wish to attend the Annual Meeting, you must provide valid picture identification, such as a driver’s license or passport, showing a name that matches a name on the Company’s list of record shareholders as of June 21, 2021 to be admitted to the Annual Meeting. If you hold your shares through a bank, broker, or other nominee, more commonly known as holding shares in "street name," and desire to vote at the Annual Meeting, you must inform your bank, broker, or other nominee and request a "legal" proxy from the bank, broker, or nominee. You will need to bring the legal proxy to the Annual Meeting along with valid picture identification. If you do not have a legal proxy, you will not be able to vote at the Annual Meeting. You are, however, still welcome to attend the Annual Meeting, but you must bring your most recent brokerage account statement showing that you owned Aaron’s common stock as of the record date along with valid picture identification to be admitted to the Annual Meeting. You are advised that if you own shares in street name and obtain a legal proxy, any proxy you have previously executed will be revoked, and your vote will not be counted unless you appear at the Annual Meeting and vote in person or legally appoint another proxy to vote on your behalf.

How are proxies solicited and what is the cost?
We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Innisfree to assist with the solicitation of proxies for a fee estimated to be up to $20,000 for the initial solicitation services, plus reimbursement of out-of-pocket expenses.
In addition to solicitation by mail and the Internet, certain officers, directors, and employees of the Company may solicit proxies by telephone, email, facsimile, or in person, although no additional compensation will be paid for such solicitation. The Company may also request banks, brokers, and other nominees to solicit their customers who have a beneficial interest in our common stock registered in their names and will reimburse such banks, brokers, and other nominees for their reasonable out-of-pocket expenses.
IN ORDER THAT YOUR SHARES OF OUR COMMON STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO FOLLOW THE VOTING INSTRUCTIONS PROVIDED IN THE NOTICE AND ACCESS LETTER.

ADDITIONAL INFORMATION
Shareholder Proposals for 2022 Annual Meeting of Shareholders

We currently anticipate that the 2022 Annual Meeting of Shareholders will be held on or around May 11, 2022 , which will be more than 30 days prior to the one year anniversary of the Annual Meeting. Accordingly, under SEC Rule 14a-8, we must provide a reasonable period of time for shareholders to submit any such proposal for inclusion in the 2022 proxy statement and form of proxy for that meeting. In this regard, if a shareholder wants to nominate a person to stand for election as a director or introduce an item of business at our 2022 Annual Meeting of Shareholders and have us include such nomination or proposal in our proxy statement and form of proxy for presentation at the 2022 Annual Meeting of Shareholders, the nomination or proposal must be received at our principal executive offices no later than January 6, 2022.
Other shareholder proposals not made in accordance with the provisions of Rule 14a-8 must be submitted to our Board of Directors in compliance with the Company’s amended and restated bylaws between 90 to 120 days prior to the date of the 2022 Annual Meeting of Shareholders in order to be considered timely. As a result, these shareholder proposals must be submitted to the Board no earlier than January 11, 2022, and no later than the close of business on February 10, 2022. Any such shareholder proposals must also be accompanied by the following information: (i) the full text in writing of the shareholder proposal as it will be proposed; (ii) the purpose or purposes for which the shareholder proposal is desired and a statement that the shareholder proposal is to be considered at the 2022 Annual Meeting of Shareholders; (iii) the names, addresses and number of shares of the Company held of record by the shareholder or shareholders making the proposal (or the number of shares of the Company beneficially owned and represented by a nominee certificate on file with the Company); (iv) the number of shares of the Company that have been solicited with regard to the proposal and the number of shares of the Company whose holders have agreed (in writing or otherwise) to vote in any specific fashion on the proposal; and (v) a written statement by the proponent that it intends to continue ownership of such voting shares through the date of the 2022 Annual Meeting of Shareholders.
Any shareholder desiring to nominate a candidate for election as a director at the 2022 Annual Meeting of Shareholders must submit the nomination in writing by first class registered mail to our President no earlier than the close of business on January 11, 2022, and no later than the close of business on March 12, 2022 or the tenth (10th) day following the day when the date of the 2022 Annual Meeting of Shareholders is first publicly announced by us. Any nomination must also contain the following information about the nominee, to the extent known by the shareholder submitting the nomination: (i) the nominee’s name, address and principal present occupation; (ii) to the shareholder’s knowledge, the total number of shares of our common stock that may be voted for the nominee; (iii) the names and addresses of the shareholders proposing to make the nomination, and the number of shares of our common stock owned by each such shareholder; (iv) the nominee’s age, past employment, education, beneficial ownership of shares of our common stock, past and present financial standing, criminal history (including any convictions, indictments or settlements thereof), involvement in any past or pending litigation or administrative proceedings (including threatened involvement), relationship to and agreements (whether or not in writing) with the shareholders (and their relatives, subsidiaries and affiliates) intending to make the nomination, past and present relationships or dealings with us or any of our subsidiaries, affiliates, directors, officers or agents, plans or ideas for managing our affairs (including any termination of employees, any sales of corporate assets, any proposed merger, business combination or recapitalization, and any proposed dissolution or liquidation); (v) the nominee’s written consent to being named in a proxy statement as a nominee and to serving as director if elected; and (vi) all additional information relating to the nominee that would be required to be disclosed, or otherwise required, pursuant to Sections 13 or 14 of the Exchange Act, and the rules and regulations promulgated there under, in connection with any acquisition of shares by the nominee or in connection with the solicitation of proxies by the nominee for his or her election as a director, regardless of the applicability of such provisions of the Exchange Act.
The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after their respective deadlines for submission as described above. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to such deadlines provided (i) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue its own proxy statement.

Householding of Annual Meeting Materials
As permitted by the SEC, only one copy of our Notice and Access Letter regarding the annual meeting may be delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies. We will promptly deliver, upon oral or written request, a separate copy of our Notice and Access Letter (or proxy materials, if applicable) to any shareholder residing at an address to which only one copy was mailed. Shareholders residing at the same address and currently receiving only one copy of our Notice and Access Letter may contact us to request multiple copies in the future. Alternatively, shareholders residing at the same address and currently receiving multiple copies of our Notice and Access Letter (or proxy materials, if applicable) may request that only a single copy be mailed in the future. The Company will promptly deliver additional copies of this Proxy Statement and other proxy materials to any shareholder who contacts the Company’s principal corporate office by writing to the Corporate Secretary, The Aaron's Company, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339 requesting such additional copies; alternatively, you may contact the Company’s proxy solicitor, Innisfree.
Communicating with the Board of Directors
The Company’s security holders and other interested parties may communicate with our Board of Directors, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, The Aaron’s Company, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339. Correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.
Corporate Governance Documents
The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the Company’s Code of Business Conduct and Ethics, its Code of Ethics for the Chief Executive Officer and the Senior Financial Officers and Employees and its Corporate Governance Guidelines can each be viewed by clicking the "Corporate Governance" tab on the Investor Relations section of the Company’s website at https://investor.aarons.com. You may also obtain a copy of any of these documents without charge by writing to the Corporate Secretary, The Aaron’s Company, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339.
Other Action at the Annual Meeting
As of the date of this Proxy Statement, we have no knowledge of any business, other than described herein, and customary procedural matters that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.
Moreover, our Board of Directors reserves the right to adjourn or postpone the Annual Meeting for failure to obtain a quorum, for legitimate scheduling purposes, or based on other circumstances that our Board of Directors believes would cause such adjournments or postponements to be in the best interests of our shareholders.
*   *   *   *   *   *

BY ORDER OF THE BOARD OF DIRECTORS

Rachel G. George
Executive Vice President, General Counsel,
Corporate Secretary & Chief Corporate Affairs Officer
July 14, 2021

APPENDIX A

THE AARON’S COMPANY, INC.

AMENDED AND RESTATED
2020 EQUITY AND INCENTIVE PLAN

ARTICLE 1. PURPOSE AND GENERAL PROVISIONS
1.1         Establishment of Plan. The Aaron’s Company, Inc., a Georgia corporation (the "Company"), hereby establishes The Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan (the "Plan"). The Plan amends and restates in its entirety The Aaron’s Company, Inc. 2020 Equity and Incentive Plan, which was originally effective November 30, 2020. The Plan was approved by the Company’s Board of Directors on July 12, 2021, and will be effective as of the date it is approved by the Company’s shareholders (the "Effective Date").
1.2         Purpose of Plan. The purpose of the Plan is to promote the long-term growth and profitability of the Company and its Subsidiaries by (i) providing certain employees, directors, consultants, advisors and other persons who perform services for the Company and its Subsidiaries with incentives to maximize shareholder value and otherwise contribute to the success of the Company, and (ii) enabling the Company to attract, retain and reward outstanding individuals to serve as directors, officers and employees.
1.3         Types of Awards. Awards under the Plan may be made to eligible Participants in the form of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Awards, Annual Incentive Awards, or any combination thereof. In connection with the Spin-Off and pursuant to the terms of the Employee Matters Agreement between the Company and Holdings entered into in connection with the Spin-Off (the "Employee Matters Agreement"), certain employees and directors of the Company, Holdings and their respective subsidiaries received Assumed Spin-Off Awards.
1.4         Termination of the Plan. No awards shall be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date. Awards granted under the Plan prior to the tenth (10th) anniversary of the Effective Date shall remain outstanding beyond that date in accordance with the terms and conditions of the Plan and the Agreements corresponding to such Awards.
ARTICLE 2. DEFINITIONS
Except where the context otherwise indicates, the following definitions apply:
"409A AWARD" means an Award that is not exempt from Code section 409A.
"AGREEMENT" means the written or electronic agreement evidencing an Award granted to a Participant under the Plan. As determined by the Committee, each Agreement shall consist of either (i) a written agreement in a form approved by the Committee and executed on behalf of the Company by an officer duly authorized to act on its behalf, or (ii) an electronic notice of Award in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking Awards, and if required by the Committee, executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company (other than the particular Award recipient) to execute any or all Agreements on behalf of the Company.
"ANNUAL INCENTIVE AWARD" mean an Award under Article 10 that entitles the Participant to receive a payment in cash or other property specified by the Committee to the extent performance goals are achieved.
"ASSUMED SPIN-OFF AWARD" means an award previously issued under this Plan in accordance with the terms of the Employee Matters Agreement, as an adjustment to, in substitution of, or in accordance with, a stock option, restricted stock, restricted or deferred stock unit, or performance share unit that was granted to certain employees and directors of the Company, Holdings and their respective subsidiaries under an equity plan of Holdings, which Assumed Spin-Off Award was issued upon the effective time of the Spin-Off.
"AWARD" means an award granted to a Participant under the Plan that consists of one or more Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Awards, Annual Incentive Awards, Assumed Spin-Off Awards or a combination of these.
"BOARD" means the Board of Directors of the Company.
"CAUSE" means, unless provided otherwise in the Agreement, (i) the Participant’s material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Employer, which is, or is reasonably likely to be if such action were to become known by others, directly or materially harmful to the business or reputation of the Employer; (ii) the Participant’s conviction of or failure to contest prosecution for a felony or a crime involving fraud, embezzlement, theft or moral turpitude; (iii) the Participant’s breach of the Agreement (including, without limitation, any provisions relating to maintaining confidential information and not soliciting the Employer’s employees and customers); or (iv) the willful and continued failure or habitual neglect by the Participant to perform his duties with the Employer substantially in accordance with the operating and personnel policies and procedures of the Employer. "Cause" shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, if the Participant has entered into an employment agreement with the Employer that is binding as of the date of employment termination, and if such employment agreement defines "Cause," then the definition of "Cause" in such agreement shall apply to the Participant for Awards under this Plan.
"CHANGE IN CONTROL" means the occurrence of one of the following events:
(a) The acquisition (other than from the Company) by any Person of beneficial ownership (within the meaning of Rule 13d- 3 promulgated under the Exchange Act (but without regard to any time period specified in Rule 13d-3(d)(l)(i))), of thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;
(b) A majority of the members of the Board is replaced during any 12- month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(c) Consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company (a "Transaction"); excluding, however, a Transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Transaction will beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Transaction, of the Outstanding Company Voting Securities.
Notwithstanding the foregoing, for purposes of any 409A Award, if that Award provides for a change in the time or form of payment upon a Change in Control, then (solely for purposes of determining the time and form of payment) no Change in Control shall be deemed to have occurred upon an event described above unless the event would also constitute a change in ownership of the Company, a change in effective control of the Company, or a change in ownership of a substantial portion of the Company’s assets under Code section 409A.
"CODE" means the Internal Revenue Code of 1986, as now in effect and as hereafter amended from time to time. Any reference to a particular section of the Code includes any applicable regulations promulgated under that section. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.
"COMMITTEE" means the Compensation Committee of the Board or such other committee consisting of two or more members of the Board as may be appointed by the Board from time to time to administer this Plan pursuant to Article 3. If the Common Stock is traded on the NASDAQ or the NYSE, all of the members of the Committee shall be independent directors within the meaning of the NASDAQ’s or NYSE’s listing standards (as applicable). If any member of the Committee does not qualify as a "Non-Employee Director" within the meaning of Rule 16b- 3 under the Exchange Act, the Board shall appoint a subcommittee of the Committee, consisting of at least two Non-Employee Directors to grant Awards to Insiders; each member of such subcommittee shall be a Non-Employee Director. References to the Committee in the Plan shall include and, as appropriate, apply to any such subcommittee.
"COMMON STOCK" means the Common Stock, par value $0.50 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.
"COMPANY" means The Aaron’s Company, Inc., a Georgia corporation, and its successors and assigns.
"DISABILITY" means, with respect to any Incentive Stock Option, a disability as determined under Code section 22(e)(3), and with respect to any other Award, unless provided otherwise in an Agreement (in which case such definition shall apply for purposes of the Plan with respect to that particular Award), (i) with respect to a Participant who is eligible to participate in a program of long-term disability insurance maintained by the Employer, the date on which the insurer or administrator under such program of long-term disability insurance determines that the Participant is eligible to commence benefits under such program, and (ii) with respect to any Participant (including a Participant who is eligible to participate in a program of long-term disability insurance maintained by the Employer), the Participant’s inability, due to physical or mental injury or illness, to perform the essential functions of his position with or without reasonable accommodation for a period of one hundred eighty (180) days, whether or not consecutive, occurring within any period of twelve (12) consecutive months, subject to any limitation imposed by federal, state or local laws, including, without limitation, the American with Disabilities Act.

Notwithstanding the preceding provisions of this definition or anything in any Agreement to the contrary, to the extent any provision of this Plan or an Agreement would cause a payment of a 409A Award to be made because of the Participant’s Disability, then there shall not be a Disability that triggers payment until the date (if any) that the Participant is disabled within the meaning of Code section 409A(a)(2)(C). Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Disability (and other Participant rights that are tied to a Disability, such as vesting, shall not be affected by the prior sentence).
"EFFECTIVE DATE" shall have the meaning ascribed to such term in Section 1.1 hereof. "EMPLOYEE" means any individual whom the Employer treats as a common law employee for payroll tax purposes, either within or outside the United States. "EMPLOYER" means the Company and the Subsidiaries.
"EXCHANGE ACT" means the Securities Exchange Act of 1934, as now in effect and as hereafter amended from time to time. Any reference to a particular section of the Exchange Act includes any applicable regulations promulgated under that section. All citations to sections of the Exchange Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.
"FAIR MARKET VALUE" of a share of Common Stock of the Company means, as of the date in question,
(a)    if the Common Stock is listed for trading on the NASDAQ, the closing sale price of a share of Common Stock on such date, as reported by the NASDAQ or such other source as the Committee deems reliable, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale;
(b)    if the Common Stock is listed for trading on the NYSE, the closing sale price of a share of Common Stock on such date, as reported by the NYSE or such other source as the Committee deems reliable, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale;
(c)    if the Common Stock is not listed for trading on the NASDAQ or the NYSE but is listed for trading on another national securities exchange, the closing sale price of a share of Common Stock on such date as reported on such exchange, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale;
(d)    if the Common Stock is not listed for trading on a national securities exchange but nevertheless is publicly traded and reported (through the OTC Bulletin Board or otherwise), the closing sale price of a share of Common Stock on such date, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale; or
(e)    if the Common Stock is not publicly traded and reported, the fair market value as established in good faith by the Committee or the Board.
For purposes of subsection (c) above, if the Common Stock is not traded on the NASDAQ or the NYSE but is traded on more than one other securities exchange on the given date, then the largest exchange on which the Common Stock is traded shall be referenced to determine Fair Market Value.
Notwithstanding the foregoing but subject to the next paragraph, if the Committee determines in its discretion that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement or payout of any Award, it may specify such alternative definition in the Agreement applicable to the Award. Such alternative definition may include a price that is based on the opening, actual, high, low, or average selling prices of a share of Common Stock on the NASDAQ or other securities exchange on the given date, the trading date preceding the given date, the trading date next succeeding the given date, or an average of trading days.
Notwithstanding the foregoing, (i) in the case of an Option or SAR, Fair Market Value shall be determined in accordance with a definition of fair market value that permits the Award to be exempt from Code section 409A; and (ii) in the case of an Option that is intended to qualify as an ISO under Code section 422, Fair Market Value shall be determined by the Committee in accordance with the requirements of Code section 422.
"HOLDINGS" means PROG Holdings, Inc. (formerly known as Aaron’s Holdings Company, Inc.), a Georgia corporation.
"INCENTIVE STOCK OPTION" or "ISO" means an Option that is designated as an "incentive stock option" and intended to meet the requirements of Code section 422.
"INSIDER" shall mean an individual who is, on the relevant date, subject to the reporting requirements of Exchange Act section 16(a).
"NASDAQ" means The NASDAQ Stock Market LLC or its successor.
"NON-EMPLOYEE" means any consultant or advisor, other than an Employee or Non- Employee Director, who is a natural person that provides bona fide services to the Employer that are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

"NON -EMPLOYEE DIRECTOR" means any individual who is a member of the Board and who is not also employed by the Employer.
"NONQUALIFIED STOCK OPTION" or "NQSO" means any Option that is not designated as an "incentive stock option" or that otherwise does not meet the requirements of Code section 422.
"NYSE" means the New York Stock Exchange or its successor.
"OPTION" means an Award granted under Article 5 that is either an Incentive Stock Option or a Nonqualified Stock Option. An Option shall be designated as either an Incentive Stock Option or a Nonqualified Stock Option, and in the absence of such designation, shall be treated as a Nonqualified Stock Option.
"OPTION EXERCISE PRICE" means the price at which a share of Common Stock may be purchased by a Participant pursuant to the exercise of an Option.
"OTHER AWARD" means any form of equity-based or equity-related award, other than an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Performance Share, a Performance Unit or an Annual Incentive Award, that is granted pursuant to Article 9.
"PARTICIPANT" means (i) an Employee, Non-Employee or Non-Employee Director who is eligible to receive or has received an Award under this Plan and (ii) each person who, as of the Spin-Off, has an outstanding Assumed Spin-Off Award.
"PERFORMANCE PERIOD" shall have the meaning ascribed to such term in Section 8.3. "PERFORMANCE SHARE" means an Award under Article 8 of the Plan that is valued by reference to a share of Common Stock, which value may be paid to the Participant by delivery of cash or other property as the Committee shall determine upon achievement of such performance objectives during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.
"PERFORMANCE UNIT" means an Award under Article 8 of the Plan that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee), which value may be paid to the Participant by delivery of cash or other property as the Committee shall determine upon achievement of such performance objectives during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.
"PERMITTED TRANSFEREE" means any members of the immediate family of the Participant (i.e., spouse, children, and grandchildren), any trusts for the benefit of such family members or any partnerships whose only partners are such family members.
"PERSON" means any "person" or "group" as those terms are used in Exchange Act Sections 13(d) and 14(d).
"PLAN" means The Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan set forth in this document and as it may be amended from time to time.
"RESTRICTED STOCK" means an Award of shares of Common Stock under Article 7 of the Plan, which shares are issued with such restrictions as the Committee, in its sole discretion, may impose.
"RESTRICTED STOCK UNIT" or "RSU" means an Award under Article 7 of the Plan that is valued by reference to a share of Common Stock, which value may be paid to the Participant by delivery of cash or other property as the Committee shall determine and that has such restrictions as the Committee, in its sole discretion, may impose.
"RESTRICTION PERIOD" means the period commencing on the date an Award of Restricted Stock or an RSU is granted and ending on such date as the Committee shall determine, during which time the Award is subject to forfeiture as provided in the Agreement.
"SHARE POOL" shall have the meaning ascribed to such term in in Section 4.1.
"SPIN-OFF" means the distribution of shares of Common Stock to the shareholders of Holdings, pursuant to the Separation and Distribution Agreement between the Company and Holdings, entered into in connection with such distribution.
"STOCK APPRECIATION RIGHT" or "SAR" means an Award granted under Article 6 that provides for delivery of cash or other property as the Committee shall determine with a value equal to the excess of the Fair Market Value of a share of Common Stock on the day the Stock Appreciation Right is exercised over the specified exercise price.
"SUBSIDIARY" means a corporation or other entity of which outstanding shares or ownership interests representing fifty percent (50%) or more of the combined voting power of such corporation or other entity entitled to elect the management thereof are owned directly or indirectly by the Company. With respect to all purposes of the Plan, including but not limited to, the establishment, amendment, termination, operation and administration of the Plan, the Company and the Committee shall be authorized to act on behalf of all other entities included within the definition of "Subsidiary."
ARTICLE 3. ADMINISTRATION; POWERS OF THE COMMITTEE
3.1         General. This Plan shall be administered by the Committee.
3.2         Authority of the Committee.

a.Subject to the provisions of the Plan, the Committee shall have the full and discretionary authority to (i) select the persons who are eligible to receive Awards under the Plan, (ii) determine the form and substance of Awards made under the Plan and the conditions and restrictions, if any, subject to which such Awards will be made, (iii) modify the terms of Awards made under the Plan, (iv) interpret, construe and administer the Plan and Awards granted thereunder, (v) make any adjustments necessary or desirable in connection with Awards made under the Plan to eligible Participants located outside the United States, and (vi) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate.
b.The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Agreement in the manner and to the extent it shall deem desirable to carry it into effect.
c.Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive, final and binding on all parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto.
d.In the event the Company shall assume outstanding equity awards or the right or obligation to make such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards as it shall deem equitable and appropriate to prevent dilution or enlargement of benefits intended to be made under the Plan.
e.In making any determination or in taking or not taking any action under the Plan, the Committee may obtain and may relay on the advice of experts, including but not limited to employees of the Company and professional advisors.
3.3         Rules for Foreign Jurisdictions. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, but subject to shareholder approval to the extent required by Code section 422, other applicable law, or any listing standards applicable to the Common Stock, (i) amend or vary the terms of the Plan in order to conform such terms with the requirements of each non-U.S. jurisdiction where a Participant works or resides or to meet the goals and objectives of the Plan; (ii) establish one or more sub- plans for these purposes; and (iii) establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. For purposes of clarity, the terms and conditions contained herein that are subject to variation in a non-U.S. jurisdiction shall be reflected in a written addendum to the Plan with respect to each Participant or group of Participants affected by such non-U.S. jurisdiction.
3.4        Delegation of Authority. The Committee may, in its discretion, at any time and from time to time, delegate to one or more of its members such of its authority as it deems appropriate (provided that any such delegation shall be to at least two members of the Committee with respect to Awards to Insiders). The Committee may, at any time and from time to time, delegate to one or more other members of the Board such of its authority as it deems appropriate. To the extent permitted by law and applicable stock exchange rules, the Committee may also delegate its authority to one or more persons who are not members of the Board, except that no such delegation will be permitted with respect to Insiders.
3.5        Agreements. Each Award granted under the Plan shall be evidenced by an Agreement. Each Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan, and any other terms and conditions, not inconsistent with the Plan, as may be imposed by the Committee, including without limitation, provisions related to the consequences of termination of employment. Each Agreement shall specify the period over which the Award will vest or with respect to which any risk of substantial forfeiture will lapse. A copy of the Agreement shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign (or otherwise acknowledge receipt of) a copy of the Agreement or a copy of a notice of grant. Each Participant may be required, as a condition to receiving an Award under this Plan, to enter into an agreement with the Company containing such non-compete, confidentiality, and/or non-solicitation provisions as the Committee may adopt and approve from time to time (as so modified or amended, the "Non-Compete Agreement"). The provisions of the Non-Compete Agreement may also be included in, or incorporated by reference in, the Agreement.
3.6         Indemnification. No member or former member of the Committee or the Board or person to whom the Committee has delegated responsibility under the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it. The Company shall indemnify and hold harmless each member and former member of the Committee and the Board against all cost or expense (including counsel fees and expenses) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such member’s or former member’s own willful misconduct, fraud, bad faith or as expressly prohibited by statute. Such indemnification shall be in addition

(without duplication) to any rights to indemnification or insurance the member or former member may have as a director or under the by-laws of the Company or otherwise.
Article 4. SHARES AVAILABLE UNDER THE PLAN
4.1         Number of Shares. Subject to adjustment as provided in this Section 4.1 and in Section 4.3, the aggregate number of shares of Common Stock that are available for issuance pursuant to Awards granted under the Plan is 6,775,000 shares of Common Stock (the "Share Pool") (consisting of 3,300,000 shares that were approved by the Company’s sole shareholder in 2020 and 3,475,000 shares to be approved by the Company’s shareholders in 2021), which includes shares of Common Stock subject to all Assumed Spin-Off Awards. All of the Share Pool may, but is not required to, be issued pursuant to Incentive Stock Options. If Awards are granted in substitution or assumption of awards of an entity acquired, by merger or otherwise, by the Company (or any Subsidiary), to the extent such grant shall not be inconsistent with the terms, limitations and conditions of Code section 422, Exchange Act Rule 16b-3 or applicable NASDAQ or NYSE rules, the number of shares subject to such substitute or assumed Awards shall not increase or decrease the Share Pool (the awards described in this sentence, "Substitute Awards").
The shares issued pursuant to Awards under the Plan shall be made available from shares currently authorized but unissued or shares currently held (or subsequently acquired) by the Company as treasury shares, including shares purchased in the open market or in private transactions.
The following rules shall apply for purposes of the determination of the number of shares of Common Stock available for grants of Awards under the Plan:
a.Each Option shall be counted as one share subject to an Award and deducted from the Share Pool.
b.Each share of Restricted Stock, each Restricted Stock Unit that may be settled in shares of Common Stock, and each Other Award that may be settled in shares of Common Stock shall be counted as one share subject to an Award and deducted from the Share Pool. Restricted Stock Units and Other Awards that may not be settled in shares of Common Stock shall not result in a deduction from the Share Pool.
c.Each Performance Share that may be settled in shares of Common Stock shall be counted as one share subject to an Award, based on the number of shares that would be paid under the Performance Share for achievement of target performance, and deducted from the Share Pool. Each Annual Incentive Award and each Performance Unit that may be settled in shares of Common Stock shall be counted as a number of shares subject to an Award, based on the number of shares that would be paid under the Annual Incentive Award or Performance Unit for achievement of target performance, with the number determined by dividing the value of the Annual Incentive Award or Performance Unit at the time of grant by the Fair Market Value of a share of Common Stock at the time of grant, and this number shall be deducted from the Share Pool. In the event that the Award (of Performance Shares, Performance Units or an Annual Incentive Award) is later settled for a greater number of shares than the number previously deducted from the Share Pool for such Award, such additional number of shares of Common Stock actually settled in respect of such Award shall be deducted from the Share Pool at the time of such settlement; in the event that the Award is later settled for a lesser number of shares than the number previously deducted from the Share Pool for such Award, the difference between the number of shares of Common Stock actually settled in respect of such Award and the number previously deducted from the Share Pool shall be added back to the Share Pool. Annual Incentive Awards, Performance Shares and Performance Units that may not be settled in shares of Common Stock shall not result in a deduction from the Share Pool.
d.Each Stock Appreciation Right that may be settled in shares of Common Stock shall be counted as one share subject to an Award and deducted from the Share Pool. Stock Appreciation Rights that may not be settled in shares of Common Stock shall not result in a reduction from the Share Pool.
e.If, for any reason, any shares subject to an Award under the Plan are not issued or are returned to the Company, for reasons including, but not limited to, a forfeiture of Restricted Stock or a Restricted Stock Unit, or the termination, expiration or cancellation of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, or Other Award, or settlement of any Award in cash rather than shares, such shares shall again be available for Awards under the Plan and, if originally deducted from the Share Pool, shall be added back to the Share Pool.
f.Notwithstanding anything to contrary contained herein, if the Option Exercise Price, purchase price and/or tax withholding obligation under an Award is satisfied by the Company retaining shares or by the Participant tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further Awards under the Plan. To the extent an SAR that may be settled in shares of Common Stock is, in fact, settled in shares of Common Stock, the gross number of shares subject to such Stock Appreciation Right shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further Awards under the Plan. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options shall not be added back to the Share Pool.
4.2         Individual Limits. Subject to adjustment as provided in Section 4.3, the maximum number of Options and Stock Appreciation Rights that, in the aggregate, may be granted in any one fiscal year of the Company to any one Participant shall be one million (1,000,000); provided, however, that such limit shall not apply to Assumed Spin-Off Awards. The multipliers specified in subsections (a) through (f) of Section 4.1 shall not apply for purposes of applying the foregoing individual limitation of this Section 4.2.
4.3         Adjustment of Shares. If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to shareholders (other than an ordinary cash dividend) results in the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation (or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding shares of Common Stock), or a material change in the value of the outstanding shares of Common Stock as a result of the change, transaction or distribution, then the Committee shall make equitable adjustments, as it determines are necessary and appropriate to prevent the enlargement or dilution of benefits intended to be made available under the Plan, in:
a.the number and class of stock or other securities that comprise the Share Pool as set forth in Section 4.1, including, without limitation, with respect to Incentive Stock Options;
b.the limitations on the aggregate number of shares of Common Stock that may be awarded to any one Participant under various Awards as set forth in Section 4.2;
c.the number and class of stock or other securities subject to outstanding Awards, and which have not been issued or transferred under an outstanding Award;
d.the Option Exercise Price under outstanding Options, the exercise price under outstanding Stock Appreciation Rights, and the number of shares of Common Stock to be transferred in settlement of outstanding Awards; and
e.the terms, conditions or restrictions of any Award and Agreement, including but not limited to the price payable for the acquisition of shares of Common Stock.
It is intended that, if possible, any adjustment contemplated above shall be made in a manner that satisfies applicable legal requirements as well as applicable requirements with respect to taxation (including, without limitation and as applicable in the circumstances, Code section 424, and Code section 409A) and accounting (so as to not trigger any charge to earnings with respect to such adjustment).
Without limiting the generality of the above, any good faith determination by the Committee as to whether an adjustment is required in the circumstances and the extent and nature of any such adjustment shall be final, conclusive and binding on all persons.
4.4         Minimum Vesting Requirement. Notwithstanding any other provision of this Plan (outside of this Section 4.4) to the contrary, Awards granted under this Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the applicable grant date; provided, however, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (a) Substitute Awards; (b) Common Stock delivered in lieu of fully vested cash obligations; and (c) additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4.1 (subject to adjustment under Section 4.3). Nothing in this Section 4.4 or otherwise in this Plan, however, shall preclude the Committee, in is sole discretion, from providing for continued vesting or accelerated vesting for any Award under this Plan upon certain events, including in connection with or following a Participant’s death, disability, or termination of service or a Change in Control.
Article 5. STOCK OPTIONS
5.1         Grant of Options. Subject to the terms and provisions of the Plan, the Committee may from time to time grant Options to eligible Participants. The Committee shall have sole discretion in determining the number of shares subject to Options granted to each Participant. The Committee may grant a Participant ISOs, NQSOs or a combination thereof, and may vary such Awards among Participants; provided that the Committee may grant Incentive Stock

Options only to individuals who are employees (within the meaning of Code section 3401(c)) of the Company or its subsidiaries (as defined for this purpose in Code section 424(f)). Notwithstanding anything in this Article 5 to the contrary, except for Options that are specifically designated as intended to be subject to Code section 409A, the Committee may only grant Options to individuals who provide direct services on the date of grant of the Options to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest (within the meaning of Treasury Regulation section l .409A-1(b)(5)(iii)(e)) in each entity in the chain.
5.2         Agreement. Each Option grant shall be evidenced by an Agreement that shall specify the Option Exercise Price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which the Option shall become vested and exercisable and such other provisions as the Committee shall determine. The Option Agreement shall further specify whether the Award is intended to be an ISO or an NQSO. Any portion of an Option that is not designated in the Agreement as an ISO or otherwise fails or is not qualified as an ISO (even if designated as an ISO) shall be an NQSO. Neither dividends nor dividend equivalents shall be paid with respect to Options.
5.3         Option Exercise Price. The per share Option Exercise Price for each Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Option is granted (except with respect to Assumed Spin-Off Awards). Notwithstanding the foregoing, an Option may be granted with an Option Exercise Price lower than set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another Option in a manner satisfying the provisions of Code section 424(a) relating to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, spinoff, or liquidation; provided that the Committee determines that such Option Exercise Price is appropriate to preserve the economic benefit of the replaced award and will not impair the exemption of the Option from Code section 409A (unless the Committee clearly and expressly foregoes such exemption at the time the Option is granted).
5.4         Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary of its grant date. If an Agreement does not specify an expiration date, the Option’s expiration date shall be the tenth (10th) anniversary of its grant date.
5.5         Exercise of Options. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall specify, including conditions related to the employment of the Participant with the Employer or provision of services by the Participant to the Employer, which need not be the same for each grant or for each Participant. The Committee may provide in the Agreement for automatic exercise on a certain date and/or for accelerated or continued vesting and other rights upon the occurrence of events specified in the Agreement.
5.6         Payment. Options shall be exercised, in whole or in part, by the delivery of a written or electronic notice of exercise to the Company or its designated representative in the form prescribed by the Company, setting forth the number of shares of Common Stock with respect to which the Option is to be exercised and satisfying any requirements that the Committee may apply from time to time. Full payment of the Option Exercise Price for such shares (less any amount previously paid by the Participant to acquire the Option) must be made on or prior to the Payment Date, as defined below. The Option Exercise Price shall be paid to the Company in United States dollars either: (a) in cash, (b) by check, bank draft, money order or other cash equivalent approved by the Committee, (c) unless not permitted by the Committee, by tendering previously acquired shares of Common Stock (or delivering a certification or attestation of ownership of such shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Exercise Price (provided that the tendered shares must have been held by the Participant for any period required by the Committee), (d) unless not permitted by the Committee, by cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, (e) by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law, including a net exercise; or (f) by a combination of the foregoing. "Payment Date" shall mean the date on which a sale transaction in connection with a cashless exercise (whether or not payment is actually made pursuant to a cashless exercise) would have settled in connection with the Option exercise. No certificate or cash representing a share of Common Stock shall be delivered until the full Option Exercise Price has been paid.
5.7         Special Rules for ISOs. The following rules apply notwithstanding any other terms of the Plan.
a.No ISOs may be granted under the Plan after the tenth (10th) anniversary of the date the Plan was approved by the Board.
b.In no event shall any Participant who owns (within the meaning of Code section 424(d)) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any "parent" or "subsidiary" (within the meaning of Code section 424(e) or (f), respectively) be eligible to receive an ISO (i) at an Option Exercise Price less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the ISO is granted, or (ii) that is exercisable later than the fifth (5th) anniversary date of its grant date.

c.The aggregate Fair Market Value of shares of Common Stock with respect to which ISOs (within the meaning of Code section 422) granted to a Participant are first exercisable in any calendar year under the Plan and all other incentive stock option plans of the Employer shall not exceed One Hundred Thousand Dollars ($100,000). For this purpose, Fair Market Value shall be determined with respect to a particular ISO on the date on which such ISO is granted. In the event that this One Hundred Thousand Dollar ($100,000) limit is exceeded with respect to a Participant, then ISOs granted under this Plan to such Participant shall, to the extent and in the order required by Treasury Regulations under Code section 422, automatically become NQSOs granted under this Plan.
d.Solely for purposes of determining the limit on ISOs that may be granted under the Plan, the provisions of Section 4.1 that replenish the Share Pool shall only be applied to the extent permitted by Code section 422 and the regulations promulgated thereunder.
Article 6. STOCK APPRECIATION RIGHTS
6.1         Grant of SARs. Subject to the terms and provisions of the Plan, the Committee may grant SARs to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee shall determine. A Stock Appreciation Right shall entitle the holder, within the specified period (which may not exceed 10 years), to exercise the SAR and receive in exchange therefor a payment having an aggregate value equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the specified exercise price, times the number of shares with respect to which the SAR is exercised. The Committee may provide in the Agreement for automatic exercise on a certain date, for payment of the proceeds on a certain date, and/or for accelerated or continued vesting and other rights upon the occurrence of events specified in the Agreement. Notwithstanding anything in this Article 6 to the contrary, except for SARs that are specifically designated as intended to be subject to Code section 409A, the Committee may only grant SARs to individuals who provide direct services on the date of grant of the SARs to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest (within the meaning of Treasury Regulation section 1.409A-l(b)(5)(iii)(e)) in each entity in the chain.
6.2         Agreement. Each SAR grant shall be evidenced by an Agreement that shall specify the exercise price, the duration of the SAR, the number of shares of Common Stock to which the SAR pertains, the conditions upon which the SAR shall become vested and exercisable and such other provisions as the Committee shall determine. Neither dividends nor dividend equivalents shall be paid with respect to SARs.
6.3         Duration of SARs. Each SAR shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no SAR shall be exercisable later than the tenth (10th) anniversary of its grant date. If an Agreement does not specify an expiration date, the SAR’s expiration date shall be the tenth (10th) anniversary of its grant date.
6.4         Payment. The Committee shall have sole discretion to determine in each Agreement whether the payment with respect to the exercise of a Stock Appreciation Right will be in the form of all cash, all shares of Common Stock, or any combination thereof. Unless and to the extent the Committee specifies otherwise, such payment will be in the form of shares of Common Stock. If payment is to be made in shares, the number of shares shall be determined based on the Fair Market Value of a share on the date of exercise. The Committee shall have sole discretion to determine and set forth in the Agreement the timing of any payment made in cash or shares, or a combination thereof, upon exercise of SARs.
6.5         Exercise Price. The exercise price for each Stock Appreciation Right shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the SAR is granted. Notwithstanding the foregoing, an SAR may be granted with an exercise price lower than set forth in the preceding sentence if such SAR is granted pursuant to an assumption or substitution for another SAR in a manner satisfying the provisions of Code section 424(a) relating to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation; provided that the Committee determines that such SAR exercise price is appropriate to preserve the economic benefit of the replaced award and will not impair the exemption of the SAR from Code section 409A (unless the Committee clearly and expressly foregoes such exemption at the time the SAR is granted).
6.6         Exercise of SARs. SARs shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall specify, including conditions related to the employment of the Participant with the Employer or provision of services by the Participant to the Employer, which need not be the same for each grant or for each Participant. The Committee may provide in the Agreement for automatic accelerated or continued vesting and other rights upon the occurrence of events specified in the Agreement.

Article 7. RESTRICTED STOCK AND RESTRICTED STOCK UNITS
7.1         Grant of Restricted Stock and Restricted Stock Units. Subject to provisions of the Plan, the Committee may from time to time grant Awards of Restricted Stock and RSUs to Participants. Awards of Restricted Stock and RSUs may be made either alone or in addition to or in tandem with other Awards granted under the Plan.
7.2         Agreement. The Restricted Stock or RSU Agreement shall set forth the terms of the Award, as determined by the Committee, including, without limitation, the number of shares of Restricted Stock or the number of RSUs granted; the purchase price, if any, to be paid for such Restricted Stock or RSUs, which may be equal to or less than Fair Market Value of a share and may be zero, subject to such minimum consideration as may be required by applicable law; any restrictions applicable to the Restricted Stock or RSU such as continued service or achievement of performance objectives; the length of the Restriction Period, if any, and any circumstances that will shorten or terminate the Restriction Period; and rights of the Participant to vote Restricted Stock or receive dividends or dividend equivalents with respect to Restricted Stock or RSUs during the Restriction Period (subject to Section 7.4). The Restriction Period may be of any duration and the Agreement may provide for lapse of the Restriction Period in installments over the course of the Restriction Period, as determined by the Committee. The Committee shall have sole discretion to determine and specify in each RSU Agreement whether the RSUs will be settled in the form of all cash, all shares of Common Stock, or any combination thereof. Unless and to the extent the Committee specifies otherwise, such settlement will be in the form of shares of Common Stock.
7.3         Certificates. Upon an Award of Restricted Stock to a Participant, shares of restricted Common Stock shall be registered in the Participant’s name. Certificates, if issued, may either (i) be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse, and/or (ii) be issued to the Participant and registered in the name of the Participant, bearing an appropriate restrictive legend and remaining subject to appropriate stop- transfer orders. If required by the Committee, the Participant shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Stock. Upon settlement of an RSU in shares, and, with respect to Restricted Stock, if and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the Participant or registered in the Participant’s name on the Company’s or transfer agent’s records; provided, however, that the Committee may cause such legend or legends to be placed on any such certificates as it may deem advisable under the terms of the Plan and the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state law. Concurrently with the settlement of RSUs by the delivery of shares and with the lapse of any risk of forfeiture applicable to the Restricted Stock, the Participant shall be required to pay to the Company an amount necessary to satisfy any applicable federal, state and local tax requirements as set out in Article 16 below.
7.4         Dividends and Other Distributions. Except as provided in this Article 7 or in the applicable Agreement, a Participant who receives a Restricted Stock Award shall have (during and after the Restriction Period), with respect to such Restricted Stock Award, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive dividends and other distributions to the extent, if any, such shares possess such rights; provided, however, that any dividends or distributions on such shares of Restricted Stock (during the Restriction Period) shall either be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Award or be paid to the Company for the account of the Participant and held pending and subject to the same restrictions on vesting as the underlying Award, as set forth in the applicable Agreement; provided that, for the avoidance, doubt, payment with respect to any such amounts will not occur until, and will be contingent upon, the vesting of the Restricted Stock to which they relate. The Committee shall determine whether interest shall be paid on such amounts, the rate of any such interest, and the other terms applicable to such amounts (provided that all such terms shall, to the extent required, comply with Code section 409A). A Participant receiving a Restricted Stock Unit Award shall not possess voting rights and shall accrue dividend equivalents on such Units only to the extent provided in the Agreement relating to the Award; provided, however, that rights to dividend equivalents shall only be allowed to the extent they comply with, or are exempt from, Code section 409A. Dividend equivalents on RSUs shall be subject to the same restrictions on vesting and payment as the underlying Award.
Article 8. PERFORMANCE SHARES AND UNITS
8.1         Grant of Performance Shares and Performance Units. The Committee may grant Performance Shares and Performance Units to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee shall determine.
8.2         Agreement. The Performance Share or Performance Unit Agreement shall set forth the terms of the Award, as determined by the Committee, including, without limitation, the number of Performance Shares or Performance Units granted; the purchase price, if any, to be paid for such Performance Shares or Performance Units, which may be equal to or less than Fair Market Value of a share and may be zero, subject to such minimum consideration as may be required by applicable law; the performance objectives applicable to the Performance Shares or Performance Units; and any additional restrictions applicable to the Performance Shares or Performance Units such as continued service. The Committee shall have sole discretion to determine and specify in each Performance Shares or Performance Units Agreement whether the Award will be settled in the form of all cash, all shares of Common Stock, or any combination thereof. Unless and to the extent the Committee specifics otherwise, such settlement will be in the form of shares of Common Stock. Any such shares may be granted subject to any restrictions deemed appropriate by the Committee.
8.3         Value of Performance Shares and Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a share of Common Stock on the date of grant. In addition to any non-performance terms applicable to the Award, the Committee shall set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares, Performance Units or both, as applicable, that will be paid out to the Participant. For purposes of this Article 8, the time period during which the performance objectives must be met shall be called a "Performance Period."
8.4         Earning of Performance Shares and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of the Performance Shares or Performance Units shall be entitled to receive a payout of the number and value of Performance Shares or Performance Units, as applicable, earned by the Participant over the Performance Period, if any, to be determined as a function of the extent to which the corresponding performance objectives have been achieved and any applicable nonperformance terms have been met.
8.5         Dividends and Other Distributions. A Participant receiving Performance Shares or Performance Units shall not possess voting rights. A Participant receiving Performance Shares or Performance Units or any other Award that is subject to performance conditions shall accrue dividend equivalents on such Award only to the extent provided in the Agreement relating to the Award; provided, however, that rights to dividend equivalents shall only be allowed to the extent they comply with, or are exempt from, Code section 409A. Any rights to dividends or dividend equivalents on Performance Shares or Performance Units or any other Award subject to performance conditions shall be subject to the same restrictions on vesting and payment as the underlying Award.
Article 9. OTHER AWARDS
The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described in Articles 5 through 8 or Article 10 of this Plan that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company ("Other Awards"). Subject to Section 4.4, Other Awards may include awards of, or the right to acquire, shares of Common Stock that are not subject to forfeiture or other restrictions, which may be awarded in payment of Non-Employee Director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of a performance goal, or otherwise. Other Awards may also provide for cash payments based in whole or in part on the value or future value of shares of Common Stock, for the acquisition or future acquisition of shares of Common Stock, or any combination of the foregoing. Notwithstanding the foregoing, where the value of an Other Award is based on the difference in the value of a share of Common Stock at different points in time, the grant or exercise price shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant unless the Other Award is granted in replacement for an award previously granted by an entity that is assumed by the Company in a business combination, provided that the Committee determines that the Other Award preserves the economic benefit of the replaced award and is either exempt from or in compliance with the requirements of Code section 409A. The Committee may authorize the payment of dividends or dividend equivalents on Other Awards on a deferred and contingent basis, either in cash or in additional Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying Other Awards shall be deferred until, and paid contingent upon, the earning and vesting of such Other Awards.
Article 10. ANNUAL INCENTIVE AWARDS
The Committee may grant Annual Incentive Awards to Participants in such amounts and upon such terms as the Committee shall determine. The Committee may specify the terms and conditions of Annual Incentive Awards in individual Agreements or through the timely adoption of plan rules or other Annual Incentive Award plan documentation. Unless provided otherwise at the time of grant, Annual Incentive Awards shall have a Performance Period of one fiscal year except that, if any Annual Incentive Award is made at the time of the Participant’s commencement of employment with the Employer or on the occasion of a promotion, then the Performance Period may be less than one fiscal year. Unless provided otherwise at the time of grant, Annual Incentive Awards (i) shall be payable in cash, and (ii) are intended to be exempt from Code section 409A as short-term deferrals, and, thus, will be payable no later than 2½ months after the end of the Company’s fiscal year to which the Award relates.

Article 11. PERFORMANCE MEASURES
11.1         In General. The Committee may, in its discretion, include performance objectives in any Award. The performance objectives may include, but are not limited to, levels of, or growth or changes in, or other objective specification of performance with respect to one or more of the following performance criteria:
earnings, earnings before income taxes; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest, taxes, depreciation, amortization and rent (EBITDAR); gross margin; operating margin; profit margin; market value added; market share; revenue; revenue growth; return measures (including but not limited to return on equity, return on shareholders’ equity, return on investment, return on assets, return on net assets, return on capital, return on sales, and return on invested capital); total shareholder return (either in absolute terms or relative to that of a peer group determined by the Committee); profit; economic profit; capitalized economic profit; operating profit; after-tax profit; net operating profit after tax (NOPAT); pre- tax profit; cash; cash flow measures (including but not limited to operating cash flow; free cash flow; cash flow return; cash flow per share; and free cash flow per share); earnings per share (EPS); consolidated pre-tax earnings; net earnings; operating earnings; segment income; economic value added; net income; net income from continuing operations available to common shareholders excluding special items; operating income; adjusted operating income; assets; sales; net sales; sales volume; sales growth; net sales growth; comparable store sales; sales per square foot; inventory turnover; inventory turnover ratio; productivity ratios; number of active stores/sites (including but not limited to Company-owned stores, franchised stores, and/or retail or merchant stores at which the Company has entered into lease-to-own arrangements during a specified time period); number of customers; invoice volume; debt/capital ratio; return on total capital; cost; unit cost; cost control; expense targets or ratios, charge off levels; operating efficiency; operating expenses; customer satisfaction; improvement in or attainment of expense levels; working capital; working capital targets; improvement in or attainment of working capital levels; debt; debt to equity ratio; debt reduction; capital targets; capital expenditures; price/earnings growth ratio; acquisitions, dispositions, projects or other specific events, transactions or strategic milestones; the Company’s common stock price (and stock price appreciation, either in absolute terms or in relationship to the appreciation among members of a peer group determined by the Committee); and book value per share.
All criteria may be measured on a Generally Accepted Accounting Principles ("GAAP") basis, adjusted GAAP basis, or non-GAAP basis. The Committee may provide for a threshold level of performance below which no amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance. The performance objective for an Award may be described in terms of Company-wide objectives or objectives that are related to a specific division, subsidiary, Employer, department, region, or function in which the participant is employed or as some combination of these (as alternatives or otherwise). A performance objective may be measured on an absolute basis or relative to a pre- established target, results for a previous year, the performance of other corporations, or a stock market or other index. If the Committee specifies more than one individual performance objective for a particular Award, the Committee shall also specify, in writing, whether one, all or some other number of such objectives must be attained.
The Committee may specify such other conditions and criteria as it chooses, and may specify that it can us its negative discretion to decrease the amount that would otherwise be payable under an Award based on the attainment or failure to attain such other conditions and criteria.
11.2         Determinations of Performance. For each Award that has been made subject to a performance objective, within ninety (90) days following the end of each Performance Period, the Committee shall determine whether the performance objective for such Performance Period has been satisfied. When applicable, prior to paying out an Award, the Committee shall also determine whether any performance objective or other conditions or criteria specified to guide the exercise of its negative discretion were satisfied, and thereby make a final determination with respect to the Award. If a performance objective applicable for a Performance Period is not achieved, the Committee in its sole discretion may pay all or a portion of that Award based on such criteria as the Committee deems appropriate, including without limitation individual performance, Company-wide performance or the performance of the specific division, subsidiary, Employer, department, region, or function employing the Participant.
11.3         Adjustments and Exclusions. In determining whether any performance objective has been satisfied, the Committee may include or exclude the effect of any or all extraordinary items and/or other items that are unusual or non-recurring, including but not limited to (i) charges, costs, benefits, gains or income associated with reorganizations or restructurings of the Employer, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments), or currency or commodity fluctuations; and (ii) the effects of changes in applicable laws, regulations or accounting principles. In addition, the Committee may adjust any performance objective for a Performance Period as it deems equitable to recognize unusual or non-recurring events affecting the Employer, changes in tax laws or regulations or accounting procedures, mergers, acquisitions and divestitures, or any other factors as the Committee may determine. To the extent that a performance objective is based on the price of the Company’s common stock, then in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee shall make or provide for such adjustments in such performance objective as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants.
Article 12. ASSUMED SPIN-OFF AWARDS
12.1         Effective on the Spin-Off, the Company issued Assumed Spin-Off Awards under the Plan, as provided in the Employee Matters Agreement. Notwithstanding anything in this Plan to the contrary, each Assumed Spin-Off Award is subject to the terms and conditions of the equity compensation plan and award agreement to which such Assumed Spin-Off Award was subject immediately prior to the Spin-Off, subject to the adjustment of such Award by the Compensation Committee of Holdings and the terms of the Employee Matters Agreement, provided that following the date of the Spin-Off, each Assumed Spin-Off Award relates solely to shares of Common Stock and be administered by the Committee in accordance with the administrative procedures in effect under this Plan.
Article 13. CHANGE IN CONTROL
Unless provided otherwise in an Agreement, upon a Change in Control of the Company, each outstanding Option, SAR, Restricted Stock and RSU shall vest as of or immediately prior to the Change in Control if such Award is not assumed or continued or replaced with an Award that constitutes a Replacement Award. "Replacement Award" means an award (A) of the same type (e.g., option, RSU, etc.) as the Award, (B) that has a value at least equal to the value of the Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control or is payable solely in cash, and (D) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Award or Replacement Award failing to comply with or be exempt from Code section 409A. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Award if the requirements of the two preceding sentences are satisfied.
Unless provided otherwise in an Agreement, if the Participant receives a Replacement Award in connection with a Change in Control, and the Participant’s employment is terminated without Cause within two years following the consummation of a Change in Control, outstanding Replacement Awards held by such Participant shall vest on the Participant’s termination date.
With respect to Awards that are subject to one or more performance objectives, the Committee may, in its sole discretion, provide that any such full or prorated Award will be paid under the provisions of this Article 13 prior to when any or all such performance objectives are certified (or without regard to whether they are certified) or may make necessary and appropriate adjustments in the performance objectives.
Article 14. BENEFICIARY DESIGNATION
To the extent permitted by the Committee, each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any vested but unpaid Award is to be paid in case of the Participant’s death. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing (including electronically if permitted by the Company) with the Company or its designee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s spouse, and if the Participant has no surviving spouse, to the Participant’s estate.
Article 15. DEFERRALS
The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to RSUs and Other Awards, or the satisfaction of any requirements or objectives with respect to Performance Shares and Performance Units. If any such deferral election is permitted or required, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals, which rules and procedures shall comply with Code section 409A. The deferral of Option and SAR gains is prohibited.
Article 16. WITHHOLDING TAXES
16.1         Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of or in connection with this Plan or any Award.

16.2         Share Withholding. Except as otherwise determined by the Committee or provided in the Agreement corresponding to an Award:
a.With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, upon the settlement of Restricted Stock Units or Other Awards, upon the achievement of performance objectives related to Annual Incentive Awards, Performance Shares or Performance Units, or upon any other taxable event arising as a result of or in connection with an Award granted hereunder that is settled in shares of Common Stock, unless other arrangements are made with the consent of the Committee, Participants shall satisfy the withholding requirement by having the Company withhold shares of Common Stock having a Fair Market Value on the date the tax is to be determined equal to not more than the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates (or at any greater rate as may be permitted under accounting standards without resulting in adverse accounting treatment, as determined by the Committee). All such withholding arrangements shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
b.A Participant may elect to deliver shares of Common Stock to satisfy, in whole or in part, the withholding requirement. Such an election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The Fair Market Value of the shares to be delivered will be determined as of the date the amount of tax to be withheld is determined. Such delivery must be made subject to the conditions and pursuant to the procedures established by the Committee with respect to the delivery of shares of Common Stock in payment of the corresponding Option Exercise Price.
c.A Participant who is subject to the Company’s securities Insider Trading Policy relative to disclosure and trading on inside information, at the time the tax withholding requirement arises with respect to his or her Restricted Stock or, to the extent settled in shares of Common Stock, his or her Restricted Stock Units, Performance Shares, Performance Units, Other Awards, Options or SARs, may elect to satisfy such withholding requirement by delivering payment of the tax required to be withheld in cash or by check on the date on which the amount of tax to be withheld is determined. Once made, the election shall be irrevocable.
Article 17. AMENDMENT AND TERMINATION
17.1         Amendment or Termination of Plan. The Board or the Committee may at any time terminate and from time to time amend the Plan in whole or in part, but no such action shall materially adversely affect any rights or obligations with respect to any Awards previously granted under the Plan, unless such action is required by applicable law or any listing standards applicable to the Common Stock or the affected Participants consent in writing. To the extent required by Code section 422, other applicable law, and/or any such listing standards, no amendment shall be effective unless approved by the shareholders of the Company.
17.2         Amendment of Agreement. The Committee may, at any time, amend outstanding Agreements in a manner not inconsistent with the terms of the Plan; provided, however, except as expressly permitted or provided for in the Plan or in the Agreement, if such amendment is materially adverse to the Participant, as determined by the Committee, the amendment shall not be effective unless and until the Participant consents, in writing, to such amendment. To the extent not inconsistent with the terms of the Plan, the Committee may, at any time, amend an outstanding Agreement in a manner that is not unfavorable to the Participant (as determined by the Committee) without the consent of such Participant. Except for adjustments as provided in Sections 4.3 or in connection with a Change in Control, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Awards or cancel outstanding Options or SARs with per share exercise prices that are more than the Fair Market Value at the time of such cancellation in exchange for cash, other awards, or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.
17.3         Clawback. All Awards under the Plan (and payments and shares in settlement of Awards) shall be subject to forfeiture or clawback by the Company to the extent provided in any policy adopted by the Board including any policy adopted to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
17.4         Cancellation of Awards for Detrimental Activity. The Committee may provide in the applicable Agreement or a separate policy that if a Participant engages in detrimental activity, as defined in such Agreement or separate policy, the Committee may, notwithstanding any other provision in this Plan to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit any unexpired, unexercised, unpaid or deferred Award as of the first date the Participant engages in the detrimental activity, unless sooner terminated by operation of another term of this Plan or any other agreement. Without limiting the generality of the foregoing, the Agreement or separate policy may also provide that if the Participant exercises an Option or SAR, receives an RSU, Performance Share, Performance Unit, Annual Incentive Award or Other Award payout, or receives or vests in shares of Common Stock under an Award at any time during the time specified in such Agreement or separate policy, the Participant shall be required to

(a) pay to the Company any cash received with respect to the Award or (b) pay to the Company the excess of the then fair market value of the shares that were received with respect to the Award (or if the Participant previously disposed of such shares, the fair market value of such shares at the time of the disposition) over the total price paid by the Participant for such shares.
17.5         Assumption or Cancellation of Awards Upon a Corporate Transaction.
a.In the event of a sale of all or substantially all of the assets or stock of the Company, a spinoff, the merger of the Company with or into another corporation such that shareholders of the Company immediately prior to the merger exchange their shares of stock in the Company for cash and/or shares of another entity or any other corporate transaction to which the Committee deems this provision applicable (any such event is referred to as a "Corporate Transaction"), all Awards will be subject to the agreement of merger or consolidation or applicable transaction agreement.
b.The Committee may, in its discretion, cause each Award to be assumed or for an equivalent Award to be substituted by the successor or spun-off corporation or a parent or subsidiary of such successor corporation and adjusted as appropriate.
c.In addition or in the alternative, the Committee, in its discretion, may cancel all or certain types of outstanding Awards at or immediately prior to the time of the Corporate Transaction provided that the Committee either (i) provides that the Participant is entitled to a payment (in cash or shares) equal to the value of the Award, as determined below and to the extent there is any such value, or (ii) at least fifteen (15) days prior to the Corporate Transaction (or, if not feasible to provide fifteen (15) days’ notice, within a reasonable period prior to the Corporate Transaction), notifies the Participant that, subject to rescission if the Corporate Transaction is not successfully completed within a certain period, the Award will be terminated and provides the Participant the right to exercise the Option or other Award as to all shares, including shares that would not otherwise be exercisable (or with respect to Restricted Stock, RSUs, Performance Shares, Performance Units, or Other Awards, provides that all restrictions shall lapse) prior to the Corporate Transaction.
d.For purposes of this provision, the value of the Award shall be measured as of the date of the Corporate Transaction and shall equal the value of the cash, shares or other property that would be payable to the Participant upon exercise or vesting of the Award, as applicable, less the amount of any payment required to be tendered by the Participant upon such exercise. The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash settlement and, in the case of Options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess (if any) of the per share amount payable upon or in respect of such event over the exercise price of such Option or SAR and may cancel each Option or SAR with an exercise price greater than the per share amount payable upon or in respect of such event without any payment to the person holding such Option or SAR. For example, under this provision, in connection with a Corporate Transaction, the Committee can cancel all outstanding Options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to the Corporate Transaction if their Options had been fully exercised immediately prior to such Corporate Transaction, less the aggregate Option Exercise Price that would have been payable therefor, or if the amount that would have been payable to the Option holders pursuant to such Corporate Transaction if their Options had been fully exercised immediately prior thereto would be less than the aggregate Option Exercise Price that would have been payable therefor, the Committee can cancel any or all such Options for no consideration or payment of any kind. Payment of any amount payable pursuant to this cancellation provision may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.
e.Any actions taken under this Section 17.5 shall be valid with respect to a 409A Award only to the extent that such action complies with Code section 409A.
Article 18. MISCELLANEOUS PROVISIONS
18.1         Restrictions on Shares. If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to any Award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such Award may be exercised in whole or in part (as applicable), no such Award may be paid out (as applicable) and no shares may be issued pursuant to such Award (as applicable) unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards applicable to the Common Stock and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company.
Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity.
18.2         Rights of a Shareholder. Except as provided otherwise in the Plan or in an Agreement, no Participant awarded an Option, SAR, RSU, Performance Share, Performance Unit or Other Award shall have any right as a shareholder with respect to any shares covered by such Award prior to the date of issuance to him or her or his or her delegate of a certificate or certificates for such shares or the date the Participant’s name is registered on the Company’s books as the shareholder of record with respect to such shares.
18.3         Transferability. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the Participant’s death, to a beneficiary in accordance with Article 14 or by will or the laws of descent and distribution. If permitted by the Committee, a Participant may transfer NQSOs to a Permitted Transferee in accordance with procedures approved by the Committee. Except for a permitted transfer of NQSOs by a Participant to a Permitted Transferee, unless the Committee determines otherwise consistent with securities and other applicable laws, rules and regulations, (i) no Award granted under the Plan shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant other than upon the Participant’s death, to a beneficiary in accordance with Article 14 or by will or the laws of descent and distribution, and (ii) each Option and SAR outstanding to a Participant may be exercised during the Participant’s lifetime only by the Participant or his or her guardian or legal representative (provided that Incentive Stock Options may be exercised by such guardian or legal representative only if permitted by the Code and any regulations promulgated thereunder). In the event of a transfer to a Permitted Transferee as permitted under this Section 18.3 or by the Committee, appropriate evidence of any transfer to the Permitted Transferee shall be delivered to the Company at its principal executive office. If all or part of an Award is transferred to a Permitted Transferee, the Permitted Transferee’s rights thereunder shall be subject to the same restrictions and limitations with respect to the Award as the Participant. For the avoidance of doubt, any permitted transfer of an Award will be without payment of consideration by the Permitted Transferee.
18.4         No Fractional Shares. Unless provided otherwise in the Agreement applicable to an Award, no fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and any fractional share otherwise payable pursuant to an Award shall be forfeited unless the Agreement provides for payment of cash for such fractional share.
18.5         No Implied Rights. Nothing in the Plan or any Agreement shall confer upon any Participant any right to continue in the employ or service of the Employer, or to serve as a Non- Employee Director thereof, or interfere in any way with the right of the Employer to terminate the Participant’s employment or other service relationship at any time and for any reason. Unless otherwise determined by the Committee, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan, severance program, or other arrangement of the Employer for the benefit of its employees. No Participant shall have any claim to an Award until it is actually granted under the Plan. An Award of any type made in any one year to an eligible Participant shall neither guarantee nor preclude a further grant of that or any other type of Award to such Participant in that year or any subsequent year. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Company.
18.6         Transfer of Employee. The transfer of an Employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an Employee is placed on military, disability or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship. If an Employee’s employment or other service relationship is with a Subsidiary and that entity ceases to be a Subsidiary of the Company, a termination of employment shall be deemed to have occurred when the entity ceases to be a Subsidiary unless the Employee transfers his or her employment or other service relationship to the Company or its remaining Subsidiaries.
18.7         Expenses of the Plan. The expenses of the Plan shall be borne by the Company. The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan.
18.8         Compliance with Laws. The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any United States government or regulatory agency as may be required. It is the intent of the Company that the awards made hereunder comply in all respects with Rule 16b-3 under the Exchange Act and that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention. Any provision herein relating to compliance with Rule 16b-3 under the Exchange Act shall not be applicable with respect to participation in the Plan by Participants who are not Insiders.
18.9         Acknowledgments. Notwithstanding anything in the Plan or an Agreement to the contrary, nothing in the Plan or in an Agreement prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to section 21F of the Exchange Act.
18.10         Successors. The terms of the Plan and outstanding Awards shall be binding upon the Company and its successors and assigns.
18.11         Tax Elections. Each Participant agrees to give the Committee prompt written notice of any election made by such Participant under Code section 83(b) or any similar provision thereof. Notwithstanding the preceding sentence, the Committee may condition any Award on the Participant’s not making an election under Code section 83(b).
18.12         Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Common Stock, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which shares of Common Stock are traded.
18.13         Compliance with Code Section 409A. At all times, this Plan shall be interpreted and operated (i) with respect to 409A Awards in accordance with the requirements of Code section 409A, and (ii) to maintain the exemptions from Code section 409A of Options, SARs and Restricted Stock and any Awards designed to be exempt under Code section 409A. To the extent there is a conflict between the provisions of the Plan relating to compliance with Code section 409A and the provisions of any Agreement issued under the Plan, the provisions of the Plan control. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to a 409A Award to the extent such discretionary authority would conflict with Code section 409A. In addition, to the extent required to avoid a violation of the applicable rules under Code section 409A by reason of Code section 409A(a)(2)(B)(i), any payment under an Award shall be delayed until the earliest date of payment that will result in compliance with the rules of Code section 409A(a)(2)(B)(i) (regarding the required six (6) month delay for distributions to specified employees that are related to a separation from service). To the extent that a 409A Award provides for payment upon the recipient’s termination of employment as an Employee or cessation of service as a Non-Employee Director or Non-Employee, the 409A Award shall be deemed to require payment upon the individual’s "separation from service" within the meaning of Code section 409A. To the extent any provision of this Plan or an Agreement would cause a payment of a 409A Award to be made because of the occurrence of a change in control, then such payment shall not be made unless such change in control also constitutes a "change in ownership", "change in effective control" or "change in ownership of a substantial portion of the Company’s assets" within the meaning of Code section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a change in control. To the extent an Award is a 409A Award and is subject to a substantial risk of forfeiture within the meaning of Code section 409A (or will be granted upon the satisfaction of a condition that constitutes such a substantial risk of forfeiture), any compensation due under the Award (or pursuant to a commitment to grant an Award) shall be paid in full not later than the sixtieth (60th) day following the date on which there is no longer such a substantial risk of forfeiture with respect to the Award (and the Participant shall have no right to designate the year of the payment), unless the Committee shall clearly and expressly provide otherwise at the time of granting the Award. In the event that an Award shall be deemed not to comply with Code section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents, nor any of their affiliates, assigns or successors (each a "protected party") shall be liable to any Award recipient or other person for actions, inactions, decisions, indecisions or any other role in relation to the Plan by a protected party.
18.14         Legal Construction.
a.If any provision of this Plan or an Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Agreement, it shall be stricken and the remainder of the Plan or the Agreement shall remain in full force and effect.
b.Where the context admits, words in any gender shall include the other gender, words in the singular shall include the plural and words in the plural shall include the singular.

c.To the extent not preempted by federal law, the Plan and all Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Georgia, without giving effect to any choice of law provisions. Unless otherwise provided in the applicable Agreement, the recipient of an Award is deemed to submit to the exclusive jurisdiction and venue of the Federal and state courts of Georgia to resolve any and all issues that may arise out of or relate to the Plan or such Agreement.

IN WITNESS WHEREOF, this Plan is executed as of July 12, 2021, the date the Board approved this Plan, to be effective as of the date the Company’s shareholders approve the Plan.
THE AARON’S COMPANY, INC.

By:/s/ Rachel G. George
Name: Rachel G. George
Title: Executive Vice President, General Counsel, Corporate Secretary, and Chief Corporate Affairs Officer

THE AARON'S COMPANY, INC.
ATTN: STEPHANIE MIDDLETON
400 GALLERIA PARKWAY, SE
SUITE 300
ATLANTA, GA 30339

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D56625-P58971

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE AARON'S COMPANY, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Two Class I Directors

Nominees:

	For	Against	Abstain
1a. Hubert L. Harris, Jr.	☐	☐	☐
1b. John W. Robinson III	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 4 and 5, and 1 Year for proposal 3.

	For	Against	Abstain
2. Approval of a non-binding, advisory resolution approving Aaron's executive compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Approval of a non-binding, advisory recommendation to the Board of Directors regarding the frequency (every one, two or three years) of the advisory vote on executive compensation.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D56626-P58971

THE AARON'S COMPANY, INC.
Annual Meeting of Shareholders
August 25, 2021 9:00 AM EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Douglas A. Lindsay, C. Kelly Wall and Rachel G. George, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of THE AARON'S COMPANY, INC. (the "Company") that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 9:00 AM, EDT on August 25, 2021, at the law offices of Jones Day, Suite 400, located at 1221 Peachtree Street N.E., Atlanta, Georgia 30361, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If this card is signed and returned without voting instructions, you will be deemed to have instructed the proxies to vote your shares in accordance with the recommendations of the Company's Board of Directors.

Participants in any retirement plan of the Company may vote their proportionate share of Company common stock held in the plan by signing and returning this card, or by voting electronically or by telephone. By doing so, you are instructing the trustee to vote all of your shares at the meeting, and at any and all adjournments or postponements thereof, as you have indicated with respect to the matters referred to on the reverse side of this proxy. If this card is signed and returned without voting instructions, you will be deemed to have instructed the plan trustee to vote your shares in accordance with the recommendations of the Company's Board of Directors listed above. If this card is not returned (and your shares are not otherwise voted electronically or by telephone) or if this card is returned unsigned, your shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan.

Continued and to be signed on reverse side